Exhibit 10.1

CREDIT AGREEMENT

dated as of

August 30, 2019

among

HILL-ROM HOLDINGS, INC.,

as Lead Borrower

WELCH ALLYN, INC.,

as Co-Borrower

The Other Borrowers From Time to Time Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

The Bank of nova scotia and Fifth third Bank

as Co-Syndication Agents

and

capital one, National association, Goldman sachs bank usa, TD bank, N.a. and Citibank, n.a.
as Co-Documentation Agents
___________________

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC.,
CITIZENS BANK, N.A., MUFG BANK, LTD.,
PNC CAPITAL MARKETS LLC and WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners and Joint Lead Arrangers

Table of Contents

Page

ARTICLE I
Definitions

ARTICLE II

The Credits

-i-

Page

ARTICLE III
Representations and Warranties

ARTICLE IV
Conditions

SECTION 4.01.	Closing Date	99
SECTION 4.02.	Each Other Credit Event	102
SECTION 4.03.	First Credit Extension to a Foreign Borrower	102

ARTICLE V
Affirmative Covenants

-ii-

Page

ARTICLE VI
Negative Covenants

ARTICLE VII
Events of Default

SECTION 7.01.	Events of Default	132
SECTION 7.02.	Equity Cure	135
SECTION 7.03.	Application of Payments	135

ARTICLE VIII
The Administrative Agent and the Collateral Agent

SECTION 8.01.	The Administrative Agent and the Collateral Agent	136
SECTION 8.02.	Certain ERISA Matters	141

ARTICLE IX
Miscellaneous

-iii-

SCHEDULES:
Schedule 1.01A	–	Closing Date Real Estate SPEs
Schedule 1.01B	–	New Partnership Migration
Schedule 2.01	–	Commitments
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.07	–	Disclosed Litigation
Schedule 3.17	–	Subsidiaries
Schedule 5.14	–	Post-Closing Requirements
Schedule 6.01	–	Existing Liens
Schedule 6.03	–	Existing Indebtedness
Schedule 6.08(f)	–	Existing Investments

EXHIBITS:
Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Foreign Borrower Agreement
Exhibit B-2	–	Form of Foreign Borrower Termination
Exhibit B-3	–	Form of Domestic Borrower Agreement
Exhibit B-4	–	Form of Domestic Borrower Termination
Exhibit C	–	[Reserved]
Exhibit D	–	[Reserved]
Exhibit E	–	[Reserved]
Exhibit F-1	–	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit F-2	–	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit F-3	–	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit F-4	–	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit G	–	Form of Compliance Certificate
Exhibit H-1	–	Form of Borrowing Request
Exhibit H-2	–	Form of Interest Election Request
Exhibit I-1	–	Form of Revolving Note
Exhibit I-2	–	Form of Term Note
Exhibit J	–	Form of Guaranty Agreement
Exhibit K	–	Auction Procedures

-iv-

CREDIT AGREEMENT (this “Agreement”) dated as of August 30, 2019 among HILL-ROM HOLDINGS, INC., as Lead Borrower, WELCH ALLYN, INC., as Co-Borrower, the other BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, The Bank of nova scotia and Fifth third Bank, as Co-Syndication Agents, and capital one, National association, Goldman sachs bank usa, TD bank, N.a. and Citibank, n.a., as Co-Documentation Agents.

WHEREAS, the Lead Borrower has requested that the Lenders extend credit to the Closing Date Domestic Borrowers in the form of the Initial Term A Loans on the Closing Date in an aggregate principal amount of $1,000,000,000;

WHEREAS, the Lead Borrower has requested that the Lenders make Revolving Commitments available to (i) the Closing Date Domestic Borrowers, (ii) if any other Additional Domestic Borrower(s) shall be designated pursuant to Section 1.09(b), such Additional Domestic Borrowers and (iii) if any Foreign Borrower(s) shall be designated pursuant to Section 1.09(a), such Foreign Borrowers, in an aggregate principal amount of $1,200,000,000;

WHEREAS, the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the respective credit facilities provided for herein.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I
Definitions

SECTION 1.01.             Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2023 Hillrom Notes” means the Lead Borrower’s 5.750% Senior Notes due 2023 issued on September 1, 2015 in an aggregate principal amount of $425,000,000.

“2025 Hillrom Notes” means the Lead Borrower’s 5.00% Senior Notes due 2025 issued on February 14, 2017 in an aggregate principal amount of $300,000,000.

“ABR,” when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 3.16.

“Additional Domestic Borrowers” means each Subsidiary of the Lead Borrower organized and existing under the Laws of the United States, any state thereof or the District of Columbia, that becomes a Domestic Borrower pursuant to Section 1.09(b) and that has not ceased to be a Domestic Borrower as provided in Section 1.09(b).

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.13(a)(ii).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent in respect of the Facilities.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d)(ii).

“Agreed Currencies” means (i) Dollars, (ii) Euros, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Australian Dollars, (vi) Swedish Krona, and (vii) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s reasonable determination and (z) that is agreed to by the Administrative Agent and each of the Revolving Lenders.

“All-in Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and the Lead Borrower and consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate floors or similar devices, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining Weighted Average Life to Maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, underwriting, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment (regardless of whether any such fees are paid to or shared in whole or in part with any lender).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Annual Deductible Amount” has the meaning assigned to such term in the definition of “Prepayment Asset Sale”.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Lead Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable LC Sublimit” means (i) with respect to JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank under this Agreement, $10,000,000, (ii) with respect to Citizens Bank, N.A. in its capacity as an Issuing Bank under this Agreement, $8,000,000, (iii) with respect to Bank of America, N.A. in its capacity as an Issuing Bank under this Agreement, $8,000,000, (iv) with respect to PNC Bank, National Association in its capacity as an Issuing Bank under this Agreement, $8,000,000, (v) with respect to MUFG Bank, Ltd. in its capacity as an Issuing Bank under this Agreement, $8,000,000, (vi) with respect to Wells Fargo Bank, National Association in its capacity as an Issuing Bank under this Agreement, $8,000,000 and (vii) with respect to any other Person that becomes an Issuing Bank pursuant to the terms of this Agreement, such amount as agreed to in writing by the Lead Borrower, the Administrative Agent and such Person at the time such Person becomes an Issuing Bank pursuant to the terms of the Agreement, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Lead Borrower, the Administrative Agent and the Issuing Banks (provided that any increase in the Applicable LC Sublimit with respect to any Issuing Bank shall only require the consent of the Lead Borrower and such Issuing Bank).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Loan Commitment shall be disregarded in the calculation.

“Applicable Rate” means, a percentage per annum equal to:

(a)       until the delivery of financial statements as required under Section 5.01 for the first full fiscal quarter commencing on or after the Closing Date, (1) for Eurocurrency Initial Revolving Loans and Eurocurrency Initial Term A Loans, 1.300% (2) for ABR Initial Revolving Loans, ABR Initial Term A Loans and Canadian Prime Borrowings, 0.300%, and (3) for Commitment Fees, 0.200%;

(b)       thereafter, in connection with Initial Revolving Loans, Initial Term A Loans, the Commitment Fee and letter of credit fees payable under Section 2.12(b), the percentages per annum set forth in the table below, based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent:

Pricing Level	First Lien Net Leverage Ratio	Commitment Fee Rate	Eurocurrency Initial Revolving Loans and Eurocurrency Initial Term A Loans	ABR Initial Revolving Loans, ABR Initial Term A Loans and Canadian Prime Borrowings
I	> 3.00:1.00	0.300%	1.750%	0.750%
II	< 3.00:1.00 but > 2.50:1.00	0.250%	1.550%	0.550%
III	< 2.50:1.00 but > 2.00:1.00	0.225%	1.425%	0.425%
IV	< 2.00:1.00 but > 1.50:1.00	0.200%	1.300%	0.300%
V	< 1.50:1.00	0.175%	1.250%	0.250%

(c)       with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Rate” set forth in the documentation relating thereto.

For purposes of the foregoing:

(i)       if at any time the Lead Borrower fails to deliver the financials required under Sections 5.01(a) or (b), together with the corresponding Compliance Certificates required by Section 5.02(a), by the date any financials are due, then Pricing Level I shall be deemed applicable commencing five (5) Business Days after and continuing through five (5) Business Days after such financials and Compliance Certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;

(ii)       adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable financials and corresponding Compliance Certificates required by Section 5.02 (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)       each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined and absent manifest error, be conclusive and binding on the Lead Borrower, all of its Subsidiaries and each Lender.

Any increase or decrease in the Applicable Rate for Initial Term A Loans and Revolving Loans resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date of delivery of the most recently delivered financial statements as required under Section 5.01.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined by the Administrative Agent or a Loan Party that the First Lien Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the First Lien Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall, retroactively be deemed to be the relevant percentage as based upon the accurately determined First Lien Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to this Agreement as a result of the miscalculation of the First Lien Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Agreement, as applicable, at the time the interest or fees for such period were required to be paid pursuant to such relevant Section (and shall remain due and payable until paid in full, together with all amounts owing under this Agreement, in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 7.01(f) has not occurred with respect to the Borrowers, such shortfall shall be due and payable five (5) Business Days following the determination described above.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asia HoldCo” means Hillrom Asia Holdings Pte. Ltd., a private company limited by shares organized under the laws of Singapore.

“Asset Sale” means any Disposition to any person of any property, properties, asset or assets of any Borrower or any Restricted Subsidiary to a person other than any Domestic Loan Party.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction Manager” has the meaning assigned to such term in Section 2.24(a).

“Auction Procedures” means auction procedures with respect to Purchase Offers set forth in Exhibit K hereto.

“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Audited Financial Statements” means the GAAP audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Lead Borrower for the 2018 fiscal year.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the Revolving Commitments.

“Available Amount” means, as at any time of determination (the “Available Amount Reference Time”), an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)       the greater of (i) $150,000,000 and (ii) 3.25% of Consolidated Total Assets, plus

(b)       an amount, not less than zero in the aggregate, equal to 50% of Consolidated Net Income for all fiscal quarters of the Lead Borrower (commencing with the fiscal quarter in which the Closing Date occurs) that have ended on or prior to such date for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) (treated as one continuous accounting period), plus

(c)       the cumulative amount of Retained Declined Proceeds, plus

(d)       the cumulative amount of (i) Net Cash Proceeds received from the sale or issuance of Equity Interests of the Lead Borrower or any direct or indirect parent of the Lead Borrower after the Closing Date (excluding issuances of Disqualified Stock, the proceeds of any Specified Equity Contribution and the proceeds of Equity Interests used in connection with a Permitted Acquisition in connection with Section 6.02(c)) which proceeds have been contributed as common equity to the capital of the Lead Borrower and (ii) capital contributions (other than Specified Equity Contributions and Equity Interests issued in connection with a Permitted Acquisition in connection with Section 6.02(c)) to the common equity of the Lead Borrower after the Closing Date, in each case, not previously applied for a purpose other than use in the Available Amount, plus

(e)       to the extent not (i) already included in the calculation of Consolidated Net Income of the Lead Borrower and the Restricted Subsidiaries or (ii) used to prepay Term Loans in accordance with Section 2.11(c), the aggregate amount of all Net Cash Proceeds received by the Lead Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Unrestricted Subsidiary (other than to the Lead Borrower or a Restricted Subsidiary), minus

(f)       the aggregate amount of Investments and Restricted Payments made using the Available Amount.

“Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments of all Revolving Lenders minus the total Revolving Credit Exposures of all Revolving Lenders (calculated, (x) with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings and (y) for purposes of determining the Commitment Fee, excluding any outstanding Swingline Loans).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, the board of managers, the sole manager or other governing body of such Person.

“Borrowers” means the Lead Borrower, the Co-Borrower, any Additional Domestic Borrower and any Foreign Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Lead Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit H-1 or any other form approved by the Administrative Agent.

“Breathe Acquisition” means the acquisition by the Lead Borrower and its Restricted Subsidiaries of 100% of the Equity Interests of Breathe Technologies, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 2019, by and among Hill-Rom, Inc., Powell Merger Sub, Inc., Breathe Technologies, Inc. and Fortis Advisors LLC.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Canadian Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Canadian Prime Rate in effect on such day and (b) the sum of (i) the CDOR Screen Rate for a one month interest period beginning on such date and (ii) 1.00%; provided that, in no event shall the Canadian Base Rate be less than 0.00% per annum.

“Canadian Prime Borrowing” means a Borrowing of Canadian Prime Loans.

“Canadian Prime Loan” means a Loan that bears interest based on the Canadian Base Rate.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.

“Capital Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP; provided that (i) the adoption of ASU 2016-02 shall be ignored for purposes of this Agreement such that (a) Capital Lease Obligations shall specifically exclude any operating lease liabilities (regardless of whether such operating leases were in effect on the date ASU 2016-02 was adopted or were or are entered into thereafter) under GAAP as in effect immediately prior to the adoption of ASU 2016-02 and (b) related operating lease assets shall similarly not be considered Capital Lease Obligations and continue to be treated as operating lease assets and (ii) if at any time the obligations of such Person in respect of an operating lease are otherwise required to be characterized or recharacterized as capital or finance lease obligations as a result of a change in GAAP after the date hereof, then for purposes hereof such Person’s obligations under such operating lease shall not, notwithstanding such characterization or recharacterization, be deemed Capital Lease Obligations.

“Cash Equivalents” means:

(1)       securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, the government of a member of the European Monetary Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(2)       certificates of deposit, time deposits, dollar time deposits and money market deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances and other bank deposits with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(3)       repurchase obligations for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)       commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(5)       marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(6)       investment funds investing 90% of their assets in securities of the types described in clauses (1) through (5) above and (7) through (9) below;

(7)       readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8)       Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(9)       Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10)       solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Agreement” means any agreement to provide to the Lead Borrower or any Restricted Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is the Administrative Agent, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any such Person and its subsidiaries, any employee benefit plan of such Person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)        at any time, the Lead Borrower shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of any Borrower (other than the Lead Borrower).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.15.

“Class,” when used in reference to any (a) Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Other Revolving Loans, Initial Term A Loans, Other Term Loans or Swingline Loans, and (b) Commitment, refers to whether such Commitment is in respect of a commitment to make Initial Term A Loans, Other Term Loans, Initial Revolving Loans or Other Revolving Loans. Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Revolving Loans or the Initial Term A Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Closing Date” means August 30, 2019.

“Closing Date Domestic Borrowers” means the Lead Borrower and the Co-Borrower.

“Co-Borrower” means Welch Allyn.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” means each of Capital One, National Association, Goldman Sachs Bank USA, TD Bank, N.A. and Citibank, n.a.

“Co-Syndication Agents” means each of The Bank of Nova Scotia and Fifth Third Bank.

“Collateral” means all the U.S. Collateral, the Foreign Collateral and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided that, notwithstanding anything herein or in any Security Document or other Loan Document, the “Collateral” shall exclude any Excluded Property.

“Collateral Agent” means JPMorgan Chase Bank, N.A. or any successor thereto.

“Collateral and Guarantee Requirement” means the requirement that:

(a)       on the Closing Date, the Collateral Agent shall have received from (i) the Borrowers and each Guarantor (other than a Real Estate SPE), a counterpart of the Security Agreement duly executed on behalf of such Person and (ii) from each Guarantor, a counterpart of the Guaranty Agreement, in each case duly executed and delivered on behalf of such Person;

(b)       on the Closing Date, (i) (x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Property, and (y) all Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)       in the case of any person that becomes a Guarantor after the Closing Date, the Collateral Agent shall have received, within the time period provided for the delivery of such documents in Section 5.12, (i) a supplement to the Guaranty Agreement and (ii) supplements to the Security Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Guarantor; provided that if the Existing Hillrom Notes are outstanding, no Real Estate SPE shall be required to execute a supplement to the Security Agreement or any other Security Document;

(d)       after the Closing Date, all outstanding Equity Interests of any person (other than Excluded Property) that are held or acquired by a Loan Party (or by Welch Allyn Holdco or a Welch Allyn Holdco Permitted Transferee, in the case of the Equity Interests of Welch Allyn (subject to Section 5.12(a)(ii))) after the Closing Date shall have been pledged pursuant to the Security Documents and the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)       except as otherwise contemplated by this Agreement or any Security Document, on and after the Closing Date all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)       on and after the Closing Date, evidence of the insurance (if any) required by the terms of Section 5.06 hereof shall have been received by the Collateral Agent;

(g)       after the Closing Date, the Collateral Agent shall have received such other Security Documents as may be required to be delivered pursuant to Section 5.12 or the Security Documents;

(h)       [Reserved];

(i)       [Reserved]; and

(j)       within forty-five (45) days after the Existing Hillrom Notes have been redeemed, discharged, defeased, or otherwise repaid in full (or on such later date as the Collateral Agent may agree in its reasonable discretion), each Real Estate SPE shall deliver to the Collateral Agent a supplement to the Security Agreement and any other Security Documents, in the form specified for or otherwise reasonably acceptable to the Collateral Agent, duly executed and delivered on behalf of such Real Estate SPE.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(f)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated First Lien Debt” means, at any time, the Consolidated Secured Debt outstanding at such time that is secured by a Lien on the assets or property of the Lead Borrower or any Restricted Subsidiary other than Indebtedness that is secured by Liens that are subordinated or junior to the Liens securing the Loans.

“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) less the interest income of the Lead Borrower and its Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP, minus, to the extent included in such interest expense for such period, the sum, without duplication, of (i) extinguishment charges relating to the early extinguishment of Indebtedness or obligations under Swap Contracts, (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind, (iii) noncash amounts attributable to the amortization or write-off of capitalized interest or other financing costs paid in a previous period and (iv) non-cash fees and expenses, original issue discount and upfront fees, in each case of or by the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Lead Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Lead Borrower or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Lead Borrower or any wholly-owned Restricted Subsidiary of the Lead Borrower.

“Consolidated Secured Debt” means, at any time, Consolidated Total Debt outstanding at such time that is secured by a Lien on any asset or property of the Lead Borrower or any Restricted Subsidiary.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Lead Borrower and the Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, without giving effect to any amortization of the amount of intangible assets since the Closing Date but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the Consolidated balance sheet of the Lead Borrower as of the last day of the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements of the Lead Borrower have been delivered pursuant to Section 5.01(a) or (b). Consolidated Total Assets shall be determined on a pro forma basis.

“Consolidated Total Debt” means, at any time, an amount equal to the sum at such time of the aggregate amount (without duplication) of all outstanding Indebtedness described in clauses (a), (b), (e), (f) and (g) (in respect of Guarantees of Indebtedness described in clauses (a), (b), (e) and (f)) of the definition thereof of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis; provided, however, that Escrow Debt shall not constitute Indebtedness for the purpose of calculating Consolidated Total Debt.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that, subject to Section 2.22, (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Lead Borrower or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Secured Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a (i) Bankruptcy Event or (ii) Bail-In Action.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Lead Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Lead Borrower, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disclosed Litigation” means the actions, suits, investigations, litigation or proceedings affecting the Lead Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator described on Schedule 3.07 hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means those Persons, identified by the Lead Borrower in writing to the Administrative Agent (at the following email address: JPMDQ_Contact@jpmorgan.com) from time to time (provided, no such written notice shall apply retroactively to disqualify any Person) as competitors of the Lead Borrower and its Subsidiaries or any of their respective Affiliates to the extent such Affiliates are clearly identifiable solely by similarity of name, in each case, other than bona fide debt funds, provided that such persons shall not become Disqualified Institutions until from and after that date that is three (3) Business Days following the date such notice is given to the Administrative Agent and such notice is available to the Lenders by posting on the Platform; provided, further that the designation of any Person as a Disqualified Institution shall have no retroactive application under the terms of this Agreement.

“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Lead Borrower), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Lead Borrower), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable and the termination of the Revolving Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or the Restricted Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Lead Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Borrower Agreement” means a Domestic Borrower Agreement substantially in the form of Exhibit B-3 hereto (with such changes thereto as the Lead Borrower and the Administrative Agent shall agree).

“Domestic Borrower Termination” means a Domestic Borrower Termination substantially in the form of Exhibit B-4 hereto (with such changes thereto as the Lead Borrower and the Administrative Agent shall agree).

“Domestic Borrowers” means the Closing Date Domestic Borrowers and the applicable Additional Domestic Borrower(s), if any.

“Domestic Loan Party” means any Loan Party that is organized under the laws of the United States of America, any state thereof of the District of Columbia.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) all non-cash expenses, charges or losses, (vi) extraordinary, unusual or non-recurring expenses, charges or losses, (vii) Transaction Expenses, including, without limitation, fees and expenses incurred or paid by the Lead Borrower or any Restricted Subsidiary in connection with the Transactions, the New Partnership Migration and the Breathe Acquisition, (viii) the amount of any restructuring costs or integration costs, including any one-time costs incurred in connection with the Transactions and other acquisitions, investments or divestitures consummated after the Closing Date, (ix) the amount of “run-rate” cost savings and cost synergies projected by the Lead Borrower in good faith to result from actions that have been taken or are expected to be taken (in the good faith determination of the Lead Borrower) (which cost savings and cost synergies shall be subject only to certification by a Responsible Officer of the Lead Borrower and shall be calculated on a pro forma basis as though such cost savings and cost synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that a Responsible Officer of the Lead Borrower shall have certified to the Administrative Agent that (x) such cost savings and cost synergies are reasonably identifiable and factually supportable and (y) such actions have been taken or are to be taken within eighteen (18) months; provided further, that such add-backs pursuant to this clause (ix) shall not exceed 15.0% of EBITDA for such period (calculated before giving effect to such add-backs pursuant to this clause (ix), (x) the amount of any FDA warning letter remediation costs actually incurred by the Lead Borrower, (xi) charges related to field corrective actions and (xii) any non-cash compensation charges arising from any grant of common stock or common stock options minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash expense, charge or loss were incurred and (4) extraordinary, unusual or non-recurring income or gains, all calculated for the Lead Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Lead Borrower or any Restricted Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Lead Borrower or any Restricted Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property after the Closing Date that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the capital stock or other equity interests of a Person, and (b) on a pro forma basis for the 12 months prior to the date of such acquisition or series of related acquisitions, generates EBITDA in excess of five percent (5%) of EBITDA of the Lead Borrower and its Restricted Subsidiaries calculated prior to giving effect thereto; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property after the Closing Date to Persons other than the Lead Borrower or its Restricted Subsidiaries that, on a pro forma basis for the 12 months immediately prior to such sale, transfer or disposition or series of related sales, transfers or dispositions, contributed in excess of five percent (5%) of EBITDA of the Lead Borrower and its Restricted Subsidiaries calculated prior to giving effect thereto.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Email Alerts” has the meaning assigned to such term in Section 5.01.

“Environmental Law” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Lead Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (as defined in ERISA Section 4203 or 4205, respectively) by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer plan is insolvent (within the meaning of the Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the existence of an Unfunded Pension Liability or (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“Escrow Debt” means Indebtedness (i) incurred in connection with any Investment permitted hereunder or Permitted Acquisition (in each case, other than in connection with a Limited Condition Acquisition) for so long as the proceeds thereof have been irrevocably deposited or are otherwise held in trust or under an escrow or other funding arrangement with a trustee or other agent under or with respect to such Indebtedness to secure such Indebtedness pending the application of such proceeds to finance such Investment or refinancing of other Indebtedness permitted hereunder or (ii) to the extent funds or securities have been irrevocably deposited or are otherwise held in trust or under an escrow or other funding arrangement with a trustee or other agent under or with respect to such Indebtedness for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging or otherwise acquiring or retiring such Indebtedness in full; provided, however that in each case (x) for so long as such Indebtedness constitutes Escrow Debt, Consolidated Total Assets, Consolidated Net Income and EBITDA shall be calculated without giving pro forma effect to such Investment, Permitted Acquisition or other applicable transaction and (y) upon the release of the proceeds of such Escrow Debt from such escrow or other obligations or arrangements in full, to the extent such Indebtedness remains outstanding after such release, such Indebtedness shall constitute Indebtedness that is incurred on such date and any Liens in respect thereof shall constitute Liens incurred on such date. Any such cash so deposited, held in trust, in an escrow or other arrangement shall be deemed to be restricted cash for all purposes of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency” when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Lead Borrower and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Lead Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Property” means (i) any fee-owned Real Property and any leasehold interest in Real Property; (ii) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, letter of credit rights, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, and commercial tort claims with a value of less than $10,000,000; (iii) any asset to the extent that any pledge or security interest therein is prohibited by any applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) any asset to the extent that any pledge or security interest therein is prohibited by any permitted contractual obligation binding on such asset (in effect on the Closing Date, at the time of the acquisition of such asset or at the time the entity which owns such asset is merger or consolidated with or into, or acquired by a Loan Party, or becomes a Loan Party, and, in each case, not incurred in contemplation thereof), and any asset that is subject to a Permitted Lien pursuant to clauses (e), (f), (r), (u), (w), (z), (bb) or (dd) of Section 6.01 to the extent and for so long as the contract or other agreement pursuant to which such Permitted Lien is granted or created prohibits the creation of any other Lien on such asset (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code); (v) any asset that is subject to a purchase money Lien or a financing or capital lease permitted under the Loan Documents if the agreement pursuant to which such Lien is granted (or in the document providing for such financing or capital lease) prohibits or requires the consent of any Person other than any Loan Party which has not been obtained (without any obligation on the Loan Parties to obtain such consent) as a condition to the creation of any other Lien on such property; (vi) Equity Interests in any Person other than wholly-owned subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents (other than Welch Allyn); (vii) any assets of an Excluded Subsidiary (other than (A) the assets pledged by Welch Allyn Holdco or a Welch Allyn Holdco Permitted Transferee, pursuant to the Welch Allyn Pledge Agreement, and (B) the assets of a Foreign Borrower, solely with respect to the Obligations of such Foreign Borrower) and any other assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Lead Borrower in consultation with the Administrative Agent; (viii) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Lead Borrower or any Guarantor), in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code; (ix) those assets as to which the Administrative Agent and the Lead Borrower reasonably agree in writing that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (xi) trademark applications filed in the United States Patent and Trademark Office on the basis of the applicant’s intent-to-use such trademark unless and until evidence of use of the trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.); (xii) (A) Permitted Receivables Facility Assets that are subject to liens securing a Qualified Receivables Facility and (B) Permitted Repurchase Facility Assets securing obligations under the Permitted Existing Repurchase Facility; (xiii) any voting Equity Interests in excess of 65% of the voting Equity Interests of any Foreign Subsidiary Holdco or any Foreign Subsidiary (and for this purpose, any Equity Interests of any Foreign Subsidiary Holdco or any Foreign Subsidiary that are convertible into voting Equity Interests shall be treated as voting Equity Interests regardless of whether so converted); (xiv) [reserved]; (xv) so long as any Existing Hillrom Notes are outstanding, (A) Equity Interests of Real Estate SPEs and (B) the assets of any Real Estate SPE; provided that, in each case, upon the redemption, discharge, defeasance or other repayment in full of all of the Existing Hillrom Notes, such Equity Interests of Real Estate SPEs and assets of such Real Estate SPEs shall no longer be Excluded Property); (xvi) Margin Stock; and (xvii) deposit accounts and securities accounts maintained solely as (A) tax, payroll, healthcare, employee wage and benefit accounts or (B) fiduciary, escrow, defeasance, redemption and trust accounts, in each case, for the benefit of third parties; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (i) through (xvii) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (i) through (xvii) (except in the case of clause (v) or clause (xii) (other than any proceeds received by a Loan Party pursuant to such Qualified Receivables Facility or Permitted Existing Repurchase Facility)).

“Excluded Subsidiary” means any of the following:

(a)       each Immaterial Subsidiary,

(b)       each Domestic Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary),

(c)       each Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)       Hill-Rom Finance Company LLC, each Receivables Entity and each other Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of this Agreement (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)       any Foreign Subsidiary,

(f)       any Domestic Subsidiary (i) that is a Foreign Subsidiary Holdco or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC,

(g)       any other Domestic Subsidiary with respect to which the Administrative Agent and the Lead Borrower reasonably agree that the cost or other consequences (including any Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations would be excessive in relation to the practical benefit to be afforded thereby, and

(h)       each Unrestricted Subsidiary;

provided that in no event shall any Domestic Borrower be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, solely with respect to any Loan made to any Domestic Borrower, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Lead Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 21, 2016, among Lead Borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the lenders party thereto and the other parties thereto.

“Existing Hillrom Notes” means the Lead Borrower’s (x) 7.00% Senior Notes due 2024 in an outstanding principal amount as of the Closing Date of $13.5 million and (y) 6.75% Senior Notes due 2027 in an outstanding principal amount as of the Closing Date of $29.6 million.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06.

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.25.

“Extended Revolving Loan” has the meaning assigned to such term in Section 2.25.

“Extended Term Loan” has the meaning assigned to such term in Section 2.25.

“Extending Lender” has the meaning assigned to such term in Section 2.25.

“Extension” has the meaning assigned to such term in Section 2.25.

“Extension Amendment” has the meaning assigned to that term in Section 2.25.

“Facility” means the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there are two Facilities (i.e., the Initial Term A Facility and the Initial Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Such value shall be determined in good faith by the Lead Borrower.

“Farm Agreement” means that certain Tenants in Common Agreement dated on or about March 21, 2008 between Hill-Rom Company, Inc., an Indiana corporation, and BCC JAWACDAH Holdings, LLC, an Indiana limited liability company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or regulations implementing the foregoing).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means that certain Fee Letter, dated as of August 11, 2019, by and among the Lead Borrower and MUFG Bank, Ltd., that certain Fee Letter, dated as of August 11, 2019, by and among the Lead Borrower and BofA Securities, Inc., that certain Fee Letter, dated as of August 11, 2019, by and among the Lead Borrower and JPMorgan Chase Bank, N.A., that certain Fee Letter, dated as of August 11, 2019, by and among the Lead Borrower and Wells Fargo Securities, LLC, that certain Fee Letter, dated as of August 11, 2019, by and among the Lead Borrower and PNC Capital Markets LLC, and that certain Fee Letter, dated as of August 11, 2019, by and among the Lead Borrower and Citizens Bank, N.A.

“Financial Covenants” means the covenants set forth Section 6.13.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Lead Borrower.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated First Lien Debt as of such date of determination, minus up to $250,000,000 of unrestricted cash and Cash Equivalents of the Lead Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the First Lien Net Leverage Ratio) to (ii) EBITDA of the Lead Borrower for the Reference Period then last ended.

“Fixed Incremental Incurrence Basket” has the meaning assigned to such term in Section 2.20.

“Foreign Asset Sale Recovery Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Borrower” means each Subsidiary of the Lead Borrower organized and existing under the laws of a Qualified Jurisdiction that becomes a Foreign Borrower pursuant to Section 1.09(a) and that has not ceased to be a Foreign Borrower as provided in Section 1.09(a).

“Foreign Borrower Agreement” means a Foreign Borrower Agreement substantially in the form of Exhibit B-1 hereto (with such changes thereto as the Lead Borrower and the Administrative Agent shall agree).

“Foreign Borrower Amendment” has the meaning assigned to such term in Section 1.09(a).

“Foreign Borrower Joinder Date” has the meaning assigned to such term in Section 5.12.

“Foreign Borrower Sublimit” means $250,000,000.

“Foreign Borrower Termination” means a Foreign Borrower Termination substantially in the form of Exhibit B-2 hereto (with such changes thereto as the Lead Borrower and the Administrative Agent shall agree).

“Foreign Collateral” means all the “collateral” (or equivalent term) as defined in any Foreign Security Document and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Foreign Security Document; provided that, notwithstanding anything herein or in any Security Document or other Loan Document, the “Foreign Collateral” shall exclude any Excluded Property.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Exposure” has the meaning assigned to such term in Section 2.11(f).

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $250,000,000.

“Foreign FinCo” means Hillrom Finance Ltd, an exempted company incorporated with limited liability in the Cayman Islands.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Loan Party” means any Loan Party other than a Domestic Loan Party.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Security Document” means each pledge, security or guarantee agreement or trust deed among the Collateral Agent and one or more Foreign Loan Parties that is reasonably acceptable to the Collateral Agent, together with each other agreement, instrument or document required or reasonably requested by the Administrative Agent to pledge, grant and/or perfect the Lien on any property of any Foreign Loan Party (or the equivalent under applicable foreign law).

“Foreign Subfacility” has the meaning assigned to such term in Section 2.01.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means (a) New US, LLP, so long as such entity owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries and the Welch Allyn Transferred Shares; (b) Hill-Rom Finance Limited Partners, Inc., so long as such entity owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries and/or one or more Foreign Subsidiary Holdcos; and (c) any other Domestic Subsidiary that owns no material assets other than the Equity Interests (including Equity Interests held through entities disregarded as separate from their owner for U.S. federal income tax purposes) of one or more Foreign Subsidiaries; provided that in determining whether a Domestic Subsidiary has any “material assets” for purposes of the foregoing, any intercompany Indebtedness held by such Domestic Subsidiary where the obligor is a Foreign Subsidiary or a Foreign Subsidiary Holdco shall be ignored.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) each Subsidiary of the Lead Borrower that is a party to a Guaranty Agreement (including each Subsidiary of the Lead Borrower that becomes a party to a Guaranty Agreement after the Closing Date pursuant to Section 5.12); provided, that no Excluded Subsidiary shall be required to be a Guarantor, (b) the Lead Borrower (other than with respect to its own Obligations), (c) the Co-Borrower (other than with respect to its own Obligations) and (d) each Additional Domestic Borrower (other than with respect to its own Obligations).

“Guaranty Agreement” means a Guaranty Agreement substantially in the form of Exhibit J made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means the Administrative Agent, Lender or an Affiliate thereof that is a party to a Hedging Agreement with the Lead Borrower or any of its Restricted Subsidiaries and any Person that was an Administrative Agent, a Lender or an Affiliate thereof at the time it entered into a Hedging Agreement with the Lead Borrower or any of its Restricted Subsidiaries.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Lead Borrower or its Subsidiaries shall be a Hedging Agreement.

“Hill-Rom Manufacturing” means Hill-Rom Manufacturing, Inc., a Delaware corporation.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Lead Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), have aggregate assets with a value in excess of 5.00% of the Consolidated Total Assets or aggregate revenues representing in excess of 5.00% of total revenues of the Lead Borrower and the Restricted Subsidiaries on a Consolidated basis as of such date, and (b) taken together with all such Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 7.50% of Consolidated Total Assets or revenues representing in excess of 7.50% of total revenues of the Lead Borrower and the Restricted Subsidiaries on a Consolidated basis as of such date.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Amendment” has the meaning assigned to such term in Section 2.20.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.03(i).

“Incremental Equivalent Debt Required Terms” means (A) with respect to any Incremental Equivalent Debt which is in the form of secured bonds, notes or debentures which are secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations, such Incremental Equivalent Debt shall (i) be subject to a Permitted First Lien Intercreditor Agreement, (ii) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (iii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (iv) not have mandatory prepayment or scheduled prepayment provisions (other than customary asset sale, event of loss or change of control offers and customary acceleration rights after an event of default) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (v) otherwise be on terms no more favorable to lenders of such Indebtedness, taken as a whole (as determined by the Lead Borrower in good faith), than the terms and provisions of this Agreement (other than pricing, and except (i) for covenants and events of default applicable only to periods after the Latest Maturity Date and (ii) to the extent such more favorable terms are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)) and (vi) not be secured by assets other than U.S. Collateral or incurred by entities that are not Domestic Loan Parties and must be secured on a pari passu basis with the Liens securing the Obligations, (B) with respect to any Incremental Equivalent Debt (whether in the form of loans, notes, debentures or otherwise) secured by a Lien on the Collateral ranking junior to Liens on the Collateral securing the Obligations, such Incremental Equivalent Debt shall (i) be subject to a Permitted Junior Lien Intercreditor Agreement, (ii) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (iii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (iv) not have mandatory prepayment or scheduled prepayment provisions (other than customary asset sale, event of loss or change of control offers and customary acceleration rights after an event of default) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (v) otherwise be on terms no more favorable to lenders of such Indebtedness, taken as a whole (as determined by the Lead Borrower in good faith), than the terms and provisions of this Agreement (other than pricing, and except for (i) covenants and events of default applicable only to periods after the Latest Maturity Date and (ii) to the extent such more favorable terms are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)) and (vi) not be secured by assets other than U.S. Collateral or incurred by entities that are not Domestic Loan Parties, and (C) with respect to any unsecured Incremental Equivalent Debt, such Incremental Equivalent Debt shall (i) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (ii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms), (iii) not have mandatory prepayment or scheduled prepayment provisions (other than customary asset sale, event of loss or change of control offers and customary acceleration rights after an event of default) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the Incremental Equivalent Debt Required Terms) and (iv) otherwise be on terms no more favorable to lenders of such Indebtedness, taken as a whole (as determined by the Lead Borrower in good faith), than the terms and provisions of this Agreement (other than pricing, and except for (i) covenants and events of default applicable only to periods after the Latest Maturity Date and (ii) to the extent such more favorable terms are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)).

“Incremental Facility” has the meaning assigned to such term in Section 2.20.

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.20.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20.

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, but only to the extent included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including, for the avoidance of doubt, under a Qualified Receivables Facility);

(b)       all direct or contingent obligations of such Person arising under unreimbursed payments made under letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and not reimbursed within three (3) Business Days of demand for reimbursement;

(c)       net obligations of such Person under any Swap Contract pertaining to interest rates;

(d)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)       Capital Lease Obligations; and

(g)       all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other limited liability entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Initial Revolving Loans hereunder. The amount of each Revolving Lender’s Initial Revolving Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Initial Revolving Commitments as of the Closing Date is $1,200,000,000.

“Initial Revolving Facility” means the Initial Revolving Commitments and the Initial Revolving Loans made hereunder from time to time.

“Initial Revolving Loan” means a Revolving Loan made (i) pursuant to the Revolving Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Commitment made on the same terms as (and forming a single Class with) the Revolving Commitments referred to in clause (i) of this definition.

“Initial Term A Borrowing” means any Borrowing comprised of Initial Term A Loans.

“Initial Term A Facility” means the Initial Term A Loan Commitments and the Initial Term A Loans made hereunder.

“Initial Term A Facility Maturity Date” means the fifth anniversary of the Closing Date.

“Initial Term A Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A Loans hereunder. The amount of each Term Lender’s Initial Term A Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term A Loan Commitments as of the Closing Date is $1,000,000,000.

“Initial Term A Loans” means the Term A Loans made by the Term Lenders to the Borrowers on the Closing Date pursuant to Sections 2.01(a) and (b) any Incremental Term Loans in the form of additional Initial Term A Loans made by the Incremental Term Lenders to the Borrowers pursuant to Section 2.20.

“Intellectual Property” means the following intellectual property rights: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” has the meaning assigned to such term in Article VIII.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (x) EBITDA for the Reference Period then last ended to (y) Consolidated Interest Expense for the Reference Period then last ended.

“Interest Election Request” means a request by the Lead Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit H-2 or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Facility Maturity Date.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing in a LIBOR Quoted Currency, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or, if acceptable to each Lender, twelve months or a period of less than one month thereafter, as the Lead Borrower may elect, (b) with respect to any Eurocurrency Borrowing in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, (c) with respect to any Eurocurrency Borrowing in Australian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter and (d) with respect to any Eurocurrency Borrowing in Swedish Krona, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Lead Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but with adjustment for deductions for any amount paid, repaid, returned, distributed or otherwise actually received by the Person who initially made such Investment (or a Loan Party) in cash in respect of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Citizens Bank, N.A., Bank of America, N.A., PNC Bank, National Association, MUFG Bank, Ltd., Wells Fargo Bank, National Association and each other Lender designated by the Lead Borrower as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citizens Bank, N.A., MUFG Bank, Ltd., PNC Capital Markets LLC and Wells Fargo Securities, LLC in its capacity as joint bookrunner and joint lead arranger for the credit facilities evidenced by this Agreement.

“Junior Debt Restricted Payment” means, (x) any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Lead Borrower or any of its Restricted Subsidiaries, of or in respect of principal of or interest or (y) any redemption, purchase, prepayment, retirement, defeasance or other acquisition for value, in each case, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, in each case, in respect of any Indebtedness that is by its terms subordinated or junior in right of payment or security to the Obligations (each of the foregoing, a “Junior Financing”); provided that the following shall not constitute a Junior Debt Restricted Payment:

(a)       Refinancings of any Junior Financing with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.03;

(b)       payments of regularly scheduled interest due thereunder to the extent such payments are not prohibited by the subordination provisions thereof;

(c)       the conversion of any Junior Financing to Qualified Equity Interests of the Lead Borrower; or

(d)       payments as part of an applicable high yield discount obligation (“AHYDO”) or AHYDO catch-up payment.

“Junior Financing” has the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”

“Latest Maturity Date” means, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Domestic Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Borrower” means Hill-Rom Holdings, Inc., an Indiana corporation.

“Lenders” means the Term Lenders and the Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to (A) any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (B) any Eurocurrency Borrowing denominated in any Non-LIBOR Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate as of the Specified Time and on the Quotation Day for such Non-LIBOR Quoted Currency and Interest Period. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Quoted Currency” means Dollars, Euros and Pounds Sterling.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Limited Condition Acquisition” means any acquisition, including by way of merger, by the Lead Borrower or one or more of its Restricted Subsidiaries, permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(h), any Letter of Credit applications, the Guaranty Agreement, the Security Documents, each Incremental Amendment, each Refinancing Amendment, each Extension Amendment, any Foreign Borrower Agreements, any Foreign Borrower Terminations, any Domestic Borrower Agreements, any Domestic Borrower Terminations and any Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Guarantors and solely with respect to Articles VII and IX, any entity subject to the Welch Allyn Pledge Agreement.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Local Screen Rate” means the AUD Screen Rate, the CDOR Screen Rate and the STIBOR Screen Rate collectively and individually as the context may require.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, circumstance or condition that has had or could reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform each of their respective payment obligations under this Agreement or the other Loan Documents or (c) the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Maturity Date” means the Revolving Facility Maturity Date or the applicable Term Facility Maturity Date, as applicable; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.15.

“Minimum L/C Collateral Amount” means, at any time, in connection with any Letter of Credit, an amount equal to 103% of the LC Exposure with respect to such Letter of Credit at such time.

“MFN Protection” has the meaning assigned to such term in Section 2.20(b)(ii)(E).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)       with respect to any Asset Sale or any Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Recovery Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Recovery Event, any insurance proceeds or condemnation awards in respect of such Recovery Event actually received by or paid to or for the account of the Lead Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Asset Sale or Recovery Event and that is required to be repaid (and is timely repaid) in connection with such Asset Sale or Recovery Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Lead Borrower or such Restricted Subsidiary in connection with such Asset Sale or Recovery Event, (C) taxes paid or reasonably estimated to be actually payable (and, to the extent not actually paid, shall be considered Net Cash Proceeds) in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Lead Borrower), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Lead Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Lead Borrower or any Restricted Subsidiary to any Person other than the Lead Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Asset Sale or Recovery Event, the amount of such reserve; and

(b)       with respect to the incurrence or issuance of any Indebtedness by the Lead Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket fees and expenses (including attorneys’ fees, other customary expenses and brokerage, consultant, accountant and other customary fees) actually incurred by the Lead Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Net Income” means, with reference to any period, the net income (or loss) of the Lead Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Lead Borrower or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Lead Borrower or any wholly-owned Restricted Subsidiary of the Lead Borrower.

“New Partnership” means the successor of New US, LLP upon the consummation of the New Partnership Migration, which will become an exempted company incorporated with limited liability in the Cayman Islands.

“New Partnership Migration Date” means the date of consummation in full of the New Partnership Migration.

“New Partnership Migration” means (i) the transactions and corporate actions set forth on Schedule 1.01B and (ii) any additional transactions and corporate actions to so restructure and recapitalize the equity ownership of Welch Allyn after the Closing Date that the Lead Borrower determines in good faith to be necessary or desirable to effect such tax restructuring and tax recapitalization, so long as (A) the Lead Borrower provides all information relating to such additional transactions and corporate actions under clause (ii) which the Lead Borrower determines in good faith would be material to Lenders or any other information as the Administrative Agent shall have reasonably requested and (B) the consummation of any such transactions pursuant to clauses (i) and (ii) shall not (1) have a material adverse effect on the value of the Collateral or the Guarantees of the Obligations, (2) materially impair the security interests of the Administrative Agent in any of the Collateral or the enforceability of the Guarantees of the Obligations or (3) otherwise have a material adverse effect on the interests of the Lenders.

“New US, LLP” means Hill-Rom EU LLP, a Delaware limited liability partnership.

“Non-LIBOR Quoted Currency” means Canadian Dollars, Australian Dollars and Swedish Krona.

“Objecting Lender” has the meaning assigned to such term in Section 1.09(a).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrowers and the Guarantors to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, arising on or after the Closing Date, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” has the meaning assigned to it in Section 2.18(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Facilities” means the Other Revolving Commitments and Other Revolving Loans made thereunder.

“Other Revolving Commitments” means, collectively, (a) Incremental Revolving Commitments, (b) Replacement Revolving Commitments and (c) Extended Revolving Commitments.

“Other Revolving Loans” means, collectively, (a) Incremental Revolving Loans, (b) Replacement Revolving Loans and (c) Extended Revolving Loans.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Other Term Facilities” means the Other Term Loans made thereunder.

“Other Term Loans” means, collectively, (a) Incremental Term Loans (other than Incremental Term Loans incurred as an increase to the Initial Term A Loans), (b) Refinancing Term Loans and (c) Extended Term Loans.

“Other Term Loan Installment Date” has the meaning assigned to it in Section 2.10(d).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning assigned to such term in Section 6.02.

“Permitted Bi-Lateral Letter of Credit Facility” means a bi-lateral letter of credit facility among a Permitted Bi-Lateral Letter of Credit Issuer and the Lead Borrower and/or any of the Restricted Subsidiaries; provided that such facility does not exceed an aggregate principal amount of $35,000,000.

“Permitted Bi-Lateral Letter of Credit Issuer” means the Administrative Agent (or any of its affiliates) or any other Lender.

“Permitted Existing Receivables Facility” means the receivables financing transaction contemplated by the Loan and Security Agreement, dated as of May 5, 2017, by and among Hill-Rom Company, Inc., as servicer, Hill-Rom Finance Company LLC, as borrower, MUFG Bank, Ltd. (f/k/a/ The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch), as administrative agent, and the lenders from time to time party thereto.

“Permitted Existing Repurchase Facility” means the repurchase financing transaction contemplated by the Master Framework Agreement, dated as of May 4, 2018, by and among Hill-Rom Company, Inc. and Hill-Rom Manufacturing, Inc., as repurchase sellers, and MUFG Bank Ltd., as buyer.

“Permitted First Lien Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Initial Term A Loans (and other Secured Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term A Loans), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Permitted Investments” has the meaning assigned to such term in Section 6.08.

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Term A Loans (and other Secured Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term A Loans), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Permitted Liens” has the meaning assigned to such term in Section 6.01.

“Permitted Receivables Facility Assets” means (i) Receivables Assets (whether now existing or arising in the future) of the Lead Borrower and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Lead Borrower and its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Lead Borrower and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets, contracts and contract rights relating to such Receivables Assets or the related transaction, insurance proceeds in respect of Receivables Assets, collateral securing such Receivables Assets, collections in respect of Receivables Assets, Receivables Entity Intercompany Debt and Equity Interests in the Receivable Entities party to the related transaction).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall be unsecured, (d) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Secured Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Lead Borrower in good faith), (e) such Permitted Refinancing Indebtedness shall not have any obligor which (i) is not an obligor of the respective Indebtedness being so Refinanced and (ii) would not have been required to become an obligor with respect to the Indebtedness being so Refinanced, (f) if the Indebtedness being Refinanced is secured (and permitted to be secured under this Agreement), such Permitted Refinancing Indebtedness may be secured only by Liens (x) on the same (or any subset of the) assets so secured (or would have been required to secure) by the Indebtedness being Refinanced and (y) on the same terms and with the same priority (or junior priority) as the Indebtedness being Refinanced, (g) if the Indebtedness being Refinanced is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, and (h) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially more favorable to the lenders providing such Permitted Refinancing Indebtedness than the terms and conditions of the Indebtedness being Refinanced (other than pricing, and except (i) for covenants and events of default applicable only to periods after the Latest Maturity Date or (ii) to the extent such more favorable terms and conditions are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)); provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Permitted Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Permitted Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Permitted Repurchase Facility Assets” means (i) the Amended and Restated Non-Negotiable Subordinated Note, dated as of May 4, 2018, made by Hill-Rom Finance Company LLC to Hill-Rom Manufacturing, Inc., (ii) the Amended and Restated Non-Negotiable Subordinated Note, dated as of May 4, 2018, made by Hill-Rom Finance Company LLC to Hill-Rom Company, Inc., (iii) any other Receivables Entity Intercompany Debt that from time to time becomes subject to the Permitted Existing Repurchase Facility in accordance with the terms thereof, (iv) any instruments evidencing any of the foregoing, (v) any rights (including contract rights) and security interests securing or supporting any of the foregoing and (vi) all proceeds of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledged Collateral” has the meaning assigned to such term in the Security Agreement.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Asset Sale” means any Asset Sale (or a portion thereof) with Net Cash Proceeds in excess of $500,000 made to a Person other than the Lead Borrower or any of its Restricted Subsidiaries pursuant to Section 6.05(f), (i) or (k) to the extent that the aggregate Net Cash Proceeds of all such Asset Sales and Recovery Events during any fiscal year exceed $50,000,000 (the “Annual Deductible Amount”) after giving effect to such Asset Sale. For the avoidance of doubt, once the Net Cash Proceeds of all Asset Sales and Recovery Events exceed the Annual Deductible Amount, any amounts in excess thereof shall be considered Prepayment Asset Sales.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.

“Pro Rata Extension Offers” has the meaning assigned to such term in Section 2.25.

“Purchase Offer” has the meaning assigned to such term in Section 2.24(a).

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” means Germany, the Netherlands and any other jurisdiction as agreed between the Lead Borrower, the Administrative Agent and the Revolving Lenders.

“Qualified Receivables Facility” means the Permitted Existing Receivables Facility or any other receivables or factoring facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by a Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Borrower and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for such financing or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by any Borrower or any Restricted Subsidiary (other than a Receivables Entity, and excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Lead Borrower or any other Restricted Subsidiary (other than a Receivables Entity) in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets, Receivables Entity Intercompany Debt or the Equity Interests of any Receivables Entity) of the Lead Borrower or any other Restricted Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Lead Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Canadian Dollars, Australian Dollars or Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, (iii) if the currency is Swedish Krona, the day that is two (2) Business Days prior to the first day of such Interest Period and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Ratio Based Incremental Incurrence Basket” has the meaning assigned to that term in Section 2.20.

“Real Estate SPE” means a wholly owned domestic Subsidiary of the Lead Borrower formed for the sole purpose of holding interests in Real Property; provided that any Real Estate SPE that complies with the applicable requirements of Section 5.12 shall cease to be a Real Estate SPE. Each Real Estate SPE existing on the Closing Date is identified on Schedule 1.01A.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” means any right to payment created by or arising from sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” means any direct or indirect wholly owned Subsidiary of the Lead Borrower which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Lead Borrower nor any of its other Subsidiaries (other than other related Receivables Entities) has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Lead Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Lead Borrower (as determined by the Lead Borrower in good faith) and (b) to which neither the Lead Borrower nor any other Subsidiary (other than other related Receivables Entities) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Lead Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Entity Intercompany Debt” means secured or unsecured intercompany Indebtedness incurred or issued by a Receivables Entity to a Receivables Seller or another Receivables Entity that is secured or otherwise supported by Permitted Receivables Facility Assets.

“Receivables Seller” means the Lead Borrower or those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” means any event (or portion thereof) that gives rise to the receipt by the Lead Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any assets or property (including, without limitation, Real Property (including any improvements thereon) in an amount in excess of $500,000, but excluding any proceeds from business interruption insurance) to the extent that the aggregate Net Cash Proceeds of all such events and Prepayment Asset Sales during any fiscal year exceed the Annual Deductible Amount after giving effect to such Recovery Event. For the avoidance of doubt, once the Net Cash Proceeds of all Asset Sales and Recovery Events exceed the Annual Deductible Amount, any amounts in excess thereof shall be considered Recovery Events.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London (or other applicable) office of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Lead Borrower. No Lender shall be obligated to be a Reference Bank without its consent.

“Reference Period” has the meaning assigned to such term in the definition of the term “EBITDA”.

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” has the meaning assigned to that term in Section 2.23(e).

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes” means any secured or unsecured notes or loans issued by the Lead Borrower or any Guarantor (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Cash Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Commitments so replaced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of term loans secured by Collateral on a pari passu basis with the Term Loans outstanding, amortization substantially similar to or not materially more favorable to the lenders providing such Refinancing Notes than the Term Loans or Revolving Commitments so replaced or refinanced and mandatory and voluntary prepayment provisions which are, when taken as a whole (as determined by the Lead Borrower in good faith), consistent in all material respects with, or not materially more favorable to the lenders providing such Refinancing Notes than, those applicable to the Term Loans being refinanced and allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term Loans outstanding under this Agreement (other than mandatory prepayments pursuant to Section 2.11(d)) and in the case of unsecured loans or loans secured by Collateral on a junior priority basis relative to the Liens securing the Term Loans outstanding, customary mandatory prepayment provisions upon asset sales or events of loss and customary acceleration rights after an event of default (as determined by the Lead Borrower in good faith)); (f) there shall be no obligor with respect thereto that is not a Domestic Loan Party; (g) if such Refinancing Notes are secured (x) they may only be secured by U.S. Collateral, (y) they must be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable and (z) they may only be secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Indebtedness refinanced or replaced and (h) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (h)) taken as a whole shall (as determined by the Lead Borrower in good faith) be substantially similar to, or not materially more favorable to the lenders providing such Refinancing Notes than, the terms, taken as a whole, applicable to the Term Loans or the Revolving Commitments so replaced or refinanced (other than pricing, and except (i) for covenants, events of default and other terms applicable only to periods after the Latest Maturity Date and (ii) to the extent such more favorable terms are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)).

“Refinancing Payoffs” has the meaning assigned to such term in Section 4.01(j) of the Original Credit Agreement.

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Revolving Commitments” has the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” has the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Loans” has the meaning assigned to such term in Section 2.23(c).

“Reportable Event” means any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, other than an event for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Required Revolving Lenders” means, at any time Revolving Lenders having Credit Exposures in respect of Revolving Loans and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposures in respect of Revolving Loans and unused Revolving Commitments at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” means the chief financial officer, treasurer, assistant treasurer or any authorized senior vice president or vice president of the Lead Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Lead Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Lead Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Lead Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Lead Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest, or on account of any return of capital to the Lead Borrower’s stockholders, partners or members (or the equivalent Persons thereof) or any Junior Debt Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of the Lead Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(i).

“Revolving Commitment” means the commitment of a Revolving Lender to make Revolving Loans, including Initial Revolving Loans and/or Other Revolving Loans, and/or purchase participations in Letters of Credit hereunder, in each case, as set forth in Schedule 2.01 or in an Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility and/or any Replacement Revolving Facility, as applicable.

“Revolving Facility Maturity Date” means, as the context may require, (a) with respect to the Initial Revolving Facility, the fifth anniversary of the Closing Date and (b) with respect to any other Classes of Revolving Commitments, the maturity dates specified therefor in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan by a Revolving Lender made pursuant to Section 2.01(a) including Initial Revolving Loans and Other Revolving Loans.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Lead Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means the LIBO Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” means the United States Securities and Exchange Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Lead Borrower or any Restricted Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Closing Date, unless such Cash Management Agreement is designated in writing by the Lead Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Hedging Agreement that is entered into by and between the Lead Borrower or any Restricted Subsidiary and any Hedge Bank, including any such Hedging Agreement that is in effect on the Closing Date, unless such Hedging Agreement is designated in writing by the Lead Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement, any Permitted Bi-Lateral Letter of Credit Issuer and each sub-agent appointed pursuant to Article VIII hereof by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Debt as of such date of determination, minus up to $250,000,000 of unrestricted cash and Cash Equivalents of the Lead Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Secured Net Leverage Ratio) to (ii) EBITDA of the Lead Borrower for the Reference Period then last ended.

“Secured Obligations” means, collectively, (a) the Obligations, (b) obligations in respect of any Permitted Bi-Lateral Letter of Credit Facility, (c) obligations in respect of any Secured Cash Management Agreement and (d) obligations in respect of any Secured Hedge Agreement; provided that the Secured Obligations shall exclude any Excluded Swap Obligations, including, in each case, all interest and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Security Agreement” means the U.S. Security Agreement and any Foreign Security Agreement.

“Security Documents” means each U.S. Security Document and any Foreign Security Documents.

“Specified Equity Contribution” means any cash contribution to the common equity of the Lead Borrower and/or any purchase or investment in common Qualified Equity Interests of the Lead Borrower or otherwise in a form reasonably acceptable to the Administrative Agent.

“Specified Representations” means the representations and warranties of the Lead Borrower set forth in Section 3.01(i), Section 3.01(ii)(B) (as it relates to power and authority), Section 3.02(a)(i), 3.02(a)(ii)(A), 3.02(a)(ii)(B)(x) (as it relates to contractual obligations in respect of Indebtedness in excess of $100,000,000), Section 3.04, Section 3.13, Section 3.16, Section 3.18 (subject to the last paragraph in the definition of Collateral and Guarantee Requirement) and Section 3.19.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 11:00 a.m. Toronto, Ontario time, (ii) in relation to a Loan in Australian Dollars, as of 11:00 a.m., Sydney, Australia time and (iii) in relation to a Loan in Swedish Krona, as of 11:00 a.m., London time.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and/or performance guaranties or other limited guaranties entered into by the Lead Borrower or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Lead Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“STIBOR Screen Rate” means, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other person that takes over the administration of that rate) for deposits in Swedish Krona with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the STIBOR Screen Rate shall be less than zero, the STIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Subordinated Indebtedness” means any Indebtedness of the Lead Borrower or any Restricted Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Lead Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means any and all obligations of the Lead Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Contracts permitted hereunder with a Lender or an Affiliate of a Lender and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Contract transaction.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the market-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all fees owed under this Agreement and all other Obligations, expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), and (c) all Letters of Credit (other than those that have been cash collateralized with the minimum L/C Collateral Amount in a manner consistent with Section 2.06(j) or those with respect to which other arrangements have been made, in each case in a manner reasonably acceptable to the Issuing Bank) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash and all LC Disbursements shall have been reimbursed.

“Term Lender” means a Lender party hereto having a Term Loan Commitment or holding a Term Loan or an Other Term Loan.

“Term Loan” means (a) an Initial Term A Loan or (b) an Other Term Loan.

“Term Facility Maturity Date” means the (a) Initial Term A Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment, as applicable.

“Term Loan Commitment” means the commitment of a Term Lender to make Term Loans, including Initial Term A Loans and/or Other Term Loans, in each case, as set forth on Schedule 2.01.

“Term Loan Installment Date” means an Initial Term A Loan Installment Date and an Other Term Loan Installment Date.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus up to $250,000,000 of unrestricted cash and Cash Equivalents of the Lead Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Total Net Leverage Ratio) to (ii) EBITDA of the Lead Borrower for the Reference Period then last ended.

“Transaction Expenses” means (a) any fees or expenses incurred or paid by the Lead Borrower or any Restricted Subsidiary in connection with the Transactions and (b) any transaction expenses and any fees, costs, expenses or charges related to any actual, proposed or contemplated issuance or registration of an offering of Equity Interests or any Investment, acquisition, disposition, recapitalization, or the incurrence or registration of Indebtedness, in each case, whether or not consummated or successful (including any amendment, waiver or other modification of any of the documentation for any of the foregoing).

“Transactions” means the payment of the Transaction Expenses, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unaudited Financial Statements” means U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Lead Borrower for the fiscal quarters ending December 31, 2018, March 31, 2019 and June 30, 2019.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Subsidiary” means any Subsidiary of the Lead Borrower that is designated by the Lead Borrower as an Unrestricted Subsidiary hereunder in accordance with the provisions of Section 5.13; provided that no Borrower (including any Foreign Borrower) and no Welch Allyn Holdco or Welch Allyn Holdco Holding Company shall be an Unrestricted Subsidiary.

“U.S. Collateral” means all the “collateral” (or equivalent term) as defined in any U.S. Security Document and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any U.S. Security Document; provided that, notwithstanding anything herein or in any Security Document or other Loan Document, the “U.S. Collateral” shall exclude any Excluded Property.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Domestic Borrowers, each Guarantor and the Collateral Agent.

“U.S. Security Documents” means and includes each of the U.S. Security Agreement, the Welch Allyn Pledge Agreement and each other security agreement, pledge agreement or other instruments or documents executed and delivered by any Domestic Loan Party to grant (or which purports to grant) or perfect a security interest in any property as collateral for the Secured Obligations.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Welch Allyn” means Welch Allyn, Inc., a New York corporation.

“Welch Allyn Holdco” means, prior to the New Partnership Migration Date, New US, LLP, and on and after the New Partnership Migration Date, New Partnership.

“Welch Allyn Holdco Holding Company” means Asia HoldCo and Foreign FinCo (and their respective successors and assigns), and any transferee of any of the Equity Interests of Welch Allyn Holdco.

“Welch Allyn Holdco Permitted Transferee” has the meaning assigned to such term in Section 6.14(i).

“Welch Allyn Pledge Agreement” has the meaning assigned to such term in Section 5.12(ii).

“Welch Allyn Transferred Shares” means the common and preferred Equity Interests of Welch Allyn held by Welch Allyn Holdco.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.             Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended & restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.             Accounting Terms; GAAP; Pro Forma Calculations.

(a)                Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Lead Borrower or any Subsidiary at “fair value,” as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (ii) the adoption of ASU 2016-02 shall be ignored for purposes of this Agreement such that (a) Capital Lease Obligations shall specifically exclude any operating lease liabilities (regardless of whether such operating leases were in effect on the date ASU 2016-02 was adopted or were entered into thereafter or after the Closing Date) under GAAP as in effect immediately prior to the adoption of ASU 2016-02 and (b) related operating lease assets shall similarly not be considered Capital Lease Obligations and continue to be treated as operating lease assets, and (iii) if at any time the obligations of any Person in respect of an operating lease are otherwise required to be characterized or recharacterized as capital or finance lease obligations as a result of a change in GAAP after the date hereof, then for purposes hereof such person’s obligations under such operating lease shall not, notwithstanding such characterization or recharacterization, be deemed Capital Lease Obligations; provided, however, that the Lead Borrower may elect, with notice to the Administrative Agent to treat operating leases as capital leases in accordance with GAAP as in effect from time to time and, upon such election, and upon any subsequent change to GAAP therefor, the parties will enter into negotiations in good faith in an effort to preserve the original intent of the financial covenants set forth herein (it being understood and agreed that the treatment of operating leases be interpreted on the basis of GAAP as in effect immediately prior to the adoption of ASU 2016-02 until such election shall have been withdrawn or such provision amended in accordance herewith).

(b)                All pro forma computations (subject to the last sentence of the definition of EBITDA) required to be made hereunder giving effect to any acquisition or disposition, investment, dividend, distribution or issuance, incurrence or assumption or prepayments, payment or repurchase of Indebtedness, designation of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, investment, dividend, distribution or issuance, incurrence or assumption or prepayment, payment or repurchase of Indebtedness, designation of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.05), and, to the extent applicable, to the historical earnings and cash flows associated with the assets or entities acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness).

SECTION 1.05.             Status of Obligations. In the event that the Lead Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Lead Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06.             Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any pro forma leverage ratio herein in connection with the incurrence of any Indebtedness, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent the Indebtedness to be incurred is revolving Indebtedness, the revolving Indebtedness shall be treated as fully drawn.

SECTION 1.07.             Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans or Commitments with an Incremental Facility, Refinancing Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

SECTION 1.08.             Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(b) of this Agreement, such Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Lead Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.09.             Additional Borrowers.

(a)                Foreign Borrowers. Notwithstanding anything in Section 9.02 to the contrary, following the Closing Date, the Lead Borrower may add one or more of its Foreign Subsidiaries that is a wholly owned Subsidiary as an additional Foreign Borrower under the Initial Revolving Facility by delivering to the Administrative Agent a Foreign Borrower Agreement executed by such Foreign Subsidiary and the Lead Borrower. As soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such Foreign Borrower Agreement and, if applicable, a Foreign Borrower Amendment (as defined below) to the Lenders. If the applicable additional Foreign Borrower is, or if an existing Borrower is merged, consolidated or amalgamated with or into a Person that is, organized or incorporated under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, or having a paying agent in, any jurisdiction other than a jurisdiction under the laws of which at least one of the then-existing Borrowers is organized or incorporated on the date such Foreign Borrower Agreement is delivered to the Administrative Agent, as a condition to the effectiveness of such Foreign Borrower Agreement, there shall be an amendment (a “Foreign Borrower Amendment”) to the Loan Documents (including, without limitation, Section 3.11 of this Agreement and the definition of “Excluded Taxes”), which amendment must be as mutually agreed by the Administrative Agent, the Lead Borrower, the applicable additional Foreign Borrower and the Required Revolving Lenders (provided that no such amendment shall materially adversely affect the rights of any Revolving Lender that has not consented to such amendment). After five (5) Business Days have elapsed after the posting of such Foreign Borrower Agreement and, if applicable, Foreign Borrower Amendment, subject to receipt by the Revolving Lenders and the Administrative Agent at least three (3) Business Days prior to the effectiveness of such Foreign Borrower Agreement of such documentation and other information reasonably requested by the Revolving Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations (including the Beneficial Ownership Regulation), such Foreign Subsidiary shall for all purposes of this Agreement be a Foreign Borrower hereunder unless the Administrative Agent shall theretofore have received written notice from any Revolving Lender (an “Objecting Lender”) under the Initial Revolving Facility, or the Administrative Agent shall itself have delivered a notice to the Company, that (i) it is unlawful under United States federal or state or foreign law for such Objecting Lender or the Administrative Agent, as the case may be, to make Loans or otherwise extend credit to or do business with such Foreign Subsidiary as provided herein or (ii) such Objecting Lender or the Administrative Agent, as the case may be, is prevented by its generally applicable operational or administrative procedures or other generally applicable internal policies from extending credit to such Foreign Subsidiary or to Persons in the jurisdiction in which such Foreign Subsidiary is organized or located (a “Notice of Objection”), in which case such Foreign Borrower Agreement shall not become effective unless, within the period of five (5) Business Days referred to above, such Objecting Lender or the Administrative Agent, as the case may be, (i) withdraws such Notice of Objection or (ii) so long as no Event of Default has occurred and is continuing, in the case of an Objecting Lender, ceases to be a Revolving Lender hereunder, including pursuant to Section 2.19(b)). Upon the execution by the Lead Borrower and the Foreign Borrower and delivery to the Administrative Agent of a Foreign Borrower Termination with respect to such Foreign Borrower, such Foreign Borrower shall cease to be a Foreign Borrower and a party to this Agreement; provided that no Foreign Borrower Termination will become effective as to any Foreign Borrower (other than to terminate such Foreign Borrower’s right to make further Borrowings under this Agreement) at a time when any Loan to such Foreign Borrower shall be outstanding hereunder. Promptly following receipt of any Foreign Borrower Agreement or Foreign Borrower Termination, the Administrative Agent shall post a copy thereof for the Lenders. Notwithstanding the foregoing, no Foreign Subsidiary may become a Foreign Borrower if any Revolving Lender would be prohibited by applicable Law from making loans to such Foreign Subsidiary. Any obligations in respect of borrowings by any Foreign Borrower under this Agreement will constitute “Obligations” and “Secured Obligations” for all purposes of the Loan Documents.

(b)                Additional Domestic Borrowers. Notwithstanding anything in Section 9.02 to the contrary, following the Closing Date, the Lead Borrower may add one or more of its Domestic Subsidiaries that is a wholly owned Subsidiary as an additional Domestic Borrower under the Initial Revolving Facility by delivering to the Administrative Agent a Domestic Borrower Agreement executed by such Domestic Subsidiary and the Lead Borrower. As soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such Domestic Borrower Agreement to the Lenders. After five (5) Business Days have elapsed after the posting of such Domestic Borrower Agreement, subject to receipt by the Revolving Lenders and the Administrative Agent at least three (3) Business Days prior to the effectiveness of such Domestic Borrower Agreement of such documentation and other information reasonably requested by the Revolving Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations (including the Beneficial Ownership Regulation), such Domestic Subsidiary shall for all purposes of this Agreement be a Domestic Borrower hereunder. Upon the execution by the Lead Borrower and the applicable Domestic Borrower and delivery to the Administrative Agent of a Domestic Borrower Termination with respect to such Domestic Borrower, such Domestic Borrower shall cease to be a Domestic Borrower and a party to this Agreement (it being understood that to the extent such Domestic Borrower would otherwise be a Guarantor, such Domestic Borrower Termination shall not constitute a release of such Domestic Borrower from its obligations under the Guaranty Agreement); provided that no Domestic Borrower Termination will become effective as to any Domestic Borrower (other than to terminate such Domestic Borrower’s right to make further Borrowings under this Agreement) at a time when any Loan to such Domestic Borrower shall be outstanding hereunder. Promptly following receipt of any Domestic Borrower Agreement or Domestic Borrower Termination, the Administrative Agent shall post a copy thereof for the Lenders. Any obligations in respect of borrowings by any Domestic Borrower under this Agreement will constitute “Obligations” and “Secured Obligations” for all purposes of the Loan Documents.

SECTION 1.10.             Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, but excluding calculations of applicable ratios and determining other compliance with this Agreement with respect to (i) the definition of “Applicable Rate”, (ii) compliance with Section 4.02 in connection with the Borrowing of any Revolving Loan and (iii) Section 6.13) in connection with a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant required to be tested in connection with such Limited Condition Acquisition shall, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Acquisition (including, for the avoidance of doubt, with respect to any such Indebtedness the proceeds of which have been irrevocably deposited or are otherwise held in trust or under an escrow or other funding arrangement with a trustee or other agent under or with respect to such Indebtedness to secure such Indebtedness pending the application of such proceeds to finance such Limited Condition Acquisition, after giving pro forma effect to the release of any such proceeds from such escrow or other funding arrangement upon consummation of such Limited Condition Acquisition) and the other transactions consummated in connection therewith (including, without limitation, any related Investment, Restricted Payment, Asset Sale or incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio or other applicable provision ending prior to the LCA Test Date, the Lead Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, after an LCA Election is made, (x) if any of such ratios or provisions are exceeded as a result of fluctuations in such ratio (including due to fluctuations in EBITDA of the Lead Borrower) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition. If the Lead Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any (i) ratio contained in Section 6.13, (ii) compliance with Section 4.02 in connection with the Borrowing of any Revolving Loan and (iii) the definition of “Applicable Rate”) or basket availability with respect to any other transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 1.11.             Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under the laws of another jurisdiction): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset, right, obligation or liability shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
The Credits

SECTION 2.01.             Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Closing Date Domestic Borrowers, jointly and severally, and, if any Additional Domestic Borrower(s) are designated and not terminated in accordance with Section 1.09(b) at any time, to such Additional Domestic Borrowers jointly and severally with the Closing Date Domestic Borrowers, and, if any Foreign Borrower(s) are designated and not terminated in accordance with Section 1.09(a) at any time, to such Foreign Borrower(s), in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit or (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures available to the Foreign Borrower(s) exceeding the Foreign Borrower Sublimit (such Revolving Credit Exposures and related Commitments pursuant to this clause (iv), collectively, the “Foreign Subfacility”) and (b) each Term Lender with an Initial Term A Loan Commitment agrees to make an Initial Term A Loan to the Closing Date Domestic Borrowers in Dollars on the Closing Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. For the avoidance of doubt, the establishment of any Foreign Subfacility shall not increase the aggregate principal amount of the Revolving Commitments then outstanding, and the aggregate principal amount of Revolving Commitments available for Borrowings by the Domestic Borrowers shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of such Foreign Subfacility.

SECTION 2.02.             Loans and Borrowings.

(a)                Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b)                Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans, Canadian Prime Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith; provided that, unless the applicable Borrower(s) has delivered a funding indemnity letter (in form and substance reasonably acceptable to the Administrative Agent) at least one (1) Business Day prior to the Closing Date, all Borrowings made on the Closing Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08 and each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)       At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency 5,000,000 units of such currency). At the time that each ABR Revolving Borrowing or Canadian Prime Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency 5,000,000 units of such currency); provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurocurrency Borrowings outstanding.

(d)       Notwithstanding any other provision of this Agreement, the applicable Borrower(s) shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

(e)       Each Foreign Subfacility shall be a separate Class of Commitments and Loans. There shall be no more than five (5) Foreign Subfacilities at any one time and no Foreign Subfacility shall have an aggregate principal amount less than $50,000,000. Each Revolving Lender shall provide Revolving Commitments to each Class of Initial Revolving Facilities and each Foreign Subfacility, if any, on a ratable basis.

SECTION 2.03.             Requests for Borrowings . To request a Borrowing, the applicable Borrower(s) shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by such Borrower(s), promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m. (noon), Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) (or one (1) Business Day in the case of a Eurocurrency Borrowing denominated in Dollars borrowed on the Closing Date) or by irrevocable written notice (via a written Borrowing Request signed by such Borrower(s)) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing or Canadian Prime Borrowing, not later than 12:00 p.m. (noon), New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or Canadian Prime Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery in writing by electronic mail or facsimile to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower(s). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)               the applicable Borrower(s);

(ii)              the aggregate principal amount of the requested Borrowing;

(iii)             the date of such Borrowing, which shall be a Business Day;

(iv)             whether such Borrowing is to be an ABR Borrowing, Canadian Prime Borrowing or a Eurocurrency Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(v)              in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)             the location and number of the account(s) of the applicable Borrower(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.             Determination of Dollar Amounts . The Administrative Agent will determine the Dollar Amount of:

(a)       each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b)       the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c)       all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05.             Swingline Loans .

(a)                Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans in Dollars to the Domestic Borrowers, jointly and severally, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Domestic Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)                To request a Swingline Loan, the Lead Borrower shall notify the Administrative Agent of such request by telephone (confirmed in writing by electronic mail or facsimile), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Lead Borrower. The Swingline Lender shall make each Swingline Loan available to the Domestic Borrowers by means of a credit to the general deposit account of the Lead Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Lead Borrower (or other party on behalf of the Lead Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Lead Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Lead Borrower of any default in the payment thereof.

SECTION 2.06.             Letters of Credit .

(a)                General. Subject to the terms and conditions set forth herein, the Lead Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or jointly for the account of the Lead Borrower and any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. Notwithstanding the foregoing, the letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Closing Date for all purposes of the Loan Documents. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Lead Borrower to, or entered into by the Lead Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The Lead Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations, the Lead Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Lead Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b)                Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Lead Borrower shall deliver by electronic mail or facsimile to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Lead Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Lead Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $50,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit and (iv) subject to Section 2.04, the Dollar Amount of the aggregate face amount of all Letters of Credit issued and then outstanding by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Sublimit.

(c)                Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date; provided that a Letter of Credit may expire up to one year beyond the Revolving Facility Maturity Date so long as the Lead Borrower cash collateralizes 103% of the face amount of such Letter of Credit in the manner described in Section 2.06(j) no later than thirty (30) days prior to the Revolving Facility Maturity Date, on terms and conditions reasonably acceptable to the relevant Issuing Bank and the Administrative Agent.

(d)                Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Lead Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Lead Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Lead Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if an Issuing Bank shall so elect in its sole discretion by notice to the Lead Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Lead Borrower receives such notice; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in Dollars, an ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan in Dollars in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Lead Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan, as applicable. If the Lead Borrower fails to so request a Borrowing or Loan and fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Lead Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Lead Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Lead Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Lead Borrower of its obligation to reimburse such LC Disbursement. If the Lead Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Lead Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)                 Obligations Absolute. The Lead Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Lead Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Lead Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Lead Borrower to the extent permitted by applicable law) suffered by the Lead Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Lead Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Lead Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Lead Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or (i) in the case such LC Disbursement is denominated in Canadian Dollars, at the rate per annum then applicable to Revolving Loans that are Canadian Prime Loans or (ii) in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Lead Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                 Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Lead Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Lead Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Lead Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 102% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Lead Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Lead Borrower described in Section 7.01(e). For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Lead Borrower. The Lead Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Sections 2.11(f) and 2.06(c). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Lead Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Lead Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Lead Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Lead Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Lead Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)                Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, to the extent that there was any activity in respect of Letters of Credit during the immediately preceding week, such daily activity (set forth by day), including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Lead Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07.             Funding of Borrowings .

(a)                Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (ii) in the case of Canadian Prime Loans, by 11:00 a.m., Toronto time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (iii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower(s) by promptly crediting the amounts so received, in like funds, to (x) an account of the Lead Borrower maintained with JPMorgan Chase Bank, N.A. and designated by the Lead Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Lead Borrower in the relevant jurisdiction and designated by the Lead Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans, Canadian Prime Loans that are Revolving Loans, Eurocurrency Revolving Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)                Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower(s) a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower(s) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower(s) to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.             Interest Elections .

(a)                Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Lead Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b)                To make an election pursuant to this Section, the Lead Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by the Lead Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if the Lead Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery by electronic mail or facsimile to the Administrative Agent of a written Interest Election Request signed by the Lead Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Lead Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)               the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)              whether the resulting Borrowing is to be an ABR Borrowing, Canadian Prime Borrowing or a Eurocurrency Borrowing; and

(iv)              if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If the Lead Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, such Borrowing shall be converted to a Canadian Prime Borrowing and (iii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Lead Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) unless repaid, each Eurocurrency Borrowing denominated in Canadian Dollars shall be converted to a Canadian Prime Borrowing at the end of the Interest Period applicable thereto and (iv) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09.             Termination and Reduction of Commitments .

(a)                (i) The Term Loan Commitments shall terminate on the Closing Date and (ii) unless previously terminated, the Revolving Commitments shall terminate on the Revolving Facility Maturity Date.

(b)                The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Commitments.

(c)                The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments (and, if necessary, accompanying prepayment of Loans) delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.             Repayment and Amortization of Loans; Evidence of Debt .

(a)                The Domestic Borrowers, jointly and severally, and each Foreign Borrower, solely with respect to Revolving Loans made to such Foreign Borrower, hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Facility Maturity Date in the currency of such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Domestic Borrowers shall repay all Swingline Loans then outstanding.

(b)                The Closing Date Domestic Borrowers shall repay Initial Term A Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11) and each such payment shall be made to the Administrative Agent for the account of each Term Lender (each such date, an “Initial Term A Loan Installment Date”):

Payment Date	Aggregate Principal Amount
December 31, 2019	$12,500,000.00
March 31, 2020	$12,500,000.00
June 30, 2020	$12,500,000.00
September 30, 2020	$12,500,000.00
December 31, 2020	$12,500,000.00
March 31, 2021	$12,500,000.00
June 30, 2021	$12,500,000.00
September 30, 2021	$12,500,000.00
December 31, 2021	$12,500,000.00
March 31, 2022	$12,500,000.00
June 30, 2022	$12,500,000.00
September 30, 2022	$12,500,000.00
December 31, 2022	$18,750,000.00
March 31, 2023	$18,750,000.00
June 30, 2023	$18,750,000.00
September 30, 2023	$18,750,000.00
December 31, 2023	$25,000,000.00
March 31, 2024	$25,000,000.00
June 30, 2024	$25,000,000.00
Initial Term A Facility Maturity Date	$700,000,000.00

(c)                [Reserved].

(d)                In the event that any Other Term Loans are made, the applicable Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the documentation relating thereto (each such date being referred to as an “Other Term Loan Installment Date”).

(e)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(g)                The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(h)                Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Lead Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and substantially in the form attached hereto as Exhibit I-1 or I-2, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11.             Prepayment of Loans .

(a)                The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 p.m. (noon), Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or a Canadian Prime Borrowing, not later than 12:00 p.m. (noon), New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Lead Borrower. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)                [Reserved].

(c)                Not later than the tenth (10th) Business Day following the receipt by the Lead Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of any Prepayment Asset Sales or Recovery Events, in each case in excess of the Annual Deductible Amount, the Lead Borrower shall apply an amount equal to 100% of the Net Cash Proceeds received by the Lead Borrower or such Restricted Subsidiaries with respect thereto (subject to the restrictions set forth herein) to prepay outstanding Term Loans in accordance with Section 2.11(h); provided, however, that, if (x) the Lead Borrower intends to reinvest such Net Cash Proceeds in assets of a kind then used or usable in the business of the Lead Borrower and its Restricted Subsidiaries and (y) no Event of Default shall have occurred and be continuing at the time of such receipt of Net Cash Proceeds in respect of such Prepayment Asset Sale or Recovery Event, and no Event of Default shall have occurred and shall be continuing at the time of proposed reinvestment (unless such reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default was continuing), then the Lead Borrower shall not be required to prepay Term Loans hereunder in respect of such Net Cash Proceeds to the extent that such Net Cash Proceeds are so reinvested within 12 months after the date of receipt of such Net Cash Proceeds (or, within such 12 month period, the Lead Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Cash Proceeds, and such Net Cash Proceeds are so reinvested within 180 days after the expiration of such 12 month period); provided, further, that if any Net Cash Proceeds are not reinvested on or prior to the last day of the applicable application period, such Net Cash Proceeds shall be applied within ten (10) Business Days to the prepayment of the Term Loans as set forth above (without regard to the immediately preceding proviso).

(d)                If at any time, the Lead Borrower or any of its Restricted Subsidiaries receives Net Cash Proceeds of any debt securities or other incurrence of Indebtedness (other than Indebtedness incurred pursuant to Section 6.03 (other than Permitted Refinancing Indebtedness in respect of the Loans and Commitments hereunder, Refinancing Term Loans, Replacement Revolving Loans used to refinance Term Loans and Refinancing Notes)), then no later than three (3) Business Days after the Lead Borrower’s or any Restricted Subsidiary’s receipt thereof, an amount equal to 100% of the Net Cash Proceeds thereof shall be paid by the Lead Borrower to the Administrative Agent and applied as a mandatory prepayment of principal of the Term Loans as provided in Section 2.11(h) or to the extent such prepayment obligation arises from an incurrence of Indebtedness in respect of a Permitted Refinancing, Refinancing Term Loans, Refinancing Notes or Replacement Revolving Loans applied to prepayment of such replaced or refinanced Term Loans;

(e)                [Reserved]

(f)                 If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate Revolving Commitments or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Lead Borrower shall in each case immediately repay Revolving Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Revolving Commitments and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.

(g)                Notwithstanding any other provisions of this Section 2.11, (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary giving rise to a prepayment event under Section 2.11(c) (a “Foreign Asset Sale Recovery Event”) are prohibited or delayed by applicable law from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be paid by the Lead Borrower in respect of the Term Loans at the times provided in this Section 2.11 so long as the applicable local law will not permit repatriation to the United States, and once such repatriation of any of such affected Net Cash Proceeds would be permitted under the applicable local law, the Lead Borrower will promptly pay an amount equal to such Net Cash Proceeds, which amount shall be applied to the repayment of the Term Loans pursuant to this Section 2.11 to the extent otherwise provided herein or (B) to the extent that the Lead Borrower has determined in good faith that repatriation of any of or all Net Cash Proceeds from such Foreign Asset Sale Recovery Event could reasonably be expected to result in a material adverse tax consequence to the Lead Borrower or its Restricted Subsidiaries with respect to such Net Cash Proceeds, the Lead Borrower shall have no obligation to repay an amount equal to such Net Cash Proceeds so affected until such time that such amounts could be repatriated without incurring such liability or consequence. Nothing in this Section 2.11 shall be construed as a covenant by any Foreign Subsidiary to distribute any amounts to any Loan Party or a covenant by the Borrowers or any Loan Party to cause any Foreign Subsidiary to distribute any amounts (it being understood that this Section 2.11 requires only that the Lead Borrower repay certain amounts calculated by reference to certain Foreign Asset Sale Recovery Events of a Foreign Subsidiary).

(h)                Any mandatory prepayment of Term Loans pursuant to Section 2.11(c) or (d) (other than as set forth therein) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term A Loans, the Other Term Loans (to the extent such Other Term Loans are secured by Collateral on a pari passu basis with the Initial Term A Loans), and other Indebtedness secured by Liens on the Collateral on a pari passu basis with the Obligations (“Other Pari Debt”) if any, pro rata based on the aggregate principal amount of outstanding Initial Term A Loans, Other Pari Debt and Other Term Loans (to the extent secured by Collateral on a pari passu basis with the Initial Term A Loans), if any, to reduce amounts due on the Term Loan Installment Dates for such Classes as directed by the Lead Borrower (and if not specified by the Lead Borrower, in direct order of maturity) (it being understood that to the extent any Class of Initial Term A Loans, Other Pari Debt or Other Term Loans is not entitled to mandatory prepayments under Section 2.11(c) or (d), such Class will be excluded in such pro rata calculations); provided that, subject to the pro rata application to Term Loans outstanding within any respective Class of Term Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(c), any Class of Other Term Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Initial Term A Loans and any other Classes of then outstanding Other Term Loans (which are permitted to be paid on a pro rata basis), in each case to the extent the respective Class receiving less than its pro rata share has consented thereto) and (y) the Lead Borrower shall allocate any repayments pursuant to Section 2.11(c) to repay the respective Class or Classes being refinanced, as provided in said Section 2.11(d). Any optional prepayments of the Term Loans pursuant to Section 2.11(d) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Lead Borrower may in each case direct.

(i)                 The Lead Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(c) at least three (3) Business Days prior to the date of such prepayment. Such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender may elect, by delivering written notice to the Administrative Agent and the Lead Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Initial Term A Loans held by such Term Lender pursuant to Section 2.11(c) not be made (the aggregate amount of such prepayments declined, the “Declined Proceeds”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. For the avoidance of doubt, the Lead Borrower may retain the Declined Proceeds (“Retained Declined Proceeds”) and apply such Retained Declined Proceeds to prepay loans in accordance with Section 2.11(a) above or for any other purpose permitted by this Agreement.

SECTION 2.12.             Fees .

(a)                The Domestic Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a facility fee (the “Commitment Fee”), which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date; provided that any Commitment Fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                The Domestic Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c)                The Domestic Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent (including, without limitation, fees separately agreed in the Fee Letters).

(d)                All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.             Interest .

(a)                (i) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate and (ii) the Loans comprising each Canadian Prime Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b)                The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling, Canadian Dollars or Australian Dollars shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, Adjusted LIBO Rate, LIBO Rate, CDOR Screen Rate, AUD Screen Rate or STIBOR Screen Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.             Alternate Rate of Interest .

(a)                If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then, subject to clause (c) below, the LIBO Rate for such Interest Period for such Eurocurrency Borrowing shall be the Reference Bank Rate; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if fewer than two (2) Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate, (ii) if such Borrowing shall be requested in Canadian Dollars, then such Borrowing shall be made as a Canadian Prime Rate Borrowing and (iii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its sole discretion after consultation with the Lead Borrower and consented to in writing by the Required Lenders (the “Alternative Rate”) (it being understood and agreed that the Administrative Agent shall not be required to disclose to any party hereto any information regarding any Reference Bank or any rate provided by such Reference Bank in accordance with the definition of “LIBO Rate”, including, without limitation, whether a Reference Bank has provided a rate or the rate provided by any individual Reference Bank); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency.

(b)                If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)               the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate or the applicable Screen Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or

(ii)              the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate or the applicable Screen Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Lead Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing Request may be withdrawn by the Lead Borrower and, if not so withdrawn, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, then such Borrowing Request may be withdrawn by the Lead Borrower and, if not so withdrawn, the LIBO Rate for such Eurocurrency Revolving Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c)                If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of such Screen Rate is insolvent (and there is no successor administrator that will continue publication of such Screen Rate), (x) the administrator of such Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Screen Rate), (y) the supervisor for the administrator of such Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of such Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Lead Borrower shall endeavor to establish an alternate rate of interest to such Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(c), only to the extent the applicable Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing may be withdrawn by the Lead Borrower and, if not so withdrawn, shall be made as an ABR Borrowing.

SECTION 2.15.             Increased Costs .

(a)                If any Change in Law shall:

(i)               impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan, requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)              impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Domestic Borrowers will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Domestic Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)       Notwithstanding any other provision of this Section 2.15, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section 2.15 in respect of any Change in Law unless it is then the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements (it being understood that this paragraph (e) shall not (i) require any Lender or Issuing Bank to breach any confidentiality agreement or to disclose any information otherwise required to be held in confidence by it or (ii) limit the discretion of any Lender or Issuing Bank to waive the right to demand such compensation in any given case).

SECTION 2.16.             Break Funding Payments . In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.19, then, in any such event, the Domestic Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Domestic Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.             Taxes .

(a)                Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                Payment of Other Taxes by the Borrowers. The Domestic Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                Indemnification by the Lead Borrower. Without duplication of Section 2.17(a), the Lead Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                 Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                 Without limiting the generality of the foregoing:

(A)       any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed originals of IRS Form W-8ECI;

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Lead Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)               Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(f).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                 Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank.

SECTION 2.18.             Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs .

(a)                The Borrowers shall make each payment required to be made by each hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)                If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                [Reserved]

(d)                If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent each may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e)                Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the relevant Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the relevant Lenders or the relevant Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g)                Except as otherwise expressly provided herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fee and the participation fees in respect of Letters of Credit, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders entitled thereto in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans). For purposes of determining the Available Revolving Commitment (other than in connection with calculating the Commitment Fee), each outstanding Swingline Loan shall be deemed to have utilized the Revolving Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.19.             Mitigation Obligations; Replacement of Lenders .

(a)                If any Lender requests compensation under Section 2.15, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any Lender becomes a Defaulting Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                If (i) any Lender requests compensation under Section 2.15, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has declined to become an Extending Lender in connection with Pro Rata Extension Offer made pursuant to Section 2.25 or (v) any Lender is an Objecting Lender under Section 1.09(a) (any such Lender under clause (i), (ii), (iii) or (iv), an “Affected Lender”), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that, if it becomes an Affected Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase; provided, however, that the failure of any Affected Lender to execute an Assignment and Assumption shall not render such sale and purchase (and corresponding assignment) invalid.

SECTION 2.20.             Incremental Facilities . The Lead Borrower may from time to time elect to increase the Revolving Commitments or make additional Revolving Commitments (such increased and/or additional Revolving Commitments, an “Incremental Revolving Commitment” and the loans thereunder, “Incremental Revolving Loans” and, together with the Incremental Revolving Commitments, an “Incremental Revolving Facility”) or enter into one or more tranches of Term Loans or increase outstanding Term Loans (each an “Incremental Term Loan” and together with the Incremental Revolving Facility hereinafter collectively referred to as “Incremental Facilities,” as applicable), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of all such Incremental Facilities incurred pursuant to this Section 2.20 does not exceed the sum of (I) the sum of (x) $600,000,000 plus (y) all voluntary prepayments of any outstanding Term Loans prior to the incurrence of such Incremental Facility, to the extent such prepayments are not funded with the proceeds of long-term Indebtedness minus (z) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.03(i) hereof at such time (this clause (I), the “Fixed Incremental Incurrence Basket”) and (II) any additional amounts so long as immediately after giving pro forma effect to the establishment of such Incremental Facility (and assuming any such Incremental Revolving Commitments are fully drawn) and the use of proceeds thereunder, the First Lien Net Leverage Ratio at the time such Indebtedness is incurred is not, on a pro forma basis, greater than 3.00:1.00; provided that any Indebtedness under such Incremental Facility that ranks junior to the liens securing the Initial Term A Loans or that are unsecured shall be treated as Consolidated First Lien Debt for purposes of calculating the First Lien Net Leverage Ratio to determine whether such Incremental Facility may be incurred pursuant to this Section 2.20 and for all other First Lien Net Leverage Ratio and Secured Net Leverage Ratio (other than, in the case of such unsecured indebtedness, the Secured Net Leverage Ratio set forth in Section 6.13(a)) calculations in this Agreement from and after the date of effectiveness of such Incremental Facility (this clause (II), the “Ratio Based Incremental Incurrence Basket”); provided, however, that aggregate principal amount of any Incremental Revolving Facility that constitutes a Foreign Subfacility, together with the aggregate principal amount of any Initial Revolving Facility, other Incremental Revolving Facility and/or Replacement Revolving Facility that constitutes a Foreign Subfacility, shall not exceed the Foreign Borrower Sublimit. For the avoidance of doubt, any amounts incurred under the Fixed Incremental Incurrence Basket concurrently with any amounts incurred under the Ratio Based Incremental Incurrence Basket will not count as Indebtedness for purposes of calculating the Ratio Based Incremental Incurrence Basket at such time. The Lead Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to participate in any Incremental Facility, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution or Disqualified Institution may be an Augmenting Lender and no existing Lender shall be required to be an Increasing Lender), which agree to participate in such Incremental Facility; provided that each Augmenting Lender shall be subject to the approval of the Lead Borrower and the Administrative Agent and if the Augmenting Lender is providing all or a portion of an Incremental Revolving Facility, each Issuing Bank and Swingline Lender. Any Incremental Facility shall be established pursuant to an amendment (or joinder documentation) to this Agreement (an “Incremental Amendment”), and as appropriate, the other Loan Documents, executed by the Domestic Borrowers, each other Loan Party, each Lender agreeing to provide all or a portion of the Incremental Facility (including Augmenting Lenders and Increasing Lenders) and the Administrative Agent (and subject to such Incremental Amendment being reasonably satisfactory to the Administrative Agent) and no consent of any Lender (other than the Lenders participating in the Incremental Facility) shall be required for the establishment of any Incremental Facility pursuant to this Section 2.20 or for amending this Agreement and any other Loan Document in connection therewith. The Incremental Facility created pursuant to this Section 2.20 (and any amendments to this Agreement and the Loan Documents in connection therewith) shall become effective on the date agreed by the Lead Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no Incremental Facility shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such Incremental Facility, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied both before and after giving effect to such Incremental Facility or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Lead Borrower; provided that, if the proceeds of such Incremental Facility are used to consummate a Permitted Acquisition, the representations and warranties required to be made in connection with such Incremental Facility shall be limited to the Specified Representations and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date as to the corporate power and authority of the Domestic Borrowers to borrow hereunder after giving effect to such Incremental Facility and such other documentation or opinions reasonably requested by the Administrative Agent and the Lenders of such Incremental Facility.

(a)                The proceeds of any Incremental Term Loans will be used only for general corporate purposes or as otherwise permitted by this Agreement. Upon each increase in the Revolving Commitments pursuant to this Section 2.20, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitment. Additionally, if any Revolving Loans are outstanding at the time any Incremental Revolving Commitments are established under any existing Revolving Facility, the Revolving Lenders under such Revolving Facility immediately after effectiveness of such Incremental Revolving Commitments shall purchase and assign at par such amounts of the Revolving Loans under such Revolving Facility outstanding at such time as the Administrative Agent may require such that each Revolving Lender holds its Applicable Percentage of all Revolving Loans under such Revolving Facility outstanding immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)                The terms and provisions of the Incremental Facilities made pursuant hereto shall be as follows:

(i)               the terms and provisions of the Incremental Revolving Commitments incurred as an increase to the Initial Revolving Facility shall be identical to the Initial Revolving Facility and any provisions applicable to Revolving Loans made hereunder;

(ii)              the terms and provisions of the Incremental Term Loans and Incremental Revolving Commitments incurred as a separate tranche shall be on terms and provisions as set forth in this Agreement or as otherwise determined by the Lead Borrower and Lenders under such Incremental Facility and set forth in the related Incremental Amendment and reasonably satisfactory to the Administrative Agent; provided that other than to the extent permitted pursuant to the proviso below, to the extent such terms and provisions are not consistent with the applicable Initial Term A Facility or Initial Revolving Facility, as applicable (other than pricing and customary “soft call” protection and customary “excess cash flow” prepayments in respect of syndicated term “B” loans), they shall be, taken as a whole, on terms no more favorable to the Lenders under such Incremental Facility than the terms and provisions of this Agreement (except (i) for covenants and events of default applicable only to periods after the Latest Maturity Date or (ii) to the extent such more favorable terms and documentation are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)) existing at the time of incurrence of such Incremental Facility (as determined by the Lead Borrower in its reasonable discretion); provided, further, that:

(A)              any such Incremental Revolving Commitments shall mature no earlier than the Revolving Facility Maturity Date;

(B)              any Incremental Facility shall be secured by Liens that rank pari passu, or, at the Lead Borrower’s option, junior, in priority with the Liens securing the Initial Revolving Loans and the Initial Term A Loans or shall be unsecured; provided that, if such Incremental Facility is secured by Liens, such Incremental Facility may only be secured by U.S. Collateral (other than any Incremental Revolving Facility, which may be secured by Foreign Collateral to the extent of any obligations thereunder of a Foreign Borrower); provided further that, if such Incremental Facility is secured by Liens that rank junior in priority with the Liens securing the Revolving Loans and the Initial Term A Loans, or is unsecured, (x) such Incremental Facility shall be a separate tranche from the Initial Revolving Loans or the Initial Term A Loans, as applicable; (y) such Incremental Facilities that are secured shall be subject to a Permitted Junior Intercreditor Agreement and (z) such Incremental Facilities shall not have mandatory prepayment provisions (other than related to customary asset sale, event of loss or change of control offers) that could result in prepayments of such debt prior to the Latest Maturity Date;

(C)              the maturity date of any Incremental Term Loans shall be no earlier than the maturity date of the Initial Term A Loans; and the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term A Loans;

(D)              (x) such Incremental Term Loans that are secured by Liens that rank equal in priority with the Liens securing the Initial Term A Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term A Loans in any mandatory prepayment hereunder and (y) such Incremental Revolving Loans that are secured by Liens that rank equal in priority with the Liens securing the Initial Revolving Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Revolving Loans in any borrowings and prepayments of Revolving Loans hereunder;

(E)               the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Lead Borrower and the Lenders under such Incremental Facility; provided that, solely in the case of Incremental Term Loans (other than syndicated term “B” loans) that are secured by Liens that rank equal in priority with the Liens securing the Initial Term A Loans, if the All-In Yield in respect of such Incremental Term Loans exceeds the All-In Yield in respect of the then existing Initial Term A Loans by more than 0.50%, the Applicable Rate in respect of the then existing Initial Term A Loans shall be adjusted so that the All-In Yield in respect of the then existing Initial Term A Loans is equal to the All-In Yield in respect of such Incremental Term Loans minus 0.50% (“MFN Protection”); and

(F)               there shall be no borrower (other than the Domestic Borrowers and, with respect to any Incremental Revolving Facility, any Foreign Borrower) and no guarantors (other than the Guarantors) in respect of any Incremental Facility, unless such borrower or guarantor is an entity organized or formed in the United States and becomes a co-borrower or Guarantor (as applicable) under the Loan Documents and is otherwise reasonably acceptable to the Administrative Agent.

Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.21.             Judgment Currency . If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower(s) hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, nonappealable judgment is given. The obligations of such Borrower(s) in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, such Borrower(s) agree, to the fullest extent that each may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Lead Borrower.

SECTION 2.22.             Defaulting Lenders . Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)       the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)       if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)       all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) no Event of Default has occurred and is continuing and (y) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Lead Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)       if the Lead Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)       if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)       if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)      so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Lead Borrower in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue, (ii) a Bail-In Action with respect to a Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (iii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Lead Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Lead Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23.             Refinancing Amendments .

(a)                Notwithstanding anything to the contrary in this Agreement, the Lead Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement in minimum amounts of $10,000,000 (such loans, “Refinancing Term Loans”), the net proceeds of which are used to Refinance in whole or in part any Class of Term Loans on a pro rata basis (it being understood that, with the consent of the Lead Borrower and subject to allocation by the Lead Borrower, any existing Lender holding Term Loans of such Class may elect to convert all or any portion of such Term Loans into the applicable Refinancing Term Loans). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Lead Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to the Administrative Agent); provided that:

(i)               before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date no Event of Default shall have occurred and be continuing;

(ii)              the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii)             the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)             the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)             all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.20(b)(ii)(E)), which shall be as agreed between the Lead Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Lead Borrower in good faith) be substantially similar to, or not materially more favorable to the lenders of such Refinancing Term Loans than the terms, taken as a whole, applicable to the Term Loans being refinanced (except (i) to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date applicable to Term Loans or (ii) to the extent such more favorable terms and documentation are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders));

(vi)              with respect to Refinancing Term Loans secured by Liens on the Collateral that rank junior in right of security to the Initial Term A Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement and such Refinancing Term Loans shall not have any scheduled repayment, mandatory redemption or repayment or sinking fund obligations prior to the Terms Loans being refinanced (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(vii)              there shall be no borrower (other than the Domestic Borrowers) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans, unless such borrower or guarantor is an entity organized or formed under the laws of the United States, and state thereof or the District of Columbia and becomes a co-borrower or Guarantor (as applicable) under the Loan Documents and is otherwise reasonably acceptable to the Administrative Agent; and

(viii)             Refinancing Term Loans shall not be secured by any asset other than the U.S. Collateral;

(ix)               such Liens on the U.S. Collateral shall be pari passu with or junior in priority to the Liens securing the Initial Term A Loans;

(x)               Refinancing Term Loans secured by U.S. Collateral on a pari passu basis with the outstanding Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(d)) hereunder, as specified in the applicable Refinancing Amendment; and

(xi)               Refinancing Term Loans that are unsecured shall not have any scheduled repayment, mandatory redemption or repayment or sinking fund obligations prior to the Term Loans being refinanced (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default).

(b)                The Lead Borrower may approach any Lender or any other person that would be a permitted assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

(c)                Notwithstanding anything to the contrary in this Agreement:

(i)               The Lead Borrower may, by written notice to the Administrative Agent, establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Lead Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent); provided that

(A)              before and after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date, no Event of Default shall have occurred and be continuing;

(B)              after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(C)              no Replacement Revolving Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Commitments being replaced;

(D)              all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms which shall be as agreed between the Lead Borrower and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Lead Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Commitments) taken as a whole shall (as determined by the Lead Borrower in good faith) be substantially similar to, or not materially more favorable to the lenders of such Replacement Revolving Facilities than, those, taken as a whole, applicable to the Revolving Commitments so replaced (except (i) to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or (ii) to the extent such more favorable terms and documentation are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders));

(E)               there shall be no borrower (other than the Domestic Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility, unless such borrower or guarantor is an entity organized or formed under the laws of the United States, and state thereof or the District of Columbia and becomes a co-borrower or Guarantor (as applicable) under the Loan Documents and is otherwise reasonably acceptable to the Administrative Agent; provided, however, that aggregate principal amount of any Replacement Revolving Facility that constitutes a Foreign Subfacility, together with the aggregate principal amount of any Initial Revolving Facility, Incremental Revolving Facility and/or other Replacement Revolving Facility that constitutes a Foreign Subfacility, shall not exceed the Foreign Borrower Sublimit;

(F)               Replacement Revolving Commitments and extensions of credit thereunder shall not be secured by any asset other than the U.S. Collateral (or, to the extent of any obligations thereunder of a Foreign Borrower, Foreign Collateral) and such Liens on the U.S. Collateral shall be pari passu with or junior in priority to the Liens securing the Initial Term A Loans;

(G)              if such Replacement Revolving Facility is secured by Liens on the Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement; and

(H)              the Replacement Revolving Commitments (and Replacement Revolving Loans) shall not have any scheduled repayment, mandatory redemption or repayment or sinking fund obligations other than those applicable to the Initial Revolving Facility.

(ii)               The Lead Borrower may, by written notice to the Administrative Agent, establish Replacement Revolving Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans), so long as the aggregate amount of such Replacement Revolving Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; provided that:

(A)              before and after giving effect to the establishment such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date no Default or Event of Default shall have occurred and be continuing;

(B)              the remaining life to termination of such Replacement Revolving Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans;

(C)              the final termination date of the Replacement Revolving Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement;

(D)              there shall be no borrower (other than the Domestic Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility, unless such borrower or guarantor is an entity organized or formed in the United States and becomes a co-borrower or Guarantor (as applicable) under the Loan Documents and is otherwise reasonably acceptable to the Administrative Agent;

(E)               Replacement Revolving Commitments and extensions of credit thereunder shall not be secured by any asset other than U.S. Collateral and such Liens shall be pari passu or junior in priority to the Liens securing the Term Loans being refinanced;

(F)               the Replacement Revolving Facility does not have mandatory prepayment or redemption provisions that could result in the prepayment or redemption thereof prior to the maturity date of the Term Loans being refinanced; and

(G)              all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms, which shall be as agreed between the Lead Borrower and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Lead Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Commitments) taken as a whole shall (as determined by the Lead Borrower in good faith) be substantially similar to, or not materially more favorable to the lenders providing such Replacement Revolving Facility than, those taken as a whole applicable to the Term Loans being refinanced (except (i) to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or (ii) to the extent such more favorable terms are incorporated into the Loan Documents for the benefit of all Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)).

(iii)               Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion. The Borrowers agree to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d)                The Lead Borrower may approach any Lender or any other person that would be a permitted assignee of a Revolving Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment. Any Replacement Revolving Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Commitments.

(e)                The Lead Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably request in writing. Any Refinancing Amendment shall not require the consent of any Lender other than Lenders providing such Refinancing Term Loans and/or Replacement Revolving Commitments. Each Lender providing such Refinancing Term Loans and/or Replacement Revolving Commitments that is not already a Lender hereunder on the Refinancing Effective Date shall become a Lender under this Agreement pursuant to the Refinancing Amendment. Each Refinancing Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Commitment, such Lender will be deemed to have an Other Revolving Commitment having the terms of such Replacement Revolving Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (ii) all Refinancing Term Loans, Replacement Revolving Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Initial Term A Loans and other Secured Obligations (other than Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term A Loans, and except to the extent any such Refinancing Term Loans are secured by the Collateral on a junior lien basis in accordance with the provisions above).

SECTION 2.24.             Loan Repurchases .

(a)                Subject to the terms and conditions set forth or referred to below, the Lead Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by the Borrowers) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Lead Borrower and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)               each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures;

(ii)               no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii)             the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Lead Borrower shall automatically be cancelled and retired by the Lead Borrower on the settlement date of the relevant purchase (and may not be resold) (without any increase to EBITDA as a result of any gains associated with cancellation of debt), and in no event shall the Lead Borrower be entitled to any vote hereunder in connection with such Term Loans;

(iv)             no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(v)             no purchase of any Term Loans shall be made from the proceeds of any Revolving Loan or Swingline Loan.

(b)                If, at the time the Lead Borrower commences any Purchase Offer, it reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Lead Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Lead Borrower pursuant to this Section 2.24, (x) the Lead Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Lead Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c)                The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24; provided that notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.24. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.03 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

SECTION 2.25.             Extensions of Loans and Commitments .

(a)                Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by (i) the Domestic Borrowers to all Lenders of any Class of Term Loans and/or Revolving Commitments or (ii) any Foreign Borrower to all Lenders of any Class of Revolving Commitments, in each case, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, subject to the provisions in this Section 2.25, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule and/or optional or mandatory prepayments in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Lead Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Commitment for such Lender if such Lender is extending an existing Revolving Commitment (such extended Revolving Commitment, an “Extended Revolving Commitment”, and any Revolving Loan made pursuant to such Extended Revolving Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Lead Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent).

(b)                The Lead Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Commitments of such Extending Lender. No Lenders other than Extending Lenders shall be required to consent to any amendments made in connection with an Extension Amendment. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and optional and mandatory prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Lead Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, optional and mandatory prepayments, and final maturity (which shall be determined by the Lead Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have (x) the same terms as the existing Class of Revolving Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender, and (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term A Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Commitments evidenced thereby as provided for in Section 9.02. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Lead Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Commitments.

(c)                Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Commitment, such Extending Lender will be deemed to have an Other Revolving Commitment having the terms of such Extended Revolving Commitment.

(d)                Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.18), (i) each Class of Extended Term Loan or Extended Revolving Commitment is required to be in a minimum amount of $10,000,000, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Commitment), (iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Secured Obligations secured by a pari passu Lien on the Collateral), (v) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto and (vii) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Commitments.

(e)                Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, (x) that the Lead Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments and (y) such Pro Rata Extension Offer may be for less than the amount of the aggregate principal amount of the Loan or Commitments which are subject to such Pro Rata Extension Offer and to the extent there is oversubscription the Loans or Commitments which have elected to be extended will be subject to proration based on the aggregate principal amount of Loans or Commitments included in such Pro Rata Extension Offer.

ARTICLE III
Representations and Warranties

The Borrowers represent and warrant to the Lenders that:

SECTION 3.01.             Organization; Powers . Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in each case referred to in subsection (i) (other than with respect to the Borrowers), (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.             Authorization; No Conflicts .

(a)                The execution, delivery and performance by each Loan Party of each Loan Document to which it is party, (i) have been duly authorized by all necessary corporate or other organizational action, and (ii) do not (A) contravene the terms of any of such Person’s Organization Documents; (B) conflict with or result in any breach or contravention of, or the creation of any Lien under, (x) any Contractual Obligation to which any Borrower is a party or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Borrower or its property is subject, except, in each case to the extent that such breach, contravention or creation of any such Lien could not reasonably be expected to have a Material Adverse Effect; or (C) violate any Law except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

(b)                No Restricted Subsidiary of Lead Borrower is in violation of any Law or in breach of any Contractual Obligation, the violation of which could be reasonably likely to have a Material Adverse Effect.

SECTION 3.03.             Governmental Approvals . No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party; except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.04.             Enforceability . This Agreement has been, and each other Loan Document to which each Loan Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

SECTION 3.05.             Financial Condition; No Material Adverse Change .

(a)                The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Lead Borrower as of the date thereof and its Consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities of the Lead Borrower and its Consolidated Subsidiaries as of the date thereof to the extent required by GAAP, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP.

(b)                The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present, in all material respects, the consolidated financial condition of the Lead Borrower as of the date thereof and its Consolidated results of operations for the period covered thereby, all in accordance with GAAP, except as expressly noted therein, and subject, in the case of clauses (i) and (ii), to the absence of notes and year-end audit adjustments, and (iii) show all material Indebtedness and other liabilities of the Lead Borrower and its Consolidated subsidiaries as of the date thereof to the extent required by GAAP, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP.

(c)                Since September 30, 2018, there has been no Material Adverse Effect.

SECTION 3.06.             Properties; Intellectual Property .

(a)                Each of the Lead Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, in each case, subject to Permitted Liens and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                Each of the Lead Borrower and its Restricted Subsidiaries owns, is licensed, or otherwise has the right to use all Intellectual Property used in or otherwise necessary to conduct its business as presently conducted, except where the failure to have such ownership, license or right to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Lead Borrower and its Restricted Subsidiaries have not received any written notice, and are not aware, that the operation of their respective businesses as currently conducted infringes, violates or misappropriates in any material respect upon the Intellectual Property rights of any other Person, except where such infringement, violation or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07.             Litigation . There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Lead Borrower or any Restricted Subsidiary based on written notice received by the Lead Borrower or any Restricted Subsidiary, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Lead Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (i) except for the Disclosed Litigation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

SECTION 3.08.             Compliance with Agreements; No Default . Neither the Lead Borrower nor any Restricted Subsidiary is in default under or with respect to any Indebtedness or Guarantee that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.09.             Environmental Matters . Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Lead Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.10.             Insurance . The properties of the Lead Borrower and its Restricted Subsidiaries are insured with insurance companies or with a captive insurance company that is an Affiliate of the Lead Borrower as to which the Administrative Agent may request reasonable evidence of financial responsibility, in such amounts, with such deductibles and covering such risks as are consistent with sound business practices.

SECTION 3.11.             Taxes . The Lead Borrower and its Restricted Subsidiaries have filed all tax returns and reports required to be filed, and have paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) for those tax returns, reports, taxes, assessments, fees and other governmental charges, which the failure to so pay or file, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.             ERISA .

(a)                Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Except as could not reasonably be expected to have a Material Adverse Effect, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction under ERISA Section 406 or violation of the fiduciary responsibility rules under ERISA Section 404 with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                Except as could not be reasonably expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Lead Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

SECTION 3.13.             Federal Reserve Regulations; Investment Company Status .

(a)                The Lead Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying Margin Stock and no part of the proceeds of any Loans or drawings under or any Letter of Credit will be used by the Lead Borrower or any of its Restricted Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

(b)                Neither the Lead Borrower nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(c)                Neither the making of the Loans, nor the issuance of the Letters of Credit or the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of other transactions contemplated hereunder, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC.

SECTION 3.14.             Disclosure .

No report, financial statement, certificate or other written information (other than projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of the Lead Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, the Lead Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Lead Borrower to be reasonable at the time prepared (it being understood by the Administrative Agent and the Lenders that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Lead Borrower or its Restricted Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

SECTION 3.15.             Compliance with Laws . Each of the Lead Borrower and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16.             Anti-Corruption Laws and Sanctions . The Lead Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective directors and officers and, to the knowledge of the Lead Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary or to the knowledge of the Lead Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Lead Borrower, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will directly, or knowingly indirectly, violate any Anti-Corruption Law or applicable Sanctions. None of the Borrowers or any Subsidiary is knowingly in violation in any material respect of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”).

SECTION 3.17.             Subsidiaries . Schedule 3.17 lists each Subsidiary of the Lead Borrower (and the direct and indirect ownership interest of the Lead Borrower therein), in each case existing on the Closing Date after giving effect to the Transactions and all of the outstanding Equity Interests in each Borrower and its Subsidiaries have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Closing Date, all Equity Interests owned directly or indirectly by each Loan Party are owned free and clear of all Liens other than Liens incurred under the Loan Documents and Liens permitted by the terms of this Agreement.

SECTION 3.18.             Security Documents .

(a)                (i) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally (or comparable interest under foreign law in the case of Foreign Collateral) and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of the Pledged Collateral described in the Security Agreement, when financing statements are filed in the offices specified in the Security Agreement or certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document (other than the Welch Allyn Pledge Agreement) are delivered to the Collateral Agent, in the case of the U.S. Collateral described in the Security Agreement and in the case of the Collateral described in the Foreign Security Documents, when the actions and steps contemplated thereby in order to perfect the security interest created by such Foreign Security Document have been taken, the Collateral Agent (for the benefit of the Secured Parties) will have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral as security for the applicable Secured Obligations (or comparable interest under foreign law in the case of Foreign Collateral) to the extent perfection in such collateral can be obtained by filing Uniform Commercial Code financing statements, possession, or such actions or steps described in the Foreign Security Documents, in each case, prior and superior in right to the Lien of any other person (except Permitted Liens).

(ii)       In the case of the Welch Allyn Transferred Shares described in the Welch Allyn Pledge Agreement, when financing statements are filed in the offices specified in the Welch Allyn Pledge Agreement or certificates representing such Collateral required to be delivered under the Welch Allyn Pledge Agreement are delivered to the Collateral Agent, the Collateral Agent (for the benefit of the Secured Parties) will have a fully perfected Lien on, and security interest in, all right, title and interest of New US, LLP and each other pledgor or grantor party thereto in such Collateral as security for the Secured Obligations to the extent perfection in such collateral can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b)                When the Security Agreement or a short form thereof is filed and recorded in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a)(i) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States registered trademarks and patents, trademark and patent applications and registered copyrights described therein, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date). For the avoidance of doubt, the grant of a security interest in such Intellectual Property (and the perfection thereto) shall not be deemed to be an assignment of Intellectual Property rights owned by the Loan Parties.

(c)                [Reserved]

(d)                Notwithstanding anything herein (including this Section 3.18) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (except to the extent such Foreign Subsidiary is a Foreign Borrower), or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign law.

SECTION 3.19.             Solvency . Immediately after giving effect to the Transactions on the Closing Date and the making of each Loan on the Closing Date and the application of the proceeds of such Loans, (i) the fair value of the assets of the Lead Borrower and its Subsidiaries on a Consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Lead Borrower and its Subsidiaries on a Consolidated basis; (ii) the present fair saleable value of the property of the Lead Borrower and its Subsidiaries on a Consolidated basis will be greater than the amount that will be required to pay the probable liability of the Lead Borrower and its Subsidiaries on a Consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Lead Borrower and its Subsidiaries on a Consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Lead Borrower and its Subsidiaries on a Consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

SECTION 3.20.           EEA Financial Institution . No Loan Party is an EEA Financial Institution.

ARTICLE IV
Conditions

SECTION 4.01.             Closing Date . The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder (including those to be made on the Closing Date) shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)       The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, in form and substance satisfactory to the Administrative Agent and its counsel.

(b)       The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, Barnes & Thornburg LLP, Indiana counsel for the Loan Parties, and Dorsey & Whitney LLP, Minnesota counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

(c)       The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each of the Loan Parties dated the Closing Date and certifying:

(i)       that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization;

(ii)       that attached thereto is a true and complete copy of a certificate as to the good standing (to the extent available in such jurisdiction) of such Loan Party from the jurisdiction of its organization as of a recent date from such Secretary of State (or other similar official or Governmental Authority) and bring down good standings as of the Closing Date (or if agreed to by the Administrative Agent, one or two Business Days immediately prior to the Closing Date);

(iii)       that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iv);

(iv)       that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party, authorizing the execution, delivery and performance by such Loan Party of this Agreement and the borrowings hereunder, and the execution, delivery and performance of each of the other Loan Documents required hereby with respect to such Loan Party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date; and

(v)       as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document in connection herewith on behalf of such Loan Party.

(d)       The Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings made with respect to the Loan Parties in the jurisdictions contemplated by the Security Agreement or requested by the Collateral Agent and copies of the financing statements disclosed by such search of the Borrowers and evidence reasonably satisfactory to the Administrative Agent that the Liens other than Permitted Liens have been, or will be simultaneously or substantially concurrently with the Closing Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release have been made).

(e)       [Reserved]

(f)       The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Lead Borrower, certifying that the conditions set forth in clauses (k) and (n) have been met.

(g)       The principal of and accrued and unpaid interest on all outstanding loans and letter of credit disbursements under the Existing Credit Agreement, and all accrued and unpaid fees and cost reimbursements payable under the Existing Credit Agreement (excluding, for the avoidance of doubt, any such amounts under any Existing Letters of Credit), shall have been (or, substantially simultaneously with the effectiveness of this Agreement and the making of Loans hereunder on the Closing Date, shall be) paid in full, and the Administrative Agent shall have received evidence reasonably satisfactory to it of such payment and the release of all guarantees and collateral securing obligations thereunder.

(h)       The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent and signed by a Financial Officer confirming the solvency of the Lead Borrower and its Subsidiaries on a Consolidated basis after giving effect to the Transactions on the Closing Date.

(i)       The Lenders shall have received, at least two (2) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation, to the extent any such information or documentation was requested at least ten (10) Business Days prior to the Closing Date.

(j)       All accrued costs, fees and expenses (including legal fees and expenses (including the fees of Cahill, Gordon & Reindel llp) and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Joint Lead Arrangers or any Lender, as previously agreed among the Joint Lead Arrangers and the Administrative Agent, as applicable, and the Lead Borrower, in each case, to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall, upon the funding of the Initial Term A Loans, have been paid (which amounts may be offset against the proceeds of the Initial Term A Loans).

(k)       After giving effect to this Agreement and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing on the Closing Date.

(l)       The Administrative Agent shall have received duly executed copies of the Guaranty Agreement, the U.S. Security Agreement, the IP Security Agreements (as defined in the U.S. Security Agreement) and the Welch Allyn Pledge Agreement, duly executed by each party thereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(m)       To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.02) as of the Closing Date.

(n)       Since September 30, 2018, there shall have been no Material Adverse Effect.

(o)       To the extent the Borrowers qualify as “legal entity customers” under the Beneficial Ownership Regulation, the Borrowers shall have provided, directly to each requesting Lender, a certification regarding beneficial ownership in relation to the Borrowers required by the Beneficial Ownership Regulation in relation to the Borrowers at least three (3) Business Days prior to the Closing Date (or such later date as is acceptable to such Lender) to the extent requested at least ten (10) Business Days prior to the Closing Date.

(p)       The Administrative Agent shall have received a Borrowing Request related to the Initial Term A Loans and any Initial Revolving Loan (if requested) in form and substance reasonably satisfactory to the Administrative Agent.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender and the Administrative Agent shall notify the Lead Borrower and the Lenders of the Closing Date and such notice shall be conclusive and binding.

SECTION 4.02.             Each Other Credit Event . The obligation of each Lender to make a Loan on the occasion of any Borrowing after the Closing Date, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit after the Closing Date, is subject to the satisfaction of the following conditions:

(a)       The representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or any other materiality qualifier) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that, in the case of an Incremental Facility, the proceeds of which are used to make a Permitted Acquisition, only the Specified Representations shall be required to be true and correct.

(b)       At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)       The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.             First Credit Extension to a Foreign Borrower . The obligations of the Lenders to make Loans under any Foreign Subfacility and the effectiveness of each related Foreign Borrower Amendment shall become effective subject to the satisfaction of the following further conditions precedent:

(a)       The Administrative Agent shall have received an opinion of counsel for such Foreign Borrower reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(b)       The Administrative Agent shall have received all documents which it may reasonably request relating to the existence of such Foreign Borrower, its corporate authority for and the validity of its entry into its Foreign Borrower Agreement, this Credit Agreement, any other Loan Document and any amendments to the Loan Documents contemplated by Section 1.09 to which it a party, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(c)       Such Foreign Borrower shall have taken all actions necessary to create and perfect in favor of the Collateral Agent for the benefit of the applicable Secured Parties in accordance with Applicable Law a security interest in its assets other than any Excluded Property pursuant to Foreign Security Documents in form and substance reasonably satisfactory to the Collateral Agent, including the delivery to the Collateral Agent of all certificates, if any, representing all of the Equity Interests held by such Foreign Borrower (to the extent required by the applicable Security Document), together with undated stock transfer powers executed in blank, and all unsecured intercompany notes owing to such Foreign Borrower (to the extent required by the applicable Security Documents), together with undated allonges executed in blank; provided that this clause (c) shall not require the creation or perfection of pledges of or security interests in particular assets of the Foreign Borrowers if, to the extent and for so long as, the Administrative Agent, in consultation with the Lead Borrower, reasonably determines, in writing, that the cost to the Borrowers of creating or perfecting such pledges or security interests in such assets (in each case, taking into account, among other things (i) any material adverse Tax or other consequences to the Borrowers and the other Subsidiaries (including the imposition of withholding or other material Taxes or costs on Lenders) and (ii) with respect to security interests in Equity Interests in Persons that are not, directly or indirectly, wholly owned by the Lead Borrower, any restrictions on the creation or perfection of such security interests (including the costs of obtaining necessary consents and approvals from other holders (other than the Lead Borrower and its Affiliates) of Equity Interests in such Persons)) shall be commercially unreasonable in view of the benefits to be obtained by the Lenders therefrom (as reasonably determined, in writing, by the Lead Borrower and the Administrative Agent).

ARTICLE V
Affirmative Covenants

Until the Termination Date, the Borrowers covenant and agree with the Lenders that:

SECTION 5.01.             Financial Statements . The Lead Borrower will deliver to the Administrative Agent (for further distribution to each Lender):

(a)       as soon as available, but in any event within 100 days after the end of each fiscal year of the Lead Borrower (or within five days of such other time required by the SEC), a consolidated balance sheet of the Lead Borrower as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from: (i) an upcoming maturity date under the Facilities or other Indebtedness occurring within one (1) year from the time such opinion is delivered or (ii) any actual or potential inability to satisfy a financial maintenance covenant, including the Financial Covenants, on a future date or in a future period)), which report and opinion shall be prepared in accordance with generally accepted auditing standards, together with a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(b)       as soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Lead Borrower (or within five days of such other time required by the SEC), a consolidated balance sheet of the Lead Borrower as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Lead Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to year-end audit adjustments and the absence of footnotes, together with a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

As to any information contained in materials furnished pursuant to Section 5.02, the Lead Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Lead Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Documents required to be delivered pursuant to Section 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the following website address: www.hill-rom.com; or (B) on which such documents are posted on the Lead Borrower’s behalf on Intralinks or a substantially similar electronic system (the “Platform”). The Administrative Agent shall register through the Lead Borrower’s website using the following link (http://ir.hill-rom.com/alerts.cfm?) to receive email alerts for all press releases and all SEC filings (such alerts, the “Email Alerts”). Until the Administrative Agent provides written notice to a Responsible Officer of the Lead Borrower that the Administrative Agent has unsubscribed from such Email Alerts, the Lead Borrower shall not be required to notify the Administrative Agent of the posting of any such documents posted on such website. At the request of the Administrative Agent, the Lead Borrower shall provide to the Administrative Agent (by electronic mail) electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Lead Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Lead Borrower acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Lead Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Lead Borrower or its securities) (each, a “Public Lender”). The Lead Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Lead Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Lead Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02.             Certificates; Other Information . The Lead Borrower will deliver to the Administrative Agent (for further distribution to each Lender):

(a)       concurrently with the delivery of the financial statements referred to in Section 5.01, a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower;

(b)       promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent generally to the stockholders or securityholders of the Lead Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Lead Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (b) (other than materials required to be delivered under Section 5.01(a) and (b)) shall be deemed delivered for purposes of this Agreement when posted to the website of the Lead Borrower or the website of the SEC until the Administrative Agent provides written notice to a Responsible Officer of the Lead Borrower that the Administrative Agent has unsubscribed from such Email Alerts, the Lead Borrower shall not be required to notify the Administrative Agent of the posting of any such documents posted on such website;

(c)       promptly, such additional information regarding the business, financial or corporate affairs of the Lead Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;

(d)       promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation; and

(e)       concurrently with the delivery of the financial statements required to be delivered pursuant to Section 5.01(a), a detailed consolidated budget of the Lead Borrower and its Consolidated Subsidiaries by month for the subsequent fiscal year (including a projected consolidated balance sheet and the related consolidated statements or projected cash flows and projected income of the Lead Borrower and its Consolidated Subsidiaries for each quarter of such fiscal year).

In addition, promptly after the delivery of the information referred to in Section 5.01(a) or (b), as applicable, the Lead Borrower shall also hold live quarterly conference calls with the opportunity to ask questions of management; provided, however, that the preceding requirement shall be satisfied by the holding of a quarterly earnings call by the Lead Borrower as it customarily conducts with its stockholders. No fewer than five (5) Business Days prior to the date such conference call is to be held, the Lead Borrower shall give notice to the Administrative Agent of such quarterly conference call for the benefit of the Lenders, which notice shall contain the time and the date of such conference call and information on how to access such quarterly conference call.

The Lead Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided above along with the Loan Documents, available to all Lenders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Lead Borrower will not request that any other material be posted to all Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information or the Lead Borrower has no outstanding publicly traded securities. In no event will the Administrative Agent post compliance certificates or budgets to public side Lenders.

SECTION 5.03.             Notices . The Lead Borrower will promptly, within five (5) Business Days after knowledge thereof, notify the Administrative Agent and each Lender:

(a)       of the occurrence of any Default; and

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04.             Payment of Obligations . The Borrowers will pay and discharge, and cause each Restricted Subsidiary to pay and discharge, as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Restricted Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, except, in each case in clause (a) or (b), to the extent that the failure to discharge such obligations, liabilities or claims, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05.             Preservation of Existence, Etc. (a) The Borrowers will preserve, renew and maintain, and cause each Restricted Subsidiary to preserve, renew and maintain, in full force and effect their legal existence and good standing under the Laws of the jurisdiction of their organization, either (i) except in a transaction permitted by Section 6.04 or 6.05 or (ii) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) the Borrowers will take, and cause each Restricted Subsidiary to take, all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) the Borrowers will preserve or renew, and cause each Restricted Subsidiary to preserve or renew, all of their registered patents, trademarks, trade names and service marks, except either (i) in a transaction permitted by Section 6.05 or (ii) to the extent that the nonpreservation or non-renewal of such patents, trademarks, trade names and service marks could not reasonably be expected to have a Material Adverse Effect and (d) the Lead Borrower shall not cease to be a legal entity organized under the Laws of the United States, any state thereof or the District of Columbia.

SECTION 5.06.             Maintenance of Properties; Insurance .

(a)                The Lead Borrower will (i) maintain, and cause each Restricted Subsidiary to maintain, with insurance companies or through reasonably adequate self-insurance or with a captive insurance company that is an Affiliate of any Borrower as to which the Administrative Agent may request reasonable evidence of financial responsibility, insurance with respect to its properties in such amounts with such deductibles and covering such risks as are consistent with sound business practices and (ii) cause the Collateral Agent to be listed as mortgagee/loss payee on property and casualty policies with respect to real and tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies issued in the United States.

(b)                [Reserved]

(c)                [Reserved]

(d)                In connection with the covenants set forth in this Section 5.06, it is understood and agreed that (i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.06, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees; (ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.06 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrowers and the Subsidiaries or the protection of their properties; and (iii) the amount and type of insurance that the Borrowers and their Subsidiaries has in effect as of the Closing Date and the certificates listing the Collateral Agent as mortgagee/loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.06. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Lead Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees.

SECTION 5.07.             Compliance with Laws . The Borrowers will comply, and cause each Restricted Subsidiary (and in the case of Laws related to Sanctions and Anti-Corruption Laws, all Subsidiaries) to comply, in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.             Books and Records . The Lead Borrower will maintain, and cause each Restricted Subsidiary to maintain, proper books of record and account to permit financial statements to be prepared in conformity with GAAP (except as set forth in Section 5.01).

SECTION 5.09.             Maintenance of Ratings . The Lead Borrower shall use commercially reasonable efforts to (a) obtain and maintain public ratings from Moody’s and S&P for the Loans and (b) maintain public corporate credit ratings and corporate family ratings from Moody’s and S&P in respect of the Lead Borrower; provided, however, in each case, that the Borrowers and their Subsidiaries shall not be required to obtain or maintain any specific rating.

SECTION 5.10.             Inspection Rights . The Lead Borrower will permit, and cause each Restricted Subsidiary to permit, representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (it being understood that the Administrative Agent shall give the Lead Borrower the opportunity to participate in any discussion with such accountants), at the expense of the Lead Borrower and at such reasonable times during normal business hours (but not more frequently than one such inspection within a twelve month period) and upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Lead Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 5.10, neither the Lead Borrower nor any of its Subsidiaries shall be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, its representatives and independent contractors or any Lender is prohibited by law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 5.11.             Use of Proceeds . On the Closing Date, the Closing Date Domestic Borrowers will use the proceeds of the Initial Term Loans (a) to refinance the Indebtedness under the Existing Credit Agreement and (b) to pay the Transaction Expenses. On and after the Closing Date, the Borrowers will use the proceeds of the Revolving Loans and Letters of Credit (a) to provide for working capital to the Borrowers and their Subsidiaries, (b) to pay Transaction Expenses, (c) for other general corporate purposes not in contravention of any Law or of any Loan Document and (d) to finance acquisitions and investments in accordance with the terms of this Agreement. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Borrowers will not, and will not permit any Subsidiary to, use the proceeds of any Loans or Letters of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, in each case, in violation of Regulation U of the Board.

SECTION 5.12.             Additional Guarantors; Additional Security; Further Assurances, etc.

(a)                The Lead Borrower may cause any Domestic Restricted Subsidiary that the Lead Borrower designates to become a Guarantor, and will cause any Person that becomes a Domestic Subsidiary after the Closing Date (other than any Excluded Subsidiary or, so long as the Existing Hillrom Notes are outstanding, any Real Estate SPE) whether by acquisition, formation or otherwise and any Person that ceases to be an Excluded Subsidiary after the Closing Date and any Real Estate SPE after the redemption, discharge, defeasance or other repayment in full of all of the Existing Hillrom Notes, (i) to execute and deliver to the Administrative Agent, within forty-five (45) days (or such later date as may be agreed by the Administrative Agent) (A) of such Person first becoming a Domestic Subsidiary or being designated to become a Guarantor, (B) of such Person no longer constituting an Excluded Subsidiary or (C) of such redemption, discharge, defeasance or other repayment of all the of the Existing Hillrom Notes, (I) a supplement to the Guaranty Agreement (if not already a party thereto), in the form prescribed therein, guaranteeing the obligations of the Borrowers hereunder and (II) a supplement to the U.S. Security Agreement in the form prescribed therein and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and (ii) concurrently with the delivery of such supplement and U.S. Security Documents (other than the Welch Allyn Pledge Agreement), to deliver to the Administrative Agent (x) evidence of action of such Person’s Board of Directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Guaranty Agreement and U.S. Security Documents (other than the Welch Allyn Pledge Agreement) as the Administrative Agent may reasonably request. The Domestic Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to create, perfect and maintain the Liens and security interests for the benefit of the Secured Parties contemplated by the Loan Documents and to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the U.S. Security Documents (other than the Welch Allyn Pledge Agreement).

(ii)               The Borrowers (A) will cause (x) New Partnership, no later than sixty (60) days after the New Partnership Migration Date, and (y) any person that is a Welch Allyn Holdco Permitted Transferee no later than 60 days after the date it becomes a Welch Allyn Holdco Permitted Transferee, in each case of clauses (x) and (y), to become party to the pledge agreement entered into on the Closing Date by New US, LLP, which grants a security interest in all right, title and interest of New Partnership and any Welch Allyn Holdco Permitted Transferee, as applicable, in the Equity Interests of Welch Allyn held by New Partnership or such Welch Allyn Holdco Permitted Transferee, as applicable, certain related assets and the proceeds thereof as security for the Secured Obligations, in form and substance satisfactory to the Administrative Agent (collectively, the “Welch Allyn Pledge Agreement”) and (B) concurrently with the delivery of such Welch Allyn Pledge Agreement, deliver to the Administrative Agent (A) evidence of action of the Board of Directors or other governing body of New Partnership or any Welch Allyn Holdco Permitted Transferee, as applicable, authorizing the pledge of the Equity Interests of Welch Allyn and the execution, delivery and performance of the Welch Allyn Pledge Agreement and (B) favorable written opinions of counsel for New Partnership or any applicable Welch Allyn Holdco Permitted Transferee, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Welch Allyn Pledge Agreement as the Administrative Agent may reasonably request. New Partnership or any Welch Allyn Holdco Permitted Transferee, as applicable, will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to create, perfect and maintain the Liens and security interests for the benefit of the Secured Parties contemplated by the Welch Allyn Pledge Agreement, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                (i) Each Foreign Borrower shall execute and deliver to the Administrative Agent, on the same date that it delivers to the Administrative Agent a Foreign Borrower Agreement pursuant to Section 1.09(a) (such date, the “Foreign Borrower Joinder Date”) Foreign Security Documents and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Foreign Borrower and (ii) concurrently with the delivery of such Foreign Borrower Agreement and Foreign Security Documents, to deliver to the Administrative Agent (x) evidence of action of such Person’s Board of Directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Foreign Borrower Agreement and Foreign Security Documents as the Administrative Agent may reasonably request. The Foreign Borrowers will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to create, perfect and maintain the Liens and security interests for the benefit of the Secured Parties contemplated by the Loan Documents and to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Foreign Borrowers and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Foreign Security Documents.

(c)                [Reserved]

(d)                [Reserved]

(e)                Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Lead Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Furnish to the Collateral Agent promptly (and in any event within ten (10) days thereof (or such longer period as the Collateral Agent may agree in its sole discretion)) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, or (C) in any Loan Party’s jurisdiction of organization; provided, that the Lead Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within ten (10) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

SECTION 5.13.             Designation of Subsidiaries .

(a)                Subject to Section 5.13(b) below, the Lead Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by such Borrower therein at the date of designation in an amount equal to the Fair Market Value of such Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)                The Lead Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i)               no Default or Event of Default exists or would result therefrom;

(ii)              in the case of clause (y) only, immediately after giving pro forma effect to such designation, the Lead Borrower is in compliance with the Financial Covenants as of the last day of the most recently ended fiscal quarter of the Lead Borrower for which financial statements have been delivered pursuant to Section 5.01; and

(iii)             in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Lead Borrower or any Restricted Subsidiary, and (B) neither the Lead Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

(c)                Notwithstanding anything herein to the contrary, no Borrower (including, for the avoidance of doubt, any Foreign Borrower) and no Welch Allyn Holdco or Welch Allyn Holdco Holding Company may be designated as an Unrestricted Subsidiary.

SECTION 5.14.             Post-Closing Requirement . Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Loan Parties shall satisfy the post-closing requirements set forth in Schedule 5.14 hereto within the time period specified therein.

ARTICLE VI
Negative Covenants

Until the Termination Date, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01.             Liens . The Lead Borrower will not, and will not permit any Restricted Subsidiary to, create or suffer to exist, any Lien on or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign any right to receive income other than the following (collectively, the “Permitted Liens”):

(a)       Liens created pursuant to any Loan Document (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements, Secured Cash Management Agreements and any Permitted Bi-Lateral Letter of Credit Facility) and any Refinancing Notes, Refinancing Term Loans and Replacement Revolving Loans incurred to refinance or replace such Indebtedness;

(b)       Liens existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $10,000,000, that are listed on Schedule 6.01 and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby, to the extent constituting Indebtedness, is permitted by Section 6.03(b);

(c)       Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.04;

(d)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings in the circumstances, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)       (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) (including cash collateral securing letters of credit or bank guarantees issued in lieu thereof) and deposits securing liability insurance carriers under insurance or self-insurance arrangements in the ordinary course of business and (ii) pledges or deposits securing liability for reimbursement or indemnification obligations of (including cash collateral securing letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Lead Borrower or any Restricted Subsidiary;

(f)       pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including cash collateral securing letters of credit or bank guarantees issued in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those to secure health, safety and environmental obligations in the ordinary course of business;

(g)       easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property existing or incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       Liens securing Indebtedness permitted under Section 6.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property and any other assets subject to cross-collateralization by the same financing source pursuant to the same financing scheme and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)       Liens securing Indebtedness permitted under Section 6.03(f)(A) and (B), Section 6.03(g)(A) and (B) (provided that, with respect to any assumed Indebtedness, such Liens (i) are limited to Liens existing on the acquired property at the time of acquisition thereof and were not created in contemplation thereof and (ii) do not extend to or cover any other property other than accessions and additions thereto and proceeds and products thereof), Section 6.03(i) and Section 6.03(m) (provided that, if such Indebtedness is incurred by a Borrower or a Guarantor such Lien is pari passu or junior in priority to the Liens securing the Secured Obligations and such Indebtedness is subject to a Permitted First Lien Intercreditor Agreement or Permitted Junior Lien Intercreditor Agreement, as applicable);

(j)       statutory rights of set-off arising in the ordinary course of business;

(k)       Liens existing on property at the time of acquisition thereof by the Lead Borrower or any Restricted Subsidiary and not created in contemplation thereof;

(l)       Liens existing on property of a Restricted Subsidiary at the time such Restricted Subsidiary is merged or consolidated with or into, or acquired by, the Lead Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary and not created in contemplation thereof;

(m)       Liens (i) in favor of banks which arise under Article 4 of the UCC on items in collection and documents relating thereto and the proceeds thereof or which arise under banks’ standard terms and conditions, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in favor of credit card companies pursuant to agreements therewith in the ordinary course of business or (v) in favor of banking institutions arising as a matter of law or standard business terms and conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(n)       other Liens securing liabilities or assignments of rights to receive income in an aggregate amount not to exceed the greater of (i) $200,000,000 and (ii) 4.50% of Consolidated Total Assets (as determined at the time such Lien is created) at any time outstanding;

(o)       Liens arising out of any Sale Leaseback permitted under this Agreement, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(p)       non-consensual Liens securing judgments for the payment of money that do not constitute an Event of Default under Section 7.01(f);

(q)       any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Lead Borrower or any Restricted Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(r)       Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Sections 6.03(e) or (q) and incurred in the ordinary course of business and consistent with past practice and not supporting obligations in respect of Indebtedness for borrowed money;

(s)       leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted in the ordinary course of business not interfering in any material respect with the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole and not securing any Indebtedness;

(t)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)       Liens solely on any cash earnest money deposits made by the Lead Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(v)       Liens with respect to property or assets of any Restricted Subsidiary that is not a Loan Party securing obligations in respect of Indebtedness of a Restricted Subsidiary that is not a Loan Party to the extent such Indebtedness is permitted to be incurred under Section 6.03;

(w)       Liens on any property or assets securing Escrow Debt;

(x)       Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(y)       Liens on Equity Interests in joint ventures that are not Restricted Subsidiaries (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement;

(z)       Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (5) of the definition thereof;

(aa)       (i) Liens in respect of Qualified Receivables Facilities entered into in reliance on Section 6.03(t) that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity, and (ii) Liens in respect of the Permitted Existing Repurchase Facility entered into in reliance on Section 6.03(t) that extend only to Permitted Repurchase Facility Assets;

(bb)       Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc)       in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd)       Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee)       Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Lead Borrower or any Restricted Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Lead Borrower or such Restricted Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.03;

(ff)       subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by the Lead Borrower or any Restricted Subsidiary;

(gg)       Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Lead Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(hh)       with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Lead Borrower or any of its Restricted Subsidiaries;

(ii)       to the extent the Existing Hillrom Notes are required to be secured by Liens on the Collateral pursuant to the terms of the indentures governing the Existing Hillrom Notes as in effect on the Closing Date, Liens securing the Existing Hillrom Notes in an amount not to exceed the aggregate principal amount thereof outstanding on the Closing Date; provided that (x) such Liens shall only extend to Collateral required to be secured pursuant to such indentures and (y) such Existing Hillrom Notes are subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(jj)       Liens on treasury stock resulting from the repurchase by the Lead Borrower of any of its outstanding Equity Interests.

SECTION 6.02.             Permitted Acquisitions . The Lead Borrower will not, and will not permit any Restricted Subsidiary to, purchase or acquire (through an acquisition, merger, consolidation or otherwise) (in one or a series of transactions) all of the capital stock or equity interests or all or substantially all of the assets of any Person or a division, line of business or branch of such Person, unless (a) immediately before and after giving pro forma effect thereto, no Default shall have occurred and be continuing or would result therefrom, (b) if the aggregate amount invested (including assumed debt) is greater than $400,000,000, pro forma consolidated historical financial statements of the Lead Borrower and its Subsidiaries and a Compliance Certificate as of the end of the most recent fiscal quarter for the four fiscal quarters most recently ended giving effect to the acquisition of the company or business pursuant to this Section 6.02 are delivered to the Administrative Agent not less than five (5) Business Days prior to the consummation of any such acquisition or series of acquisitions, (c) other than in connection with an acquisition funded entirely by the issuance of Equity Interests (other than Disqualified Stock) of the Lead Borrower or with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of the Lead Borrower (excluding proceeds of Specified Equity Contributions and proceeds of Equity Interests utilized to increase the “Available Amount”), if purchased or acquired by a Loan Party, such acquired or surviving Person becomes a Domestic Loan Party (and a Restricted Subsidiary) or the assets acquired are contributed to or purchased by a Domestic Loan Party (or an entity that simultaneously becomes a Domestic Loan Party); provided that, such acquired or surviving Person shall not be required to become a Domestic Loan Party, or the assets acquired may be contributed to or purchased by a Restricted Subsidiary that is not a Domestic Loan Party so long as (i) such Persons are Restricted Subsidiaries or such assets are contributed to or purchased by Restricted Subsidiaries, (ii) on a pro forma basis, the Secured Net Leverage Ratio shall not exceed 3.00:1.00 (or, if an Adjusted Covenant Period is in effect, 3.25:1.00) and (iii) on a pro forma basis, the Total Net Leverage Ratio shall not exceed 4.50:1.00; provided further that (A) Restricted Subsidiaries that are not Loan Parties may acquire Persons that do not become Domestic Loan Parties or acquire assets that are not contributed to a Domestic Loan Party, and (B) up to the greater of (x) $150,000,000 and (y) 3.25% of Consolidated Total Assets (as determined at the time of such purchase or acquisition) in the aggregate, may be used by Domestic Loan Parties to acquire Persons that do not become Domestic Loan Parties or to acquire assets that are not contributed to a Domestic Loan Party, in each case so long as such Persons are Restricted Subsidiaries or such assets are contributed to or purchased by Restricted Subsidiaries, without satisfying the conditions set forth in the immediately preceding proviso, and (d) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.07 (any such transaction, a “Permitted Acquisition”).

SECTION 6.03.             Indebtedness . The Lead Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist, any Indebtedness, except:

(a)       Indebtedness under (i) the Loan Documents (including pursuant to Sections 2.20 and 2.25) and any Refinancing Notes, Refinancing Term Loans and Replacement Revolving Loans incurred to refinance or replace such Indebtedness and (ii) Permitted Bi-Lateral Letter of Credit Facility;

(b)       Indebtedness outstanding on the Closing Date that (i) is less than $5,000,000 individually or $10,000,000 in the aggregate or (ii) is listed on Schedule 6.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(c)       Indebtedness of the Lead Borrower or any Restricted Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)       Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets not to exceed the greater of (x) $150,000,000 and (y) 3.25% of Consolidated Total Assets (as determined at the time such Indebtedness is incurred or created) at any time outstanding and any Permitted Refinancing Indebtedness in respect thereof; provided that the only property subject to such capital leases and purchase money obligations is the property so financed, accessions and additions thereto, proceeds and products thereof, customary security deposits and related property and any other assets subject to cross-collateralization by the same financing source pursuant to the same financing scheme;

(e)       Indebtedness that may be deemed to exist pursuant to performance bonds, bid bonds, surety bonds, appeal bonds, completion guarantees, supersedeas bonds or similar obligations incurred in the ordinary course of business;

(f)       so long as no Default has occurred and is continuing or after giving pro forma effect to such incurrence and any related transactions would result therefrom at the time of incurrence, (A) Indebtedness in the form of Consolidated First Lien Debt, so long as, on a pro forma basis, the First Lien Net Leverage Ratio at the time such Indebtedness is incurred shall not exceed 3.00:1.00; provided that (x) any Indebtedness in the form of term loans (other than syndicated term “B” loans) incurred pursuant to this clause (A) shall be subject to MFN Protection, and (y) all Indebtedness incurred pursuant to this clause (A) shall (i) be subject to a Permitted First Lien Intercreditor Agreement to the extent such Indebtedness is secured by Collateral, (ii) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (iii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (iv) not have mandatory prepayment or scheduled prepayment provisions (other than customary asset sale, event of loss or change of control offers, and customary acceleration rights after an event of default and in the case of term loans, customary amortization payments not more favorable to lenders than the Initial Term A Loans and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially more favorable to the lenders providing such Indebtedness than those applicable to the then outstanding Term Loans and allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the then outstanding Term Loans (other than mandatory prepayments pursuant to Section 2.11(d)) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (v) otherwise be on terms no more favorable to lenders of such Indebtedness than the terms and provisions of this Agreement (other than pricing and customary “soft call” protection and customary “excess cash flow” prepayments in respect of syndicated term “B” loans), taken as a whole (as determined by the Lead Borrower in good faith), and (vi) except to the extent permitted to be incurred by Restricted Subsidiaries that are not Domestic Loan Parties in reliance on the proviso to this clause (f), not be secured by assets other than U.S. Collateral or incurred by entities that are not Domestic Loan Parties and must be secured on a pari passu basis with the Liens securing the Obligations, (B) Indebtedness secured by a Lien on the Collateral ranking junior to liens on the Collateral securing the Obligations, so long as, on a pro forma basis, the Secured Net Leverage Ratio at the time such Indebtedness is incurred shall not exceed 3.00:1.00 (or, if an Adjusted Covenant Period is in effect, 3.50:1.00); provided that all Indebtedness incurred pursuant to this clause (B) shall (i) be subject to a Permitted Junior Lien Intercreditor Agreement to the extent secured by Collateral, (ii) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (iii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (iv) not have mandatory prepayment or scheduled prepayment provisions (other than customary asset sale, event of loss or change of control offers and customary acceleration rights after an event of default) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (v) otherwise be on terms no more favorable to lenders of such Indebtedness than the terms and provisions of this Agreement (other than pricing and customary prepayment premiums), taken as a whole (as determined by the Lead Borrower in good faith), and (vi) except to the extent permitted to be incurred by Restricted Subsidiaries that are not Domestic Loan Parties in reliance on the proviso to this clause (f), be secured by assets other than U.S. Collateral or incurred by entities that are not Domestic Loan Parties and (C) unsecured Indebtedness, so long as, on a pro forma basis, the Total Net Leverage Ratio at the time such Indebtedness is incurred shall not exceed 5.50:1.00; provided that all Indebtedness incurred pursuant to this clause (C) shall (i) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (ii) not have a shorter Weighted Average Life to Maturity than the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)), (iii) not have mandatory prepayment or scheduled prepayment provisions (other than customary asset sale, event of loss or change of control offers and customary acceleration rights after an event of default) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (f)) and (iv) otherwise be on terms no more favorable to lenders of such Indebtedness than the terms and provisions of this Agreement (other than pricing and customary prepayment premiums), taken as a whole (as determined by the Lead Borrower in good faith); provided, that in the case of clauses (A), (B) and (C) that the aggregate amount of Indebtedness incurred under this clause (f) by Restricted Subsidiaries that are not Domestic Loan Parties shall not exceed the greater of (x) $200,000,000 and (y) 4.50% of Consolidated Total Assets (as determined at the time such Indebtedness is incurred) at any time outstanding and any Permitted Refinancing Indebtedness in respect of any of the foregoing;

(g)       Indebtedness assumed and/or incurred in connection with a Permitted Acquisition, so long as (A) with respect to any such Indebtedness in the form of Consolidated First Lien Debt, on a pro forma basis, the First Lien Net Leverage Ratio at the time such Indebtedness is incurred shall not exceed 3.00:1.00; provided that (x) any Indebtedness in the form of term loans (other than syndicated term “B” loans) incurred pursuant to this clause (A) shall be subject to MFN Protection and (y) all Indebtedness incurred pursuant to this clause (A) shall (i) be subject to a Permitted First Lien Intercreditor Agreement to the extent secured by Collateral, (ii) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g), (iii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)), (iv) not have mandatory prepayment or scheduled prepayment provisions (other than customary asset sale, event of loss or change of control offers and customary acceleration rights after an event of default and in the case of term loans, customary amortization payments not more favorable to lenders than the Initial Term A Loans and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially more favorable to the lenders providing such Indebtedness than those applicable to the then outstanding Term Loans and allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the then outstanding Term Loans (other than mandatory prepayments pursuant to Section 2.11(d)) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)), (v) otherwise be on terms no more favorable to lenders of such Indebtedness than the terms and provisions of this Agreement (other than pricing and customary “soft call” protection and “excess cash flow” prepayments in respect of syndicated term “B” loans), taken as a whole (as determined by the Lead Borrower in good faith), and (vi) except to the extent permitted to be incurred by Restricted Subsidiaries that are not Domestic Loan Parties in reliance on the proviso to this clause (g), not be secured by assets other than U.S. Collateral or incurred by entities that are not Domestic Loan Parties and must be secured on a pari passu basis with the Liens securing the Obligations, (B) with respect to any such Indebtedness secured by a Lien on the U.S. Collateral ranking junior to Liens on the Collateral securing the Obligations, on a pro forma basis, the Secured Net Leverage Ratio at the time such Indebtedness is incurred shall not exceed 3.00:1.00 (or, if an Adjusted Covenant Period is in effect, 3.50:1.00); provided that all Indebtedness incurred pursuant to this clause (B) shall (i) be subject to a Permitted Junior Lien Intercreditor Agreement to the extent secured by Collateral, (ii) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)), (iii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)), (iv) not have mandatory prepayment provisions (other than customary asset sale, event of loss or change of control offers) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)), (v) otherwise be on terms no more favorable to lenders of such Indebtedness than the terms and provisions of this Agreement (other than pricing and customary prepayment premiums), taken as a whole (as determined by the Lead Borrower in good faith), and (vi) except to the extent permitted to be incurred by Restricted Subsidiaries that are not Domestic Loan Parties in reliance on the proviso to this clause (g), not be secured by assets other than U.S. Collateral or incurred by entities that are not Domestic Loan Parties, and (C) with respect to any such unsecured Indebtedness, on a pro forma basis, the Total Net Leverage Ratio at the time such Indebtedness is incurred shall (x) not exceed 5.50:1.00 or (y) be no greater than the Total Net Leverage Ratio in effect immediately prior to such Permitted Acquisition; provided that all Indebtedness incurred pursuant to this clause (C) shall (i) not mature earlier than the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)), (ii) not have a shorter Weighted Average Life to Maturity than any of the then outstanding Term Loans (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)), (iii) not have mandatory prepayment provisions (other than customary asset sale, event of loss or change of control offers) that could result in prepayments of such Indebtedness prior to the Latest Maturity Date (other than customary bridge loans with a maturity date of no longer than one year that are convertible or exchangeable into other instruments that comply with the terms of this clause (g)) and (iv) otherwise be on terms no more favorable to lenders of such Indebtedness than the terms and provisions of this Agreement (other than pricing and customary prepayment premiums), taken as a whole (as determined by the Lead Borrower in good faith); provided, that in the case of clauses (A), (B) and (C), (i) (x) the aggregate amount of Indebtedness incurred or assumed under this clause (g) by Restricted Subsidiaries that are not Domestic Loan Parties shall not exceed the greater of (A) $200,000,000 and (B) 4.50% of Consolidated Total Assets (as determined at the time such Indebtedness is incurred or assumed) at any time outstanding and (y) any Indebtedness assumed under this clause (g) may not be incurred in contemplation of such Permitted Acquisition and (ii) no Default has occurred and is continuing before or after giving pro forma effect to such incurrence or assumption and any related transactions and any Permitted Refinancing Indebtedness in respect of any of the foregoing;

(h)       Indebtedness of a Restricted Subsidiary owing to the Lead Borrower or any of the Lead Borrower’s other Restricted Subsidiaries or Indebtedness of the Lead Borrower to any Restricted Subsidiary, in each case, in connection with loans or advances permitted by Section 6.08 (other than by clause (u)(ii) thereof); provided that each item of intercompany debt shall be unsecured and, if incurred by a Loan Party, subordinated to the Obligations;

(i)       Indebtedness of any Domestic Loan Party issued or incurred in lieu of Incremental Facilities consisting of one or more series of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens pari passu with the Liens on the U.S. Collateral securing the Obligations or by Liens having a junior priority relative to the Liens on the U.S. Collateral securing the Obligations) or (ii) secured or unsecured loans (which loans, if secured, must be secured by Liens having a junior priority relative to the Liens on the U.S. Collateral securing the Obligations) (the “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause shall not exceed the sum of (x) $600,000,000 plus (y) all voluntary prepayments of any outstanding Term Loans prior to the incurrence of such Incremental Equivalent Debt minus (z) the aggregate principal amount of Indebtedness incurred under the Fixed Incremental Incurrence Basket pursuant to Section 2.20 hereof and (ii) such Incremental Equivalent Debt complies with the Incremental Equivalent Debt Required Terms;

(j)       (i) 2023 Hillrom Notes in an aggregate principal amount not to exceed $425,000,000 and (ii) 2025 Hillrom Notes in an aggregate principal amount not to exceed $300,000,000, and in each case, any Permitted Refinancing Indebtedness in respect thereof;

(k)      Indebtedness arising as a result of the endorsement in the ordinary course of business of negotiable instruments in the course of collection;

(l)       Indebtedness incurred in connection with the acquisition of all or a portion of Hill-Rom Company, Inc.’s interest in the real and personal property described in the Farm Agreement;

(m)     so long as no Default has occurred and is continuing or would result therefrom at the time of incurrence, other Indebtedness (exclusive of Indebtedness permitted under clauses (a) through (l) above and (n) through (z) below) in an aggregate principal amount not to exceed the greater of (x) $200,000,000 and (y) 4.50% of Consolidated Total Assets (as determined at the time such Indebtedness is incurred or created) at any time outstanding;

(n)      Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments) or for the benefit of any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Lead Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business and consistent with past practice;

(o)       Guarantees (i) by any Domestic Borrower or any Guarantor of any Indebtedness of any Domestic Borrower or any Guarantor permitted to be incurred under this Agreement to the extent such Indebtedness could be incurred by such Person as a primary obligor, (ii) by any Domestic Borrower or any Guarantor of Indebtedness of any Restricted Subsidiary that is not a Guarantor to the extent such Guarantees are unsecured, permitted by Section 6.08 (other than by clause (u)(ii) thereof) and the Indebtedness incurred by such Restricted Subsidiary that is not a Guarantor is permitted to be incurred under this Section 6.03, (iii) by any Restricted Subsidiary that is not a Loan Party of Indebtedness of another Restricted Subsidiary that is not a Loan Party so long as such Restricted Subsidiary incurred such Indebtedness in compliance with this Agreement and (iv) by any Foreign Borrower of any Indebtedness of any Borrower or any Guarantor permitted to be incurred under this Agreement or of any Indebtedness of any Restricted Subsidiary that is not a Guarantor to the extent such Guarantee is unsecured and permitted by Section 6.08 (other than by clause (u)(ii) thereof) and the Indebtedness incurred by such Restricted Subsidiary is permitted by this Section 6.03; provided, that, in each case, Guarantees by any Borrower or any Guarantor under this Section 6.03(o) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;

(p)       Indebtedness arising from agreements of the Lead Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs or deferred compensation arrangements and deferred purchase price obligations in respect of any acquisition), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, other Investments or the disposition of any business, assets or a Restricted Subsidiary not prohibited by this Agreement; provided that such Indebtedness is not reflected on the balance sheet of the Lead Borrower (it being understood that contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed not to be reflected on such balance sheet for purposes of this clause (p));

(q)       Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice and not supporting obligations in respect of Indebtedness for borrowed money;

(r)        Indebtedness incurred in the ordinary course of business in respect of obligations of the Lead Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s)       Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Lead Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(t)        (x) Indebtedness in connection with Qualified Receivables Facilities and the Permitted Existing Repurchase Facility in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.03(t) (but excluding, for the avoidance of doubt, any Receivables Entity Intercompany Debt), would not exceed the greater of $300,000,000 and 6.50% of Consolidated Total Assets (as determined at the time such Indebtedness is incurred or created) at any time outstanding and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u)       obligations in respect of Cash Management Agreements in the ordinary course of business;

(v)       Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 6.08 (other than pursuant to clause (u)(ii) thereof);

(w)       Indebtedness issued by the Lead Borrower or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Lead Borrower permitted by Section 6.06 in an amount not to exceed $7,500,000 at any time outstanding;

(x)       Indebtedness of the Lead Borrower or any Restricted Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Restricted Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Lead Borrower and the Restricted Subsidiaries in an amount not to exceed $35,000,000 at any time outstanding, which is unsecured;

(y)       Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(z)       Indebtedness deemed to exist in connection with a Sale Leaseback permitted under Section 6.05(i); and

(aa)       Indebtedness constituting Escrow Debt, for so long as such Indebtedness constitutes Escrow Debt.

For purposes of determining compliance with this Section 6.03 or Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.03, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.03(a) through (aa) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.01), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.03(a) through (aa), the Lead Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.03 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.03. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.04.             Fundamental Changes. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole (whether now owned or hereafter acquired), to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)       any Restricted Subsidiary (other than the Co-Borrower or any Additional Domestic Borrower) may merge, consolidate or amalgamate with or into (i) the Lead Borrower, the Co-Borrower or any Additional Domestic Borrower, provided that the Lead Borrower, the Co-Borrower or such Additional Domestic Borrower, as applicable, shall be the continuing or surviving Person and such merger or consolidation does not result in such Borrower ceasing to be a corporation or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries, provided that (A) when any Guarantor is merging, consolidating or amalgamating with any other Restricted Subsidiary (other than the Co-Borrower or any Additional Domestic Borrower) the continuing or surviving Person shall be a Guarantor, and (B) when any Foreign Borrower is merging with any other Restricted Subsidiary, such Foreign Borrower shall be the continuing or surviving person and such merger or consolidation shall not result in such Foreign Borrower ceasing to be organized under the Laws of a Qualified Jurisdiction;

(b)       any Restricted Subsidiary (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Lead Borrower or to another Restricted Subsidiary (and, in the case of a Restricted Subsidiary that is not wholly owned, to each other owner of capital stock or other equity interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership status); provided that if the transferor in such a transaction is a Guarantor, then either (A) the transferee must be a Domestic Loan Party or (B) to the extent constituting an Investment, such Investment must be a Permitted Investment in a Restricted Subsidiary that is not a Domestic Loan Party permitted by Section 6.08;

(c)       the Lead Borrower, the Co-Borrower, any Additional Domestic Borrower or any Restricted Subsidiary may merge with any Person in a transaction that would be a Permitted Investment; provided that (i) if the Lead Borrower, the Co-Borrower or any Additional Domestic Borrower is a party to such merger, either the Lead Borrower, the Co-Borrower or such Additional Domestic Borrower, as applicable, shall be the continuing or surviving Person and such merger or consolidation does not result in such Borrower ceasing to be a corporation or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia, (ii) if a Foreign Borrower is a party to such merger, such Foreign Borrower shall be the continuing or surviving person and such merger or consolidation does not result in such Foreign Borrower ceasing to be organized under the Laws of a Qualified Jurisdiction or (iii) (A) if any Domestic Restricted Subsidiary is a party to such merger, the continuing or surviving Person shall be a Domestic Restricted Subsidiary and (B) if any Foreign Restricted Subsidiary is a party to such merger, the continuing or surviving Person shall be a Foreign Restricted Subsidiary (in each case, other than in the case of a merger in connection with a Disposition of such Subsidiary);

(d)       any Restricted Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) or merge or consolidate with or into another Restricted Subsidiary that is not a Loan Party;

(e)       any Restricted Subsidiary (other than a Borrower) may merge with any Person in a transaction the purpose of which is to effect a Disposition permitted by Section 6.05 so long as such Disposition (whether in one transaction or in a series of related transactions) does not result in a Disposition of all or substantially all of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; and

(f)       the Lead Borrower may Dispose of Equity Interests held as treasury stock.

SECTION 6.05.             Asset Sales. The Lead Borrower will not, and will not permit any Restricted Subsidiary to consummate an Asset Sale, except:

(a)       Asset Sales of obsolete or worn out property, whether now owned or hereafter acquired, and Asset Sales of property or Intellectual Property no longer useful in the conduct of the business of the Lead Borrower and the Restricted Subsidiaries or economically practicable to maintain;

(b)       Asset Sales of inventory and other assets (including Cash Equivalents) in the ordinary course of business (including on an intercompany basis);

(c)       Asset Sales to the Lead Borrower or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Domestic Loan Party or a Foreign Borrower, then either (A) the transferee must be a Domestic Loan Party or (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Domestic Loan Party permitted by Section 6.08;

(d)       Asset Sales of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties or discount and/or forgiveness thereof or to insurers which have provided insurance as to collection thereof) in the ordinary course of business;

(e)       Asset Sales of property subject to Recovery Events upon receipt of the Net Cash Proceeds of such Recovery Event;

(f)       Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not core or principal to the business of the Lead Borrower and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(g)       transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(h)       Asset Sales in connection with the Transactions;

(i)       any Disposition in connection with a Sale Leaseback in an aggregate amount not to exceed $65,000,000;

(j)       Dispositions of property for Fair Market Value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value and are useful to the business of the Lead Borrower and the Restricted Subsidiaries or (ii) an amount equal to the Net Cash Proceeds of such asset are promptly applied to the purchase price of such replacement property;

(k)       Asset Sales to Persons other than the Lead Borrower or any Restricted Subsidiary not otherwise permitted under this Section 6.05; provided that (i) such Asset Sale is made for Fair Market Value (as determined by the Lead Borrower in good faith), (ii) the Lead Borrower or any Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), (A) it shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $50,000,000, (B) any liabilities (as shown on the most recent balance sheet of the Lead Borrower provided hereunder or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet but before the Asset Sale, such liabilities that would have been reflected on the Lead Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet but before the Asset Sale, as determined in good faith by the Lead Borrower) of such Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated or junior in right of payment and security to the Obligations, that (1) are assumed by the transferee with respect to the applicable Asset Sale or (2) are otherwise cancelled or terminated in connection with the transaction with such transferee, and for which the Lead Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (C) any securities received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale, shall be deemed to be cash and (D) any Designated Non-Cash Consideration received by such Borrower or such Restricted Subsidiary in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of the greater of (x) $150,000,000 and (y) 3.25% of Consolidated Total Assets, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, (iii) immediately prior to and after giving effect to such Asset Sale, no Event of Default exists or is continuing and (iv) the Net Cash Proceeds of such Asset Sale shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c);

(l)       the unwinding of any Swap Contract pursuant to its terms;

(m)       Dispositions of Investments in joint ventures for Fair Market Value to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)       the granting of Liens permitted by Section 6.01 and Dispositions in connection with Investments permitted by Section 6.08 and Restricted Payments permitted by Section 6.06;

(o)       Dispositions (including by capital contributions) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities and Dispositions of Permitted Repurchase Facility Assets pursuant to the Permitted Existing Repurchase Facility;

(p)       Dispositions in connection with the New Partnership Migration; and

(q)       Dispositions of Equity Interests held as treasury stock.

SECTION 6.06.             Restricted Payments. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)       each Restricted Subsidiary may make Restricted Payments to the Lead Borrower and to other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, such Restricted Payment may be made to each other owner of capital stock or other equity interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(b)       the Lead Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Qualified Equity Interests of such Person;

(c)       the Lead Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Qualified Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Qualified Equity Interests;

(d)       the payment in cash of regular quarterly dividends in respect of common stock in an amount per quarter not to exceed $0.45 per share of common stock outstanding at the time of such declaration; provided that, at the time of such declaration, no Event of Default under Section 7.01(a) or (e) exists before and immediately after giving pro forma effect to such dividend;

(e)       so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate principal amount not to exceed $125,000,000 less any Investments made pursuant to Section 6.08(x) to make Restricted Payments;

(f)       so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an amount such that, after giving pro forma effect thereto, the Total Net Leverage Ratio does not exceed 3.50:1.00;

(g)       Restricted Payments in an amount not to exceed the Available Amount; provided that (i) at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving pro forma effect to such Restricted Payment, the Total Net Leverage Ratio does not exceed 3.75:1.00;

(h)       [reserved];

(i)       repurchases of Equity Interests in the ordinary course of business in the Lead Borrower or any Restricted Subsidiary (i) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award of stock options or warrants;

(j)       the Lead Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 6.06(j) shall be deemed to have utilized capacity under such other provision of this Agreement);

(k)       the Lead Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l)       so long as no Event of Default has occurred and is continuing or would result therefrom, any Borrower or Restricted Subsidiary may make Junior Debt Restricted Payments to Restricted Subsidiaries in respect of intercompany Indebtedness incurred pursuant to Section 6.03(h); and

(m)       Restricted Payments in connection with the New Partnership Migration.

SECTION 6.07.             Change in Nature of Business and Fiscal Year. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any business, if after giving effect thereto, the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, would be substantially different from the business in which the Lead Borrower and its Subsidiaries, taken as a whole, is presently engaged on the Closing Date; provided that this Section 6.07 shall not prohibit the Lead Borrower or any of its Restricted Subsidiaries from entering into (i) any line of business that is reasonably related, incidental, ancillary or complementary to, or any reasonable extension, development or expansion of, the business in which the Lead Borrower and its Subsidiaries, taken as a whole, are presently engaged, or (ii) any other non-core incidental businesses acquired in connection with any acquisition or investment not otherwise prohibited in this Agreement.

The Lead Borrower will not change its fiscal year; provided, that the Lead Borrower may change its fiscal year end one or more times, subject to such adjustments to this Agreement as the Lead Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Lead Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

SECTION 6.08.             Investments, Loans, Advances, Guarantees and Acquisitions. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or hold any Investment except (collectively, “Permitted Investments”):

(a)       cash, Cash Equivalents and Investments in assets that were Cash Equivalents when such Investment was made;

(b)       loans or advances to present or former officers, directors, managers, members of management and employees of the Lead Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests in such Borrower (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to such Borrower in cash as common equity or Qualified Equity Interests);

(c)       (i) Investments by the Lead Borrower or any Restricted Subsidiary in any Domestic Loan Party; (ii) Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party; (iii) Investments by the Lead Borrower or any Restricted Subsidiary in any Restricted Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Domestic Loan Parties in reliance on this clause (iii), shall not exceed at any time outstanding the greater of (x) $250,000,000 and (y) 5.50% of Consolidated Total Assets (as determined at the time such Investment is made); (iv) Investments by any Foreign Borrower in any Loan Party; (v) other intercompany liabilities amongst the Lead Borrower and the other Domestic Loan Parties incurred in the ordinary course of business that are unsecured and subordinated to the Obligations; (vi) other intercompany liabilities amongst Restricted Subsidiaries that are not Loan Parties incurred in the ordinary course of business; and (vii) Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party consisting solely of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party held directly by a Domestic Loan Party in exchange for Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) of the Restricted Subsidiary to which such contribution is made; provided, that immediately following the consummation of an Investment pursuant to the preceding clause (vii), the Restricted Subsidiary whose Equity Interests are the subject of such Investment remains a Restricted Subsidiary;

(d)       Investments consisting of deposits, prepayments and/or other credits to suppliers in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled third party account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)       Investments consisting of extensions of trade credit in the ordinary course of business;

(f)       Investments existing or contemplated on the Closing Date and set forth on Schedule 6.08(f) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent set forth on Schedule 6.08(f) or as otherwise permitted by this Section 6.08;

(g)       promissory notes and other non-cash consideration received in connection with Asset Sales permitted by Section 6.05;

(h)       Permitted Acquisitions;

(i)       Investments made in connection with the Transactions;

(j)       Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(k)       Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)       Investments as valued at cost at the time each such Investment is made, in an amount not exceeding the Available Amount, provided that at the time of and after giving pro forma effect to any such Investment, no Event of Default shall have occurred and be continuing;

(m)       other Investments in an aggregate amount, as valued at cost at the time each such Investment is made, not exceeding at any time outstanding the greater of (x) $200,000,000 and (y) 4.50% of Consolidated Total Assets (as determined at the time such Investment is made);

(n)       advances of payroll payments and expenses to employees in the ordinary course of business consistent with past practice;

(o)       additional Investments; provided that (A) at the time of such Investment after giving pro forma effect to such Investment the Total Net Leverage Ratio is less than or equal to 4.00:1.00 and (B) at the time of and after giving pro forma effect to such Investment, no Event of Default shall have occurred and be continuing;

(p)       contributions to a “rabbi” trust for the benefit of employees, officers or directors, of the Lead Borrower (or any direct or indirect parent thereof), the Lead Borrower or any Restricted Subsidiary or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Borrower;

(q)       to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of any other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(r)       Investments in any Subsidiary or any joint venture in connection with intercompany cash management arrangement or related activities arising in the ordinary course of business consistent with past practice;

(s)       unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(t)       Hedging Agreements entered into for non-speculative purposes;

(u)       (i) Investments resulting from pledges and deposits under Section 6.01 and (ii) any Guarantees permitted to be incurred under Section 6.03;

(v)       Investments of a Restricted Subsidiary acquired after the Closing Date or of a person merged into any Domestic Borrower or merged into or consolidated with a Restricted Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.08 (other than this clause (v)) and Section 6.04 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(w)       advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of such Borrower or such Restricted Subsidiary in the ordinary course of business;

(x)       Investments by the Lead Borrower and the Restricted Subsidiaries, if the Lead Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(e) in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(e) for all purposes of this Agreement);

(y)       Investments consisting of transfers of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities, in each case, made on arm’s-length terms for reasonably equivalent value;

(z)       any Investment in fixed income or other assets by any Restricted Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with customary practices of portfolio management; and

(aa)       any Investment in Insurance Subsidiaries that are (a) required by law or applicable regulators or (b) in an aggregate amount outstanding for all such investments not to exceed the greater of $100,000,000 and 2.50% of Consolidated Total Assets (as determined at the time such Investment is made);

(bb)       [reserved];

(cc)       Investments in connection with the New Partnership Migration;

(dd)       Investments in connection with the Breathe Acquisition;

(ee)       Investments by the Borrowers or any Restricted Subsidiary in any Welch Allyn Holdco Holding Company in an aggregate amount not to exceed at any time outstanding $100,000,000; and

(ff)       Investments by the Borrowers or any Restricted Subsidiary made with Equity Interests (other than Disqualified Stock) of the Lead Borrower issued as consideration therefor.

Any Investment in any person other than a Borrower or a Guarantor that is otherwise permitted by this Section 6.08 may be made through intermediate Investments in Restricted Subsidiaries that are not Guarantors and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent writedowns or write-offs thereof.

SECTION 6.09.             Transactions with Affiliates. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction of any kind with a fair market value in excess of $25,000,000 with any Affiliate of any Domestic Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Restricted Subsidiary as would be obtainable by such Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (or, if the nature of such transaction is such that it is not available on an arm’s-length basis, on terms and conditions that are fair and reasonable); provided that this Section 6.09 shall not prohibit any transaction permitted by Section 6.03, 6.04, 6.06 or 6.08 or in connection with the New Partnership Migration; provided, further, that this Section 6.09 shall not apply to (i) reasonable compensation (including bonuses, amounts paid pursuant to Plans and other benefits) and indemnification paid or made available to an officer, director or employee of the Lead Borrower or any of its Restricted Subsidiaries for services rendered in that Person’s capacity as an officer, director or employee or the making of any Restricted Payment otherwise permitted by this Agreement, in each case to the extent any such payments are made in accordance with applicable Laws, (ii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business for bona fide business purposes, (iii) the existence of, and the performance by the Borrowers and the Restricted Subsidiaries of its obligations under the terms of, such Person’s Organization Documents or any stockholders agreement, registration rights agreement or warrant agreement applicable to such Person, (iv) the issuance or sale of Equity Interests by the Lead Borrower, or any transaction the consideration for which is paid in the form of Equity Interests of the Lead Borrower, (v) transactions related to tax, accounting, cash management and similar administrative services provided by the Lead Borrower or any Restricted Subsidiary, in each case, in the ordinary course of business and (vi) the Farm Agreement. For purposes of this Section 6.09, Affiliate shall not include the Lead Borrower or any wholly-owned Restricted Subsidiary of the Lead Borrower.

SECTION 6.10.             Burdensome Agreements. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Contractual Obligation (other than this Agreement and any other Loan Document) that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments to the Lead Borrower or to otherwise transfer property to the Lead Borrower; (b) of any Guarantor to Guarantee the Indebtedness of the Lead Borrower under the Loan Documents or (c) of the Lead Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on Collateral of such Person to secure the Obligations; provided, however, that this Section 6.10 shall not apply to or restrict or prohibit: (i) customary provisions restricting subletting, sublicense or assignment of, or the granting of any Lien otherwise permitted by Section 6.01 over, any property subject to any leases or licenses of the Lead Borrower or any Restricted Subsidiary or provisions in agreements restricting the assignment of such agreement or any rights thereunder, (ii) customary encumbrances or restrictions with respect to assets or Equity Interests subject to a Disposition otherwise permitted by Section 6.05, pending the consummation of such Disposition, (iii) restrictions under the Permitted Existing Receivables Facility, the Permitted Existing Repurchase Facility or any Qualified Receivables Facility, (iv) the Farm Agreement, (v) any negative pledge on the Equity Interests in, or Indebtedness of, Receivables Entities, (vi) Contractual Obligations governing any Indebtedness permitted under Section 6.03 or any Liens permitted under Section 6.01 so long as such Contractual Obligations have terms no more restrictive than the terms of this Agreement, (vii) customary restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (viii) restrictions or conditions binding on any Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Subsidiary or such assets were acquired by such Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary or assets being acquired, and (ix) customary provisions in partnership agreements, limited liability company agreements, joint venture agreements or similar agreements that restrict the transfer of or Liens on assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or other Person.

SECTION 6.11.            Holding Company Covenant. Notwithstanding anything herein to the contrary, the Lead Borrower shall not permit any Real Estate SPE to incur any Liens or Indebtedness, other than (i) Liens permitted pursuant to Section 6.01(a) (so long as such Real Estate SPE complies with the provisions of Section 5.12 as if the Existing Hillrom Notes are no longer outstanding), (c), (d), (e), (f), (g), (k), (l), (p), (q), (r), (s), (bb), (cc), (ff) or (hh); and (ii) Indebtedness permitted pursuant to Section 6.03(a), (e), (f) (only in respect of its guarantee of such Indebtedness), (g) (only in respect of its guarantee of such Indebtedness), (h), (i) (only in respect of its guarantee of such Indebtedness), (j) (only in respect of its guarantee of such Indebtedness), (k), (n), (p), (r), (s), (u) or (y)(i).

SECTION 6.12.             Modification of Organization Documents and Junior Financing Documentation. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend or modify any of their respective Organization Documents or any term or condition of any documentation governing any Junior Financing other than (i) amendments and modifications permitted under the terms of the Loan Documents, to the extent made in accordance with such terms (including, amendments and modifications in connection with the New Partnership Migration), (ii) any such amendments or modifications or such new agreements which are not materially adverse to the interests of the Lenders (as determined in good faith by the Lead Borrower); provided that, for the avoidance of doubt, the Lead Borrower and such Subsidiaries may issue Equity Interests so long as such issuance is not otherwise prohibited by this Agreement, and may amend or modify its Organization Documents to authorize the issuance of any such Equity Interests; provided, further, that no amendment, modification or change of any term or condition of any documentation governing any secured Junior Financing subject to an Intercreditor Agreement permitted by such Intercreditor Agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders, (iii) amendments or modifications of documentation governing Junior Financing in connection with Permitted Refinancing Indebtedness incurred in respect thereof and (iv) any amendments or modifications required by applicable law.

SECTION 6.13.            Financial Covenants.

(a)       Secured Net Leverage Ratio.

(i)       The Lead Borrower will not permit the Secured Net Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date) to exceed 3.00:1.00.

(ii)       The Lead Borrower may, by written notice to the Administrative Agent for distribution to the Lenders, elect to increase the maximum Secured Net Leverage Ratio by 0.50x for a period of four (4) consecutive fiscal quarters in connection with (x) a Permitted Acquisition that involves the payment of consideration by the Lead Borrower and its Restricted Subsidiaries in excess of $150,000,000 and (y) the Breathe Acquisition, in each case, occurring during the first of such four fiscal quarters (each such period, an “Adjusted Covenant Period”); provided that the Lead Borrower may not elect an Adjusted Covenant Period for at least two (2) full fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to this clause (ii) for a new period of four (4) consecutive fiscal quarters.

(b)       Interest Coverage Ratio. The Lead Borrower will not permit the Interest Coverage Ratio as of the last date of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date) to be less than 4.00:1.00.

SECTION 6.14.            Restrictions on Welch Allyn Holdco.

Notwithstanding anything herein to the contrary, the Lead Borrower shall:

(i)       not permit Welch Allyn Holdco or any Welch Allyn Holdco Holding Company to (x) incur any Indebtedness described in clauses (a), (e), (f) and (g) (in respect of Guarantees of Indebtedness described in clauses (a), (e) and (f)) of the definition thereof that is owed to a Person that is not the Lead Borrower or any of its Restricted Subsidiaries or (y) create, incur or suffer to exist any Liens other than such Liens arising by operation of law and Liens created or incurred in the ordinary course of business to operate and maintain the status of such Welch Allyn Holdco or Welch Allyn Holdco Holding Company as a holding company engaged in the business of facilitating intercompany Investments; provided that, for the avoidance of doubt, no Welch Allyn Holdco or Welch Allyn Holdco Company shall create, incur or suffer to exist any Lien securing Indebtedness for borrowed money;

(ii)       not permit Welch Allyn Holdco to Dispose (by way of Investment, sale, transfer or otherwise) any of its Equity Interests in Welch Allyn unless such Disposition is to a Loan Party or another Restricted Subsidiary that is directly or indirectly wholly owned by the Lead Borrower and which becomes subject to this Section 6.14 (such Person, a “Welch Allyn Holdco Permitted Transferee”); and

(iii)       cause Welch Allyn Holdco and any Welch Allyn Holdco Permitted Transferee to promptly (and, in any event, within three (3) Business Days), upon receipt of any Restricted Payments or other distributions on account of any Equity Interests attributable to Welch Allyn, distribute such proceeds or cause such proceeds to be distributed (directly or indirectly) to any Domestic Loan Party; provided, however, that such Restricted Payments or other distributions, if received from or attributable to Subsidiaries that are not Domestic Loan Parties, may instead be used to make Investments in or Restricted Payments to Subsidiaries that are not Domestic Loan Parties to the extent permitted to be made by a Restricted Subsidiary that is not a Domestic Loan Party pursuant to Sections 6.08 and 6.06, respectively.

ARTICLE VII
Events of Default

SECTION 7.01.             Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)       The Borrowers shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrowers shall fail to pay any interest on any Loan or make any other payment of fees or other amounts payable under this Agreement or any promissory note evidencing any Loan within five Business Days after the same becomes due and payable; or

(b)       any representation or warranty made by any Borrower herein or by any Loan Party (or any of its officers) in connection with this Agreement or in any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)       (i) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(a), 5.05(a) with respect to existence of the Borrowers, or 5.11 or Article VI; provided that any Default under Section 6.13 is subject to cure as provided in Section 7.02 and an Event of Default with respect to Section 6.13 shall not occur until the expiration of the tenth (10th) Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 5.01(a) or Section 5.01(b), as applicable, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Lead Borrower by the Administrative Agent; or

(d)       the Lead Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of or premium or interest on (i) any Indebtedness (other than Indebtedness with respect to Swap Contracts) that is outstanding in a principal amount of at least $125,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) or (ii) any Indebtedness with respect to Swap Contracts with a Swap Termination Value of at least $125,000,000 in the aggregate, of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that this clause (d) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness if such sale or transfer is permitted under this Agreement, (B) any requirement to prepay or offer to repurchase or prepay Indebtedness other than as a result of a default or event of default thereunder and pursuant to customary terms thereof that are not otherwise prohibited hereby with respect to asset sale or excess cash flow prepayment requirements, borrowing base or lending commitment exposure limits, margin maintenance requirements or similar provisions or (C) other than as a result of a default or event of default thereunder, any term or covenant in any way restricting the Lead Borrower’s or any Restricted Subsidiary’s right or ability to sell, pledge or otherwise dispose of Margin Stock; provided further that to the extent that event or condition ceases to exist or such failure or default or event of default has been cured or waived by the holders of such Indebtedness prior to the termination of the Commitments, the acceleration of the Loans or the exercise of any other remedies hereunder, this clause (d) shall no longer apply to such event or condition and such failure, default or event of default shall be deemed cured or waived hereunder; or

(e)       (i) the Lead Borrower or any of its Restricted Subsidiaries (other than, except with respect to any Welch Allyn Holdco or Welch Allyn Holdco Holding Company, Immaterial Subsidiaries) (A) shall generally not pay its debts as such debts become due, or (B) shall admit in writing its inability to pay their debts generally, or (C) shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Lead Borrower or any of its Restricted Subsidiaries (other than, except with respect to any Welch Allyn Holdco or Welch Allyn Holdco Holding Company, Immaterial Subsidiaries) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(f)       judgments or orders for the payment of money in excess of $125,000,000 in the aggregate shall be rendered against the Lead Borrower or any of its Restricted Subsidiaries and remain undischarged or unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this clause (f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be a creditworthy insurer not affiliated with the Borrowers, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)       a Change of Control shall occur;

(h)       an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Lead Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and the failure to make such payment has resulted or could reasonably be expected to result in a Material Adverse Effect;

(i)       (A) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable in accordance with its terms (other than by reason of the exception set forth in clause (j) below, or the Lead Borrower or any of the Guarantors shall so state in writing; or (B) the termination of a material portion of the Guarantees (except, in each case for any release or termination permitted hereunder), or a material portion of the Guarantees by the Guarantors of the Obligations shall not be, or shall be asserted in writing by any Loan Party not to be, valid and enforceable;

(j)       any Security Document after delivery thereof shall for any reason (other than pursuant to the terms hereof or thereof, including as a result of a transaction not prohibited under this Agreement and including pursuant to Section 9.14) cease to create, or any Lien purported to be created by any Security Document shall not be or shall be asserted in writing by any Loan Party not to be, a valid and perfected lien with the priority required by the Security Documents on and security interest, in each case in any material portion of the Collateral purported to be covered by the Security Documents, taken as a whole, subject to Liens permitted under Section 6.01; except in each case to the extent that any such loss of perfection or priority results from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party);

then, and in every such event (other than an event with respect to the Borrowers described in Section 7.01(e)), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the approval of the Required Lenders, and shall, at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in Section 7.01(e), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent or the Collateral Agent (in the case of the Security Documents) may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to Administrative Agent or the Collateral Agent (in the case of the Security Documents) under the Loan Documents or at law or equity.

SECTION 7.02.             Equity Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Lead Borrower fails to comply with either Financial Covenant, from the end of any fiscal period until the expiration of the tenth (10th) Business Day following the date financial statements referred to in Sections 5.01(a) or (b), as applicable, are required to be delivered in respect of such fiscal period for which such Financial Covenant is being measured, if the Lead Borrower receives a Specified Equity Contribution, the Lead Borrower may apply the amount of the net cash proceeds thereof to increase EBITDA with respect to such fiscal quarter; provided that (i) in each period of four consecutive fiscal quarters, there shall be no more than two fiscal quarters in which a Specified Equity Contribution is made, (ii) no more than five Specified Equity Contributions shall be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Lead Borrower to be in pro forma compliance with Section 6.13 for any applicable period, (iv) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets, financial ratio based calculations or pricing or fees with respect to the covenants contained in this Agreement and the calculation of the Available Amount and (v) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 6.13 for the fiscal quarter in respect of when such Specified Equity Contribution is made (either directly through prepayment or indirectly as a result of the netting of unrestricted cash). Notwithstanding anything to the contrary herein, no Revolving Lender shall be required to fund any Revolving Loans or other advance, and no Issuing Bank shall be required to issue any Letter of Credit, at any time during the period beginning on the date the Lead Borrower notifies the Administrative Agent that it intends to make a Specified Equity Contribution and ending on the date the Specified Equity Contribution is made.

SECTION 7.03.             Application of Payments. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)       First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)       Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)       Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, obligations to reimburse LC Disbursements and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements, Secured Cash Management Agreements and Permitted Bi-Lateral Letter of Credit Facilities constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)       Fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon (including obligations to reimburse LC Disbursements and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Secured Hedge Agreements, Secured Cash Management Agreements and Permitted Bi-Lateral Letter of Credit Facilities constituting Secured Obligations and any interest accrued thereon; and

(e)       Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct;

provided that no amount received from any Foreign Loan Party or on account of any Foreign Collateral shall be applied pursuant to clauses (c) and (d) of this Section 7.03 to the extent such amounts do not constitute Obligations of the Foreign Subfacility. In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE VIII
The Administrative Agent and the Collateral Agent

SECTION 8.01.             The Administrative Agent and the Collateral Agent. Each of the Lenders (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each of the Issuing Banks (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and the Permitted Bi-Lateral Letter of Credit Issuer hereby irrevocably appoints the Administrative Agent, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

In furtherance of the foregoing, each of the Lenders (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each of the Issuing Banks (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and the Permitted Bi-Lateral Letter of Credit Issuer hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any sub-agents appointed by the Collateral Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII as though the Collateral Agent (and any such sub-agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

The bank serving as Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent or Collateral Agent hereunder and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent or Collateral Agent hereunder.

The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent and Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their respective Subsidiaries that is communicated to or obtained by any bank serving as Administrative Agent or Collateral Agent or any of its Affiliates in any capacity. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent and Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or Collateral Agent by the Lead Borrower or a Lender, and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and Collateral Agent or (vi) the perfection or priority of any Lien securing the Secured Obligations or the value or the sufficiency of any Collateral.

The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)); provided, that no such sub-agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent and the Collateral Agent.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as applicable as provided in this paragraph, the Administrative Agent or Collateral Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Lead Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent (not to be unreasonably withheld or delayed) of the Lead Borrower (so long as no Event of Default shall have occurred and be continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable gives notice of its resignation, then the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above subject to the consent of the Lead Borrower as provided for above. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as applicable hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s or Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender authorizes the Collateral Agent to enter into the Security Documents and to take all action contemplated thereby. Each Lender agrees that no one (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Collateral Agent on behalf of the Secured Parties.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agents or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement and to enforce the guarantees thereof pursuant to the Guarantee Agreement.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent (and the Administrative Agent) to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, any Permitted First Lien Intercreditor Agreement and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral to the extent such incurrence of Indebtedness and accompanying Liens are permitted by this Agreement to be secured by Collateral (including the relative ranking thereof) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent and the Administrative Agent may rely exclusively on a certificate of a Financial Officer of the Lead Borrower as to whether any such Liens and Indebtedness are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent or the Administrative Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document, and the Administrative Agent and the Collateral Agent shall do so upon request of the Lead Borrower, pursuant to Section 9.14.

In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Lead Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent and any sub-agents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, and the Revolving Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case in its capacity as such (to the extent not reimbursed by a Borrower and without limiting the obligation of a Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Credit Exposure and, in the case of the indemnification of the Administrative Agent and the Collateral Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of LC Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, or such Issuing Bank or Swingline Lender, or the Collateral Agent, in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, or such Issuing Bank or Swingline Lender, or the Collateral Agent, under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s, Issuing Bank’s, Swingline Lender’s or the Collateral Agent’s gross negligence or willful misconduct. The failure of the Lender to reimburse the Administrative Agent, or any Issuing Bank, Swingline Lender or the Collateral Agent, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent, or such Issuing Bank, Swingline Lender or the Collateral Agent, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, or the Collateral Agent, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent, or such Issuing Bank or Swingline Lender, or the Collateral Agent, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this paragraph shall include any Swingline Lender and any Issuing Bank.

SECTION 8.02.             Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent and each Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX
Miscellaneous

SECTION 9.01.             Notices.

(a)       Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or using Electronic Systems (subject to clause (b) below), as follows:

(i)       if to the Borrowers, to each at Hill-Rom Holdings, Inc., 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, Attention: Joseph McGowan, Vice President, Tax and Treasurer (Facsimile No. (312) 819-7219, e-mail address: joseph.mcgowan@hillrom.com), with a copy to Hill-Rom Holdings, Inc., 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, Attention: Deborah Rasin, Senior Vice President and Chief Legal Officer (Facsimile No. (312) 819-7219, e-mail address: deborah.rasin@hillrom.com);

(ii)       if to the Administrative Agent, the Collateral Agent or the Swingline Lender, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Facsimile No. (312) 385-7055, e-mail address: Jpm.agency.servicing.1@jpmorgan.com) with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 9th Floor, Chicago, Illinois 60603, Attention of Erik Barragan (Facsimile No. (877) 221-4010), e-mail address: erik.barragan@jpmorgan.com;

(iii)       if to JPMorgan Chase Bank, N.A. as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of LC Agency Team (Facsimile No. (855) 609-9959), e-mail address: chicago.lc.agency.activity.team@jpmchase.com, or in the case of any other Issuing Bank, to it at the address and facsimile number specified from time to time by such Issuing Bank to the Lead Borrower and the Administrative Agent;

(iv)       if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)      Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or the Lead Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)      Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)      Electronic Systems.

(i)       The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)       Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent, the Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System except to the extent such damages are determined in a court of competent jurisdiction in a final and non-appealable judgment to arise from the willful misconduct, bad faith or gross negligence of any Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02.            Waivers; Amendments.

(a)       No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)       Except as provided in Sections 1.09, 2.14, 2.20, 2.23 and 2.25 or as otherwise expressly set forth in this Agreement on the Closing Date, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Lead Borrower, the Administrative Agent and the Required Lenders or by the Lead Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) extend or increase the Commitment of any Lender without the written consent of such Lender (but, in the case of an extension, not the Required Lenders) (it being understood that any amendment or waiver to any conditions precedent in Section 4.02 or the amendment or waiver with respect to a mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase in the Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement owed to any Lender or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender (but not, in the case of a reduction in the rate of interest thereon or fees payable hereunder, the Required Lenders) (it being understood that a change to the definition of “First Lien Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement owed to any Lender, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of each such Lender (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest), (iv) change Section 2.18(b), (d) or (g) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (it being understood that the transactions contemplated by Sections 1.09, 2.20, 2.23, 2.24 and 2.25 shall not be deemed to alter such pro rata sharing of payments), (v) change any of the provisions of this Section or the definition of “Required Lenders,” “Required Revolving

Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby, (vi) change Section 7.03 without the written consent of each Lender, (vii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations under the Guaranty Agreement or release the Lead Borrower, the Co-Borrower or any Additional Domestic Borrower from their respective Guarantees of Obligations without the written consent of each Lender or (viii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or Collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank, the Collateral Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank, the Collateral Agent or the Swingline Lender, as the case may be (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, the consent of the Required Revolving Lenders, the Administrative Agent and each Issuing Bank shall be required to amend the definition of Agreed Currencies.

(c)       Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of (i) the Required Lenders, the Administrative Agent and the Lead Borrower (x) to add one or more credit facilities (in addition to the Incremental Facility pursuant to an Incremental Facility Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Initial Term A Loans, any Incremental Facility and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required Revolving Lenders (if applicable) and Lenders and (ii) the Required Revolving Lenders, the Administrative Agent and the Lead Borrower to change the conditions to borrowing Revolving Loans (other than Swingline Loans).

(d)       If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Lead Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Lead Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Lead Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Lead Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.11, 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and corresponding assignment) invalid.

(e)       Notwithstanding anything to the contrary contained in this Section 9.02, (x)(i) if the Administrative Agent and the Lead Borrower shall have jointly identified an ambiguity, mistake, error, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Lead Borrower shall be permitted to amend such provision and (ii) the Administrative Agent and the Lead Borrower shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof, (y) any provision of this Agreement or any other Loan Document may be amended in the manner provided in Section 1.09 (including, for the avoidance of doubt, for the purpose of ensuring the enforceability of any local law pledge or security agreement with respect to any Foreign Collateral) and (z) the Administrative Agent and the Lead Borrower shall be permitted to amend any provision of the Guaranty Agreement and/or any Security Document without the consent of any other Person (other than, in the case of any Security Document, the Collateral Agent) to effect the granting, perfection, protection, expansion or enhancement of any Guarantee of the Secured Obligations or any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties. In addition, technical and conforming modifications to the Loan Documents may be made with the consent of the Lead Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary to integrate any Other Revolving Facility, Other Term Facilities, Other Revolving Commitments, Other Term Loans and Other Revolving Loans as may be necessary to establish such Other Revolving Facility, Other Term Facilities, Other Revolving Commitments, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Loans, Revolving Commitments, Term Loans or Revolving Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately.

SECTION 9.03.            Expenses; Indemnity; Damage Waiver.

(a)       The Domestic Borrowers shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent and each of their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and for all Joint Lead Arrangers in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender (including the fees, charges and disbursements of one primary counsel, and one additional local counsel in each applicable jurisdiction, for the Administrative Agent, the Collateral Agent, the Issuing Banks and all the Lenders, and one additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses for each group affected by such conflicts), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out of pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       Each Domestic Borrower shall, jointly and severally (and, with respect to any Foreign Subfacility only, each Foreign Borrower jointly and severally with each Domestic Borrower), indemnify the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel, and one additional local counsel in each applicable jurisdiction, for the Administrative Agent, the Collateral Agent, the Issuing Banks and all the Lenders, and one additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses for each group of Indemnitees affected by such conflicts) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Lead Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Lead Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Lead Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available for any losses, claims, damages, liabilities or related expenses of any Indemnitee (x) to the extent they are determined in a court of competent jurisdiction in a final and non-appealable judgment to arise from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of its Related Parties, (y) that arise from any material breach of this Agreement or any other Loan Document by such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment and (z) any dispute solely among Indemnitees not arising as a result of an act or omission by the Lead Borrower or any of its Subsidiaries, other than claims against the Lead Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender or the Collateral Agent in fulfilling such role under the Loan Documents.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)       To the extent that the Domestic Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and the Collateral Agent, and each Revolving Lender severally agrees to pay to any Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Domestic Borrowers’ failure to pay any such amount shall not relieve the Domestic Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d)       To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are determined in a court of competent jurisdiction in a final and non-appealable judgment to arise from the willful misconduct, bad faith or gross negligence of any Indemnitee or any of its Related Parties. To the extent permitted by applicable law, no party hereto shall assert, or permit its Affiliates or Related Parties to assert, and each such party hereby waives, any claim against any Indemnitee or any other party hereto or any of its Related Parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrowers set forth in this Section in the case of a claim by any third party that is not an Affiliate of the Indemnitee seeking indemnification or reimbursement.

(e)       All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04.            Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution and Disqualified Institutions (so long as the list of Disqualified Institutions has been made available to all Lenders and potential assignees) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)       the Lead Borrower (provided that the Lead Borrower shall be deemed to have consented to any such assignment unless the Lead Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a) or (e) has occurred and is continuing, any other assignee;

(B)       the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)       each Issuing Bank and each Swingline Lender; provided that no such consent shall be required for an assignment of all or any portion of a Term Loan and Term Loan Commitment.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Commitments or less than $1,000,000 in the case of Term Loans, in each case unless each of the Lead Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Lead Borrower shall be required if an Event of Default has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 to the Administrative Agent, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Lead Borrower and its Affiliates and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrowers, any of their Subsidiaries or any of their Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)       Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution and a Disqualified Institution (so long as the list of Disqualified Institutions has been made available to all Lenders), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(d)       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)       It is understood and agreed that the Administrative Agent shall have no duty or responsibility for monitoring or enforcing the prohibitions on assignments to Ineligible Institutions or Disqualified Institutions.

SECTION 9.05.       Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date (other than with respect to any obligations under Secured Cash Management Agreements, Secured Hedge Agreements or Permitted Bi-Lateral Letter of Credit Facility). The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.            Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Collateral Agent and when the Administrative Agent and the Collateral Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07.            Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Guarantor against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the relevant Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Lead Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.            Governing Law; Jurisdiction; Consent to Service of Process.

(a)       This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)       Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)       Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.            Headings . Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.            Confidentiality . Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such Information in connection with this Agreement or the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over such Person, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person agrees, except with respect to an audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Lead Borrower promptly thereof prior to the disclosure thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations (it being understood that the list of Disqualified Institutions may be disclosed to any assignee of a Participant, or potential assignee or Participant), (g) with the prior written consent of the Lead Borrower, (h) on a confidential basis to any rating agency in connection with the rating of the Borrowers or their obligations, (i) on a confidential basis to the CUSIP Service Bureau or any similar organization, (j) subject to an agreement containing provisions substantially the same as those of this Section, to any direct or indirect contractual party (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor or (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers; provided that under no circumstances shall any Information (other than the list of Disqualified Institutions) be disclosed to any Disqualified Institution (to the extent such list is made available to all Lenders). For the purposes of this Section, “Information” means all information received from or on behalf of the Borrowers relating to the Borrowers or any of their Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Lead Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Lead Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LEAD BORROWER AND ITS RELATED PARTIES OR ITS RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LEAD BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LEAD BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LEAD BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.            USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14.            Releases of Liens and Guarantees.

(a)       The Lenders, the Issuing Banks, the Swingline Lenders, and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released in full upon the Termination Date as set forth in Section 9.14(d) below and (2) be automatically released with respect to any particular asset, (i) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (ii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), (iii) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guaranty Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease and to the extent such Loan Party no longer has any right, title or interest in such property (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (v) to the extent and for so long as such property constitutes Excluded Property or (vi) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof pursuant to Section 6.05(o) by any Loan Party to a Receivables Entity of such Permitted Receivables Facility Assets pursuant to a Qualified Receivables Facility (and, in each case, the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry).  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.  Notwithstanding the foregoing, with respect to any Lien that may be released pursuant to this Section 9.14, the Lead Borrower may elect in its sole discretion to subordinate such Lien rather than release such Lien.

(b)       In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Lead Borrower to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that any such release, in the case of any Guarantor becoming an Excluded Subsidiary by reason of it becoming a non-wholly-owned Subsidiary, shall only be permitted if, at the time such Guarantor becomes an Excluded Subsidiary, after giving pro forma effect to such release and the consummation of the transaction that causes such Person to become an Excluded Subsidiary, the Lead Borrower would have been able to have made a new Investment in such Person pursuant to Section 6.08 at such time as if such Person were then newly acquired in an amount equal to the fair market value of the Equity Interests in such Person held by the Lead Borrower, or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.02).

(c)       The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.14, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Lead Borrower and at the Lead Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to any liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Lead Borrower or any Subsidiary in respect of) all interests retained by the Lead Borrower or any Subsidiary (other than Excluded Property), including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.14(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)       Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Lead Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements, (ii) obligations in respect of any Permitted Bi-Lateral Letter of Credit Facility and (iii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.14(d).

(e)       Obligations of the Lead Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) or obligations in respect of any Permitted Bi-Lateral Letter of Credit Facility shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement, Secured Cash Management Agreement or Permitted Bi-Lateral Letter of Credit Facility. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements, any Secured Cash Management Agreements or Permitted Bi-Lateral Letter of Credit Facilities.

SECTION 9.15.             Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.             No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17.             Platform; Borrower Materials. The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers and their Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Lead Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Lead Borrower shall be deemed to have authorized the Administrative Agent, the

Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Lead Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.12, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE JOINT LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OF ITS RELATED PARTIES OR ANY JOINT LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

SECTION 9.18.             Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)              the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.19.             Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       As used in this Section 9.24, the following terms shall have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)                a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)              a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)             a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.20.             Joint and Several Liability of Domestic Borrowers.

(a)       Joint and Several Liability. In consideration of the establishment of any Commitments and the making of the Loans and issuance of the Letters of Credit under this Agreement, and of the benefits to the Lead Borrower, the Co-Borrower, any Additional Domestic Borrower and any Foreign Borrower that are anticipated to result therefrom, the Lead Borrower, the Co-Borrower and each Additional Domestic Borrower agree that, notwithstanding any other provision contained herein or in any other Loan Document, the Lead Borrower, the Co-Borrower and each Additional Domestic Borrower shall be fully liable for all of the Obligations, both severally and jointly, regardless of whether any such Borrower actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder. Accordingly, the Lead Borrower, the Co-Borrower and each Additional Domestic Borrower irrevocably agree with each Lender and the Administrative Agent and their respective successors and assigns that they will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof. The Lead Borrower, the Co-Borrower and each Additional Domestic Borrower hereby further agree that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then they will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)       Obligations Unconditional. The obligations of the Lead Borrower, the Co-Borrower and each Additional Domestic Borrower under paragraph (a) above are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.20 that the joint and several obligations of the Lead Borrower, the Co-Borrower and each Additional Domestic Borrower hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of the Lead Borrower, the Co-Borrower and each Additional Domestic Borrower, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)               at any time or from time to time, without notice to the Borrowers, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)               any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)              the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)              any Lien or security interest granted to, or in favor of, any Issuing Bank or any Lender or the Administrative Agent as security for any of the Obligations shall fail to be perfected.

(c)       Certain Waivers. The Lead Borrower, the Co-Borrower and each Additional Domestic Borrower hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, any defenses it may now or hereafter acquire in any way relating to any law, regulation, decree or order of any jurisdiction, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against either it or any other Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.

(d)       Reinstatement. The obligations of the Domestic Borrowers under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Lead Borrower, the Co-Borrower, any Additional Domestic Borrower and any Foreign Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e)       Remedies. The Domestic Borrowers agree that, as among them, in their capacity as co-obligors with joint and several liability, the obligations of any of them under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of paragraph (a) above notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against any of them and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any of them) shall forthwith become due and payable by the others, in their capacities as obligor or co-obligor, as applicable, for purposes of such paragraph (a).

(f)       Continuing Obligation. Each of the agreements of the Lead Borrower, the Co-Borrower and each Additional Domestic Borrower in this Section is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.

(g)       Notices, Elections, Approvals, etc. Notwithstanding anything to the contrary set forth in this Agreement or other Loan Documents, the Co-Borrower, each Additional Domestic Borrower and each Foreign Borrower hereby agrees that any and all notices, elections, requests, decisions, approval rights and similar discretionary activities under the Loan Documents may be taken by the Lead Borrower on behalf of itself and/or the Co-Borrower, any Additional Domestic Borrower or any Foreign Borrower.

(h)       Standstill. Upon payment by the Domestic Borrowers of any sums as provided under paragraph (a) above (or under any other provision of this Agreement or any other Loan Document), all rights, if any, of the Domestic Borrowers against the other or any other Loan Party arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the payment in full in cash of all of the Obligations.

SECTION 9.21.             Limitation on Foreign Loan Party Obligations. Notwithstanding anything to the contrary herein, no provision of this Agreement or any other Loan Document shall render any Foreign Loan Party liable for the Obligations of any Domestic Loan Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

HILL-ROM HOLDINGS, INC., as the Lead Borrower

By:	/s/ Barbara W. Bodem
Name: Barbara W. Bodem
Title: Senior Vice President and Chief Financial
Officer

WELCH ALLYN, INC., as the Co-Borrower

By:	/s/ Barbara W. Bodem
Name: Barbara W. Bodem
Title: Senior Vice President and Chief Financial
Officer

[Signature Page to Hill-Rom Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Erik Barragan
Name: Erik Barragan
Title: Authorized Officer

[Signature Page to Hill-Rom Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Term Lender, as a Revolving Lender, as the Swingline Lender and as an Issuing Bank

By:	/s/ Erik Barragan
Name: Erik Barragan
Title: Authorized Officer

[Signature Page to Hill-Rom Credit Agreement]

Bank of America, N.A., as a Term Lender and, a Revolving Lender and an Issuing Bank

By:	/s/ Heath B. Lipson
Name: Heath B. Lipson
Title: Senior Vice President

[Signature Page to Hill-Rom Credit Agreement]

CITIZENS BANK, N.A., as a Term Lender, a Revolving Lender and an Issuing Bank

By:	/s/ Martin Rohan
Name: Martin Rohan
Title: Vice President

[Signature Page to Hill-Rom Credit Agreement]

PNC BANK N.A., as a Term Lender and a Revolving Lender and an Issuing Bank

By:	/s/ Jill Manchir
Name: Jill Manchir
Title: Vice President

[Signature Page to Hill-Rom Credit Agreement]

Wells Fargo Bank, National Association, as a Term Lender, a Revolving Lender and as an Issuing Bank

By:	/s/ Sara Barton
Name: Sara Barton
Title: Vice President

[Signature Page to Hill-Rom Credit Agreement]

MUFG Bank, Ltd., as a Term Lender, a Revolving Lender and an Issuing Bank

By:	/s/ Kevin Wood
Name: Kevin Wood
Title: Director

[Signature Page to Hill-Rom Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Term Lender and a Revolving Lender

By:	/s/ Michael Grad
Name: Michael Grad
Title: Director

[Signature Page to Hill-Rom Credit Agreement]

FIFTH THIRD BANK, as a Term Lender and a Revolving Lender

By:	/s/ Ned Sher
Name: Nathaniel E. (Ned) Sher
Title: Senior Vice President

[Signature Page to Hill-Rom Credit Agreement]

GOLDMAN SACHS BANK USA, as a Term Lender, and a Revolving Lender

By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

[Signature Page to Hill-Rom Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Term Lender

By:	/s/ Annie Car
Name: Annie Carr
Title: Authorized Signatory

[Signature Page to Hill-Rom Credit Agreement]

TD BANK, N.A., as a Term Lender and a Revolving Lender

By:	/s/ Shreya Shah
Name: Shreya Shah
Title: Senior Vice President

[Signature Page to Hill-Rom Credit Agreement]

Capital One, National Association, as a Term Lender and Revolving Lender

By:	/s/ David M. Anderson
Name: David M. Anderson
Title: Managing Director

[Signature Page to Hill-Rom Credit Agreement]

Citibank N.A., as a Revolving Lender

By:	/s/ Patricia A. Guerra
Name: Patricia A. Guerra
Title: Vice President (Managing Director)

[Signature Page to Hill-Rom Credit Agreement]

BMO Harris Bank N.A., as a Term Lender and Revolving Lender

By:	/s/ Betsy Phillips
Name: Betsy Phillips
Title: Director

[Signature Page to Hill-Rom Credit Agreement]